Exhibit 10.1

Execution Version

AMENDMENT NO. 4 TO TERM LOAN CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO TERM LOAN CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of June 16, 2020, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum” and together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO” and, together with each Person joined to the Credit Agreement as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor”; the Guarantors, together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), U.S. Bank National Association (“U.S. Bank”), in its capacity as disbursing agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”), and the Lenders (as defined below) party hereto.

RECITALS

A.    The Agent, the Borrowers, the Guarantors, and the financial institutions party thereto from time to time as lenders (collectively, the “Lenders” and each a “Lender”) are parties to that certain Term Loan Credit and Security Agreement, dated as of December 27, 2018 (as the same may have been amended, modified, supplemented, renewed, restated or replaced from time to time prior to this Amendment, the “Credit Agreement” and the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), pursuant to which the Lenders have made certain loans to the Borrowers.

B.    (1) The Loan Parties (i) failed to deliver quarterly financial statements with respect to the fiscal quarter ended March 31, 2020 and a Compliance Certificate together with such quarterly financial statements, in each case, on or prior to May 15, 2020 as required by Section 9.8 of the Credit Agreement, which failure constitutes an Event of Default under Section 10.3 of the Credit Agreement and (ii) failed to provide notice to Agent and Lenders of the occurrence of the Events of Default described in clause (1)(i) above as required under Section 9.5(a) of the Credit Agreement, which failure constitutes an Event of Default under Section 10.4(a) of the Credit Agreement (the Events of Default described in this clause (1), collectively, the “Term Loan Defaults”), (2) the Loan Parties (i) failed to deliver quarterly financial statements with respect to the fiscal quarter ended March 31, 2020 and a Compliance Certificate together with such quarterly financial statements, in each case, on or prior May 15, 2020 as required by Section 9.8 of the Revolving Loan Agreement, which failure constitutes an event of default under Section 10.3 of the Revolving Loan Agreement and (ii) failed to provide notice to Revolving Agent of the occurrence of the events of default described in clause (2)(i) above as required under Section 9.5(a) of the Revolving Loan Agreement, which failure constitutes an event of default under Section 10.5(a) of the Revolving Loan Agreement (the events of default described in this clause (2), collectively, the “Revolving Loan Defaults”), (3) (x) the Term Loan Defaults constitute events of default under Section 10.11 of the Revolving Loan Agreement, which events of default constitute Events of Default under Section 10.8 of the Credit Agreement, and (y) the Revolving Loan Defaults constitute events of default under Section 10.11 of the Revolving Loan Agreement, which events of default constitute Events of Default under Section 10.8 of the Credit Agreement (the foregoing clauses (x) and (y) collectively, the “Cross Defaults”) and (5) the Loan Parties failed to provide notice to Agent and Lenders of the occurrence of the Cross Defaults under Section 9.5(a) of the Credit Agreement, which failure constitutes an Event of Default under Section 10.4(a) of the Credit Agreement (the Events of Default described in this clause (5), together with the Term Loan Defaults, the Revolving Loan Defaults and the Cross Defaults, collectively, the “Existing Defaults”).

C.    The Loan Parties have requested that the undersigned Lenders (which, for the avoidance of doubt, constitute all affected Lenders for purposes of Section 16.2 of the Credit Agreement) (i) waive the Existing Defaults, (ii) advance an additional $20,000,000 term loan and (iii) amend the Credit Agreement as set forth herein, and the Lenders have agreed to advance the additional term loan and amend the Credit Agreement, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Amended Credit Agreement.

2.Waiver. Subject to the satisfaction of the conditions to effectiveness set forth in Section 4 below, as of the Fourth Amendment Effective Date, the Lenders hereby waive the Existing Defaults.

3.Amendments. In reliance upon the representations and warranties set forth in Section 6 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 4 below, as of the Fourth Amendment Effective Date:

(a)The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: single underlined text) as set forth in the pages of the amended Credit Agreement attached as Annex A hereto; and

(b)Exhibits 1.2 and 3.2 to the Credit Agreement are each hereby amended and restated in their entirety as set forth on Annex B hereto.

(c)Schedules 1.1, 4.4, 4.8(j), 5.2(a), 5.2(b), 5.4, 5.8(b), 5.8(e), 5.9, 5.10, 5.13, 5.18, 5.19, 5.20 and 5.21 to the Credit Agreement are each hereby amended and restated in their entirety as set forth on Annex C hereto.

4.Conditions Precedent. This Amendment shall become effective on the date upon which each of the following conditions is satisfied (such date, the “Fourth Amendment Effective Date”), and the obligations of the Lenders party hereto to advance the Term Loans to be made on the Fourth Amendment Effective Date pursuant to Section 2.1(a)(ii) of the Amended Credit Agreement (the “Fourth Amendment Term Loans”) are subject to the each of the following conditions being satisfied:

(a)Executed Documents. (i) Agent and Lenders shall have received this Amendment, duly authorized, executed and delivered by the Loan Parties, Agent and Lender, (ii) each Lender shall have received a Note, in form and substance satisfactory to such Lender, duly authorized, executed and delivered by Borrowers in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date, and (iii) Agent and Lenders shall have received (A) that certain Swiss Security Confirmation Agreement, in form and substance satisfactory to Agent and the Lenders, duly authorized, executed and delivered by Quantum and Agent (the “Swiss Confirmation”) and (B) that certain Supplement to Intellectual Property Security Agreement, duly authorized, executed and delivered by the Loan Parties and Agent (the “IP Supplement”);

(b)Intercreditor Agreement. Agent and Lenders shall have received, in form and substance reasonably satisfactory to Agent and Lenders, an amendment to the Intercreditor Agreement, duly authorized, executed and delivered by Revolving Loan Agent and Agent and acknowledged by the Loan Parties (it being understood and agreed that the First Amendment to Intercreditor Agreement, among the Agent and the Revolving Agent and acknowledged by the Loan Parties, in the form attached hereto as Annex E is satisfactory to Agent and Lenders);

(c)Financial Condition Certificate. Lenders shall have received an executed Financial Condition Certificate in the form of Annex D hereto;

(d)Closing Certificate. Agent and Lenders shall have received a closing certificate signed by the Chief Financial Officer of Borrowing Agent dated as of the Fourth Amendment Effective Date, stating that (i) after giving effect to this Amendment, all representations and warranties set forth in Section 6 below are true and correct in all material respects on and as of such date; provided that any representation and warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects, (ii) on such date no Default or Event of Default has occurred and is continuing or would result from the making of the Fourth Amendment Term Loans and (iii) the conditions set forth in Sections 4(e) and 4(o) have been satisfied;

(e)Liquidity. After giving effect to the Fourth Amendment Term Loans, Liquidity shall be at least $15,000,000;

(f)Amendment to Revolving Loan Agreement. Lenders shall have received a true, correct and complete copy of an amendment to the Revolving Loan Agreement, which shall be in form and substance reasonably satisfactory to Lenders, duly authorized, executed and delivered by the parties thereto and in effect on the Fourth Amendment Effective Date (it being understood and agreed that the Third Amendment to Amended and Restated Revolving Credit and Security Agreement, among the Borrowers, Revolving Loan Agent and the Revolving Loan Lenders attached hereto as Annex F is satisfactory to Lenders);

(g)Filings, Registrations and Recordings. Agent and Lenders shall have received each document (including any Uniform Commercial Code financing statement and Uniform Commercial Code termination statement) required by the Amended Credit Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent or Lenders to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral, and each such document shall have been properly filed, registered or recorded (or arrangements reasonably satisfactory to Required Lenders for such filing, registration or recording shall have been made) in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;

(h)Secretary’s Certificates, Authorizing Resolutions and Good Standing Certificates. Agent and Lenders shall have received, in form and substance reasonably satisfactory to Lenders, a certificate of the Secretary or Assistant Secretary (or other equivalent officer or manager) of each Loan Party dated as of the Fourth Amendment Effective Date which shall certify (i) copies of resolutions, in form and substance reasonably satisfactory to Lenders, of the board of directors (or other equivalent governing body or member) of such Loan Party authorizing (x) the execution, delivery and performance of this Amendment and any Other Document to which such Loan Party is a party (including authorization of the incurrence of Indebtedness and the borrowing of the Fourth Amendment Term Loans), and (y) consummation of the transactions contemplated to be entered into in connection with this Amendment (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) either (x) the incumbency and signature of the officers of such Loan Party authorized to execute this Amendment and the Other Documents or (y) no change in the incumbency and signature of the officers of such Loan Party since the date of the incumbency certificate most recently delivered to the Agent and Lenders prior to the Fourth Amendment Effective Date, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Fourth Amendment Effective Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(i)Legal Opinion. Agent and Lenders shall have received, in form and substance reasonably satisfactory to Agent and Lenders, the executed legal opinion of counsel to the Loan Parties which shall cover such matters incident to the transactions contemplated by this Amendment as Agent and Lenders may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to Agent and Lenders;

(j)No Litigation. Other than in connection with the SEC Inquiry, (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Amendment, the Other Documents, or any of the transactions contemplated by this Amendment and which, in the reasonable opinion of the Required Lenders, is deemed material or (B) which could, in the reasonable opinion of the Required Lenders, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Amendment shall have been issued by any Governmental Body;

(k)Fees and Expenses. Agent and Lenders shall have received all fees and other amounts due and payable on or prior to the Fourth Amendment Effective Date, including, to the extent invoiced at least one Business Day prior to the Fourth Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid under this Amendment or any Other Document;

(l)Pro Forma Financial Statements. Lenders shall have received the unaudited pro forma consolidated balance sheet of Quantum and its Subsidiaries for the fiscal year ended March 31, 2020, after giving pro forma effect to the Amendment, any borrowings occurring under the Amended Credit Agreement as of the Fourth Amendment Effective Date and the other Fourth Amendment Transactions as if they had occurred on such date;

(m)Payment Instructions. Agent and Lenders shall have received written instructions from Borrowing Agent directing the application of proceeds of the Term Loan made on the Fourth Amendment Effective Date;

(n)Consents. Each Loan Party shall have obtained all Consents that are necessary in connection with the financing contemplated by this Amendment and the Other Documents, and each of the foregoing shall be in full force and effect;

(o)No Material Adverse Change. (i) Since March 31, 2019, other than in connection with the SEC Inquiry, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no written representations made or written information (taken as a whole, but excluding any projections, forward-looking information or information of a general industry nature) supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(p)Notice of Borrowing.    Agent shall have received an executed Notice of Borrowing;

(q)Bank Regulatory Information.

(i)Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that was requested at least five Business Days prior to the Fourth Amendment Effective Date;
(ii)At least five Business Days prior to the Fourth Amendment Effective Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification to Agent and Lenders;
(r)Searches. Lenders shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Fourth Amendment Effective Date to evidence or perfect Liens on any assets of the Loan Parties), and such search shall reveal no Liens or judgments on any of the assets of the Loan Parties, except for Permitted Encumbrances; and

(s)Warrants. Lenders and/or their Affiliates shall have received 3,400,000 warrants issued by Quantum in form and substance satisfactory to the Lenders at the agreed purchase price (the “Fourth Amendment Warrants”).

5.Costs, Expenses and Taxes. Each Loan Party, jointly and severally, agrees to pay on demand all costs and expenses of the Lenders incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders with respect thereto).

6.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Amended Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate or company powers, as applicable, (ii) have been duly authorized by all necessary corporate or company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Revolving Loan Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect or (y) any immaterial Consents of any Governmental Body, all of which will have been duly obtained, made or complied with prior to the date hereof and which are in full force and effect, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Revolving Loan Documents;

(e)each of the representations and warranties made by any Loan Party in or pursuant to the Amended Credit Agreement and the Other Documents is true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects;

(f)as of the date hereof, such Loan Party has no defenses, setoffs, rights of recoupment, counterclaims or claims of any nature whatsoever with respect to the Amended Credit Agreement, the Other Documents or the Obligations due thereunder, and to the extent any such defenses, setoffs, rights of recoupment, counterclaims or claims may exist on or prior to the date hereof, the same are hereby expressly waived, released and discharged; and

(g)after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

7.Reaffirmation.

(a)By its execution hereof, each Loan Party expressly (i) acknowledges and agrees to the terms and conditions of this Amendment, (ii) reaffirms all of its respective covenants and other obligations set forth in the Amended Credit Agreement and the Other Documents to which it is a party, (iii) acknowledges that the Fourth Amendment Term Loans constitute Obligations under the Amended Credit Agreement, and (iv) acknowledges that its respective covenants and other obligations set forth in the Amended Credit Agreement and the Other Documents to which it is a party remain in full force and effect; and

(b)Each Loan Party hereby ratifies and reaffirms (i) all of its payment and performance obligations, contingent or otherwise, under the Amended Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Amended Credit Agreement and each of the Other Documents to which it is a party.

8.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

9.Reference to Credit Agreement. Each of the Credit Agreement and the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as modified hereby, are hereby amended so that any reference therein to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as modified hereby. This Amendment shall constitute an Other Document under the Amended Credit Agreement.

10.Effect of this Amendment. This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any rights, claims or remedies that the Agent or any Lender may have under the Amended Credit Agreement or under any Other Document (except as expressly set forth herein) or under applicable law, and shall not be considered to create a course of dealing or to otherwise obligate, in any respect, the Agent or any Lender to grant any waivers under the same or similar or other circumstances in the future. To the extent that any provision of the Amended Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

11.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

12.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent or the Required Lenders to effectuate the provisions and purposes of this Amendment.

13.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

14.Entire Understanding. This Amendment and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.

15.Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.Captions. The captions at various places in this Amendment are intended for convenience only and do not constitute and shall not be interpreted as part of this Amendment.

17.Jury Waiver. EACH PARTY TO THIS AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AMENDMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AMENDMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18.Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party hereby, for itself and its successors and permitted assigns, fully and without reserve, releases and forever discharges each of the Agent and the Lenders, and their respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents, advisors (including attorneys, accountants and experts) and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (including, without limitation, any offsets, reductions, rebatement, claims of usury or claims with respect to the negligence of any Released Party), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Fourth Amendment Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Amendment, the Amended Credit Agreement, any Other Document or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). Each Loan Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters.

19.Lender Direction; Ratification. By its execution and delivery of its signature page hereto, each of the undersigned Lenders, together constituting Lenders having Loans and unused Commitments representing 100% of the sum of all Loans outstanding and unused Commitments, (a) is authorizing and directing (i) Agent to execute this Amendment, the Swiss Confirmation in the form attached hereto as Annex G and the IP Supplement in the form attached hereto as Annex H, (ii) Agent to execute that certain First Amendment to Intercreditor Agreement dated as of the date hereof, among the Agent and the Revolving Agent and acknowledged by the Loan Parties, in the form attached hereto as Annex E, and (iii) Agent to consent to that certain Third Amendment to Amended and Restated

Revolving Credit and Security Agreement executed by the Loan Parties, the lenders signatory thereto and the Revolving Agent, attached hereto as Annex F and (b) hereby ratifies Amendment No. 1 to Term Loan Credit and Security Agreement dated as of March 30, 2020, Amendment No. 2 to Term Loan Credit and Security Agreement dated as of March 31, 2020 and Amendment No. 3 to Term Loan Credit and Security Agreement dated as of April 13, 2020.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

LOAN PARTIES:	QUANTUM CORPORATION, as Borrower By: /s/ J. Michael Dodson Name:J. Michael Dodson Title:Chief Financial Officer
QUANTUM LTO HOLDINGS, LLC, as Guarantor By: /s/ J. Michael Dodson Name:J. Michael Dodson Title:Chief Financial Officer

AGENT: U.S. BANK NATIONAL ASSOCIATION, solely in its capacity as Agent and not in its individual capacity By: /s/ Crystal Crudup-Burt Name: Crystal Crudup-Burt Title: Vice President

\\LA - 048009/000014 - 2059819 v~~1~~6

\\LA - 048009/000014 - 2059819 v~~1~~6
Final Version
Annex A - Conformed Credit Agreement ~~(through Amendment No. 3)~~

\\LA - 048009/000014 - 2059819 v~~1~~6

TERM LOAN CREDIT
AND
SECURITY AGREEMENT
U.S. BANK NATIONAL ASSOCIATION
(AS AGENT)
THE LENDERS PARTY HERETO
(AS LENDERS)
WITH
QUANTUM CORPORATION
(AS BORROWER)

December 27, 2018,
as amended by Amendment No. 1 dated as of March 30, 2020,
as further amended by Amendment No. 2 dated as of March 31, 2020, as further amended by Amendment No. 3 dated as of April 13, 2020, as further amended by Amendment No. 4 dated as of June 16, 2020

-viii-

\\LA - 048009/000014 - 2059819 v~~1~~6

-i-

\\LA - 048009/000014 - 2059819 v~~1~~6

TABLE OF CONTENTS
Page
I    DEFINITIONS.    1

1.1	Accounting Terms 1

1.2	General Terms 2

1.3	Uniform Commercial Code Terms ~~51~~55

1.4	Certain Matters of Construction ~~51~~55

1.5	Divisions 56
II    LOANS, PAYMENTS.    ~~52~~56

2.1	Term Loan. ~~52~~56

2.2	General Provisions Regarding Payment; Register. ~~56~~61

2.3	Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments. ~~57~~62

2.4	Use of Proceeds. ~~59~~64
III    INTEREST AND FEES.    ~~60~~65

3.1	Interest. ~~60~~65

3.2	LIBOR Provisions. ~~61~~66

3.3	~~Fee Letter 62~~Fees 67

3.4	Maximum Charges ~~62~~67

3.5	Increased Costs ~~62~~68

3.6	~~Basis for Determining~~Inability to Determine Interest Rate ~~Inadequate or Unfair 63~~; Effect of Benchmark Transition Event 69

3.7	Capital Adequacy. ~~64~~71

3.8	Taxes. ~~65~~72

3.9	Replacement of Lenders ~~68~~75

3.10	Designation of a Different Lending Office ~~69~~76
IV    COLLATERAL: GENERAL TERMS    ~~69~~76

4.1	Security Interest in the Collateral ~~69~~76

4.2	Perfection of Security Interest ~~70~~76

4.3	Preservation of Collateral ~~70~~77

4.4	Ownership and Location of Collateral. ~~71~~77

4.5	Defense of Agent’s and Lenders’ Interests ~~71~~78

4.6	Inspection of Premises ~~72~~79

4.7	Appraisals ~~72~~79

4.8	Receivables; Deposit Accounts and Securities Accounts. ~~73~~79

4.9	Inventory ~~76~~83

4.10	Maintenance of Equipment ~~76~~83

4.11	Exculpation of Liability ~~76~~83

4.12	Financing Statements ~~77~~83

4.13	Investment Property Collateral. ~~77~~84

4.14	Provisions Regarding Certain Investment Property Collateral ~~77~~84
V    REPRESENTATIONS AND WARRANTIES.    ~~78~~85

5.1	Authority ~~78~~85

5.2	Formation and Qualification. ~~79~~85

5.3	Survival of Representations and Warranties ~~79~~86

5.4	Tax Returns ~~79~~86

5.5	Financial Statements. ~~79~~86

5.6	Entity Names ~~80~~87

5.7	O.S.H.A.; Environmental Compliance; Flood Insurance. ~~81~~88

5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance. ~~82~~89

5.9	Intellectual Property ~~83~~90

5.10	Licenses and Permits ~~84~~91

5.11	No Default ~~84~~91

5.12	No Burdensome Restrictions ~~84~~91

5.13	No Labor Disputes ~~84~~91

5.14	Margin Regulations ~~84~~91

5.15	Investment Company Act ~~85~~92

5.16	Swaps ~~85~~92

5.17	Business and Property of the Loan Parties ~~85~~92

5.18	Equity Interests ~~85~~92

5.19	Commercial Tort Claims ~~85~~92

5.20	Letter of Credit Rights ~~85~~92

5.21	Material Contracts ~~85~~92

5.22	Investment Property Collateral ~~86~~93

5.23	Revolving Loan Documents ~~86~~93

5.24	Disclosure ~~86~~93
VI    AFFIRMATIVE COVENANTS.    ~~86~~93

6.1	Compliance with Laws ~~86~~93

6.2	Conduct of Business and Maintenance of Existence and Assets ~~87~~94

6.3	Books and Records ~~87~~94

6.4	Payment of Taxes ~~87~~94

6.5	Financial Covenants. ~~87~~94

6.6	Insurance. ~~89~~97

6.7	Payment of Indebtedness and Leasehold Obligations ~~90~~98

6.8	Environmental Matters. ~~90~~98

6.9	Standards of Financial Statements ~~91~~99

6.10	Federal Securities Laws ~~92~~100

6.11	Execution of Supplemental Instruments ~~92~~100

6.12	Government Receivables ~~92~~100

6.13	Post-Closing Covenants ~~92~~100

6.14	Board Observation Rights ~~94~~102

6.15	LTO Program ~~94~~102
VII    NEGATIVE COVENANTS.    ~~95~~103

7.1	Merger, Consolidation, Acquisition and Sale of Assets. ~~95~~103

7.2	Creation of Liens ~~96~~104

7.3	Guarantees ~~96~~104

7.4	Investments ~~96~~104

7.5	Loans ~~96~~104

7.6	Capital Expenditures ~~97~~105

7.7	Restricted Payments ~~97~~105

7.8	Indebtedness ~~98~~106

7.9	Nature of Business ~~98~~106

7.10	Transactions with Affiliates ~~98~~106

7.11	Subsidiaries. ~~99~~107

7.12	Fiscal Year and Accounting Changes ~~99~~107

7.13	Amendment of Organizational Documents ~~100~~108

7.14	Compliance with ERISA ~~100~~108

7.15	Prepayment of Indebtedness ~~101~~109

7.16	Amendments to Certain Documents ~~101~~109

7.17	LTO Subsidiary as a Special Purpose Vehicle ~~101~~110
VIII    CONDITIONS PRECEDENT.    ~~102~~110

8.1	Conditions to Initial Loans ~~102~~110
IX    INFORMATION AS TO BORROWERS.    ~~106~~114

9.1	Lender Calls ~~106~~114

9.2	Reports ~~106~~114

9.3	Environmental Reports. ~~107~~115

9.4	Litigation ~~108~~116

9.5	Material Occurrences ~~108~~116

9.6	Government Receivables ~~109~~117

9.7	Annual Financial Statements ~~109~~117

9.8	Quarterly Financial Statements ~~109~~117

9.9	Monthly Financial Statements ~~110~~118

9.10	Other Reports ~~110~~118

9.11	Additional Information ~~110~~118

9.12	Projected Operating Budget ~~111~~119

9.13	Variances From Operating Budget ~~111~~119

9.14	SEC Inquiry ~~111~~119

9.15	ERISA Notices and Requests ~~111~~119

9.16	Additional Documents ~~112~~120

9.17	Updated Information ~~112~~120
X    EVENTS OF DEFAULT.    ~~112~~121

10.1	Nonpayment ~~113~~121

10.2	Breach of Representation ~~113~~121

10.3	Financial Information ~~113~~121

10.4	Noncompliance ~~113~~121

10.5	Judgments ~~114~~122

10.6	Bankruptcy ~~114~~122

10.7	Lien Priority ~~114~~122

10.8	Cross Default ~~114~~122

10.9	Termination or Limitation of Guaranty, Guarantor Security Agreement or Pledge Agreement ~~115~~123

10.10	[Reserved] ~~115~~123

10.11	Invalidity ~~115~~123

10.12	SEC Inquiry ~~115~~123

10.13	Pension Plans ~~115~~123

10.14	Indictment ~~115~~123
XI    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.    ~~115~~123

11.1	Rights and Remedies. ~~115~~123

11.2	Agent’s Discretion ~~118~~126

11.3	Setoff ~~118~~126

11.4	Rights and Remedies not Exclusive ~~118~~126

11.5	Allocation of Payments After Event of Default ~~118~~126
XII    WAIVERS AND JUDICIAL PROCEEDINGS.    ~~119~~127

12.1	Waiver of Notice ~~119~~127

12.2	Delay ~~119~~127

12.3	Jury Waiver ~~119~~127
XIII    EFFECTIVE DATE AND TERMINATION.    ~~120~~128

13.1	Term ~~120~~128

13.2	Termination ~~120~~128
XIV    REGARDING AGENT.    ~~120~~128

14.1	Appointment and Authority ~~120~~128

14.2	Rights as a Lender ~~121~~129

14.3	Exculpatory Provisions ~~121~~130

14.4	Reliance by Agent ~~124~~133

14.5	Delegation of Duties ~~125~~134

14.6	Resignation of Agent ~~125~~134

14.7	Non-Reliance on Agent and Other Lenders ~~126~~135

14.8	No Other Duties, Etc ~~127~~135

14.9	Agent May File Proofs of Claim ~~127~~135

14.10	Collateral and Guaranty Matters ~~127~~136

14.11	Withholding Tax ~~130~~138

14.12	No Reliance on Agent’s Customer Identification Program ~~130~~139

14.13	Swiss Law Governed Security Documents. ~~130~~139
XV    BORROWING AGENCY.    ~~131~~140

15.1	Borrowing Agency Provisions. ~~131~~140

15.2	Waiver of Subrogation ~~132~~141
XVI    MISCELLANEOUS.    ~~132~~141

16.1	Governing Law ~~132~~141

16.2	Entire Understanding. ~~133~~141

16.3	Successors and Assigns; Participations; New Lenders. ~~134~~143

16.4	Application of Payments ~~137~~145

16.5	Indemnity ~~137~~146

16.6	Notice ~~139~~147

16.7	Survival ~~140~~149

16.8	Severability ~~140~~149

16.9	Expenses ~~140~~149

16.10	Injunctive Relief ~~141~~150

16.11	Consequential Damages ~~141~~150

16.12	Captions ~~142~~150

16.13	Counterparts; Electronic Signatures ~~142~~150

16.14	Construction ~~142~~151

16.15	Confidentiality; Sharing Information ~~142~~151

16.16	No Publicity ~~143~~153

16.17	Certifications From Banks and Participants; USA PATRIOT Act. ~~143~~153

16.18	Anti-Terrorism Laws ~~144~~153

16.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions ~~144~~154
XVII    GUARANTY.    ~~145~~154

17.1	Guaranty ~~145~~154

17.2	Waivers ~~145~~155

17.3	No Defense ~~146~~155

17.4	Guaranty of Payment ~~146~~155

17.5	Liabilities Absolute ~~146~~156

17.6	Waiver of Notice ~~148~~157

17.7	Agent’s Discretion ~~148~~157

17.8	Reinstatement ~~148~~157

17.9	Limitation on Obligations Guaranteed ~~149~~158

17.10	Financial Condition of Borrower and other Guarantors ~~150~~159

17.11	Bankruptcy, Etc. ~~150~~159
LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Form of Compliance Certificate
Exhibit 2.1	Form of Term Loan Note
Exhibit 2.2	Form of Payment Notification
Exhibit 3.2 Exhibit 3.8-1	Form of Notice of Borrowing Form of U.S. Tax Compliance Certificate
Exhibit 3.8-2 Exhibit 3.8-3 Exhibit 3.8-4 Exhibit 8.1(d)	Form of U.S. Tax Compliance Certificate Form of U.S. Tax Compliance Certificate Form of U.S. Tax Compliance Certificate Form of Financial Condition Certificate
Exhibit 16.3	Form of Assignment Agreement

Schedules

Schedule 1.1	Commitments
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(e)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.13	Labor Disputes
Schedule 5.18	Equity Interests
Schedule 5.19	Commercial Tort Claims
Schedule 5.20	Letter of Credit Rights
Schedule 5.21	Material Contracts
Schedule 7.2	Permitted Encumbrances
Schedule 7.3	Guarantees
Schedule 7.4	Permitted Investments
Schedule 7.8	Permitted Indebtedness

\\LA - 048009/000014 - 2059819 v~~1~~6

\\LA - 048009/000014 - 2059819 v~~1~~6
TERM LOAN CREDIT
AND
SECURITY AGREEMENT

Term Loan Credit and Security Agreement, dated as of December 27, 2018, by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum” and together with each Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), each Person joined hereto as a guarantor from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party hereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and U.S. BANK NATIONAL ASSOCIATION (“U.S. BANK”), in its capacity as disbursing agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).
IN CONSIDERATION of the mutual covenants and undertakings set forth herein, the Loan Parties, Lenders and Agent hereby agree as follows:

I	DEFINITIONS.
1.Accounting Terms
. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 hereof to the extent not defined shall have the respective meanings given to them under GAAP; provided that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP; provided that, notwithstanding the foregoing, if there occurs after March 31, 2017 any change in GAAP that affects in any respect the calculation of any covenant set forth in this Agreement or the definition of any term defined under GAAP used in such calculations, and either Required Lenders or Borrowing Agent so request, Lenders and Borrowing Agent shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and the Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and the Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Required Lenders may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. The term “without qualification” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified (other than qualifications pertaining solely to changes in GAAP to the extent any such change has no effect on the calculation of, or compliance with, any financial covenant contained herein), and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit, except in the case of each of the foregoing clauses (i) and (ii), any such qualification, explanation, supplemental comment, or comment resulting solely from (1) an upcoming maturity date with respect to the Term Loan or the Revolving Loan Indebtedness or (2) a breach or anticipated breach of a financial covenant. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Historical Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
2.General Terms
. For purposes of this Agreement the following terms shall have the following meanings:
“ABL Priority Collateral” shall have the meaning given to such term in the Intercreditor Agreement.
“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquired Indebtedness” shall mean Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided that such Indebtedness: (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Activation Notice” shall have the meaning set forth in Section 4.8(h) hereof.
“Adjusted Funded Debt” shall mean, with respect to any Person on any date of determination, the result of (a) the Funded Debt of such Person on such date, minus (b) all Qualified Cash of such Person on such date.
“Advances” shall have the meaning provided for in the Revolving Loan Credit Agreement.
“Affected Lender” shall have the meaning set forth in Section 3.9 hereof.
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) solely for the purposes of Section 7.10, to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, and (y) for all other purposes, to vote a majority of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person or to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. For the avoidance of doubt, no Lender, in its capacity as a holder of Warrants, shall constitute an Affiliate of Quantum.
“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.
“Agreement” shall mean this Term Loan Credit and Security Agreement, as the same may be amended, modified, supplemented, renewed, restated, refinanced or replaced from time to time.
“Anti-Terrorism Laws” shall mean any Laws applicable to any Loan Party relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, modified, supplemented or replaced from time to time, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
“Applicable ECF Percentage” shall mean, for any fiscal year of Borrowers, (a) 75.0% if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than or equal to 3.50:1.00, (b) 50.0% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than to 3.50:1.00 and greater than or equal to 2.00:1.00 and (c) 0.0% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than to 2.00:1.00.
“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all binding orders, judgments and decrees of all courts and arbitrators.
“Applicable Margin” shall mean (a) 9.00% per annum with respect to Prime Rate Loans and (b) 10.0% per annum with respect to LIBOR Rate Loans.
“Applicable Prepayment Premium” shall mean, as of any date of determination, an amount equal to (a) during the period of time from and after the 30-month anniversary of the Closing Date through the third anniversary of the Closing Date, 5.0% of the principal amount prepaid or accelerated (including, without limitation, automatic acceleration upon an Event of Default under Section 10.6 or operation of law upon the occurrence of a bankruptcy or insolvency event), (b) during the period of time from and after the third anniversary of the Closing Date through the fourth anniversary of the Closing Date, 2.0% of the principal amount prepaid or accelerated (including, without limitation, automatic acceleration upon an Event of Default under Section 10.6 or operation of law upon the occurrence of a bankruptcy or insolvency event), and (c) after the fourth anniversary of the Closing Date, zero.
“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.
“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Pinnacle System, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent or Lenders pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.
“Assignment Agreement” shall mean a document in the form of Exhibit 16.3 hereto or such other form acceptable to Agent and the Required Lenders.
“Audit Committee” shall mean the audit committee of Quantum.
“Average Liquidity” shall mean, for any period of determination, the quotient obtained by dividing (a) the sum of Liquidity for each day during the applicable period ending on the day immediately preceding such date of determination, by (b) the number of days in such period.
“Average Undrawn Availability” shall have the meaning provided for in the Revolving Loan Agreement (as in effect on the Fourth Amendment Effective Date).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 44 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Benchmark” shall mean, initially, LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.6(b)(i).
“Benchmark Replacement” shall mean, for any Interest Period, the first alternative set forth in the order below that can be determined by the Required Lenders as of the Benchmark Replacement Date:
(a)    the sum of: (i) Term SOFR or, if the Required Lenders reasonably determine that Term SOFR for the applicable Corresponding Tenor cannot be determined, the Next Available Term SOFR, and (ii) the Benchmark Replacement Adjustment;
(b)    the sum of: (i) Compounded SOFR and (ii) the Benchmark Replacement Adjustment;
(c)    the sum of: (i) the alternate rate of interest that has been selected by the Required Lenders (in consultation with Agent and the Borrowing Agent) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (B) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the Benchmark Replacement Adjustment;

provided that, in the case of clauses (a) and (b) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by the Required Lenders in their reasonable discretion and notified to Agent; and provided that in each case, such Benchmark Replacement shall be administratively feasible for Agent. If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, for any Interest Period:
(a)for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Required Lenders as of the Benchmark Replacement Date and is administratively feasible for Agent:
(i)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(ii)the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to LIBOR for the Corresponding Tenor; and
(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders (in consultation with the Borrowing Agent) for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Required Lenders in their reasonable discretion and notified to Agent; provided further, that any such screen or other information service shall be administratively feasible for Agent.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Required Lenders (in consultation with Agent) decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if the Required Lenders decide that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement); provided, that any such changes shall be administratively feasible for Agent; provided further, that no Benchmark Replacement Conforming Changes may be made without the written consent of the Borrowing Agent.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or (c) in the case of an Early Opt-in Election, the first Business Day after the Rate Election Notice (as defined in “Early Opt-In Election”) is provided to each of the other parties hereto. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark ~~Discontinuance~~Transition Event” shall mean the occurrence of one or more of the following events with respect to ~~LIBOR~~the then-current Benchmark:
~~(a)~~ (a) a public statement or publication of information by or on behalf of the administrator of ~~LIBOR~~the Benchmark announcing that such administrator has ceased or will cease to provide ~~LIBOR~~the Benchmark, permanently or indefinitely, provided that, at the time of ~~the~~such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR~~the Benchmark;
~~(b)~~ (b) a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR, the U.S. Federal Reserve System~~the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for ~~LIBOR~~the Benchmark, a resolution authority with jurisdiction over the administrator for ~~LIBOR~~the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for ~~LIBOR~~the Benchmark, which states that the administrator of ~~LIBOR~~the Benchmark has ceased or will cease to provide ~~LIBOR~~the Benchmark permanently or indefinitely, provided that, at the time of ~~the~~such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR;~~
~~(c)~~ the Benchmark; or (c) a public statement or publication of information by the ~~LIBOR is not published by the administrator of LIBOR for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of LIBOR or by the regulatory supervisor for the administrator of LIBOR;~~
~~(d) a public statement or publication of information by the administrator of LIBOR that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy; or~~
~~(e) a public statement by the~~ regulatory supervisor for the administrator of ~~LIBOR or any Governmental Body having jurisdiction over Agent~~the Benchmark announcing that ~~LIBOR~~the Benchmark is no longer representative ~~or may no longer be used~~.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been replaced with a Benchmark Replacement pursuant to clauses (a) or (b) of the definition of “Benchmark Replacement,” the period (a) beginning at the time that such Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Loan Document in accordance with Section 3.6(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Loan Document pursuant to Section 3.6(b).

“Beneficial Ownership Certification” shall mean a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.R.R. § 1010.230.
“Blocked Account Banks” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.
“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Borrower Account” shall have the meaning set forth in Section 2.2(b) hereof.
“Borrowing Agent” shall mean Quantum.
“Borrowing Base Certificate” shall have the meaning provided for in the Revolving Loan Credit Agreement.
“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
“Capital Expenditure Carryover Amount” shall have the meaning set forth in Section 7.6 hereof.
“Capital Expenditures” shall mean (a) expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures and (b) purchases of Service Inventory and net transfers of Manufacturing Inventory into Service Inventory. Capital Expenditures for any period shall include the principal portion of Capitalized Lease Obligations paid in such period.
“Capitalized Lease Obligation” shall mean, with respect to any Person, obligations of such Person under a Capital Lease.
“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or any recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Policy” shall mean that certain Domestic Investment Policy of Quantum, as approved by its board of directors and as in effect on the Closing Date.

“Cash Management Products and Services” shall mean agreements or other arrangements entered into by a Loan Party in the Ordinary Course of Business for the following products or services: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; or (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean:
(a)any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of thirty-five percent (35%) or more of the voting Equity Interests of Quantum;
(b)any person or group of persons shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the Equity Interests of such persons entitled to vote for members of the board of directors of Quantum (on a fully diluted basis and taking into account all such Equity Interests that such person or group of persons has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Equity Interests;
(c)except pursuant to a transaction permitted hereunder, the failure of Quantum to beneficially own, directly or indirectly (on a fully diluted basis), one hundred percent (100%) of the voting Equity Interests of any other Loan Party; or
(d)any “change of control” or similar event (however denominated) shall occur under any indenture or other agreement with respect to Material Indebtedness of any Loan Party.
“Change of Control Premium” shall have the meaning set forth in Section 2.3(d).
“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority or other Governmental Body, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Subsidiaries or Affiliates.
“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.
“Claims” shall have the meaning set forth in Section 16.5 hereof.
“Closing Date” shall mean the date of this Agreement.
“Closing Date Lenders” shall mean OC II LVS XVII LP and BTC Holdings Fund I, LLC.
“Closing Date Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Closing Date Transactions” shall have the meaning set forth in the definition of “Transactions”.
“Closing Date Warrants” shall have the meaning set forth in Section 8.1(cc) hereof.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:
(a)all Receivables and all supporting obligations relating thereto;
(b)all Equipment and fixtures;
(c)all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;
(d)all Inventory;
(e)all Subsidiary Stock, securities, Investment Property, and financial assets;
(f)all Real Property;
(g)all Intellectual Property, including, as applicable, all (i) reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals, reversions and extensions of the foregoing, (ii) goodwill of the business connected with the use of, and symbolized by, each trademark and trademark application, (iii) any claims for damages by way of any past, present, or future infringement of any of the foregoing and proceeds thereof (including, without limitation, any proceeds resulting under insurance policies), and (iv) all cash, income, royalties, fees, other proceeds, Receivables, accounts and general intangibles that consist of rights of payment to or on behalf of any Grantor, proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the foregoing by or on behalf of any Grantor, and all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof;
(h)all contract rights, rights of payment which have been earned under a contract, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;
(i)all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (h) of this definition; and
(j)all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded against the Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the Disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).
Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Commitment” shall mean, as to any Lender, such Lender’s commitment to make a portion of the Term Loan under this Agreement. The initial amount of each Lender’s commitment to make the Term Loan is set forth in Schedule 1.1 hereto.
“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2 hereto to be signed by the Chief Financial Officer, Treasurer or Controller of Borrowing Agent.
“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Required Lenders (and notified to Agent) in accordance with:

(a)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or
(b)    if, and to the extent that, the Required Lenders determine that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Required Lenders determine are substantially consistent with at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review;

provided, that if any such rate, methodology or convention determined in accordance with clause (a) or clause (b) is not administratively feasible for Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and binding orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, or the Revolving Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to Agent and the Required Lenders, executed and delivered by a Loan Party, Agent, Revolving Loan Agent and the applicable depository bank (with respect to a Blocked Account or Depository Account) or securities intermediary (with respect to a securities account).
“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
“Corresponding Tenor” with respect to a Benchmark Replacement shall mean a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current Benchmark.
“Covered Entity” shall mean (a) each Loan Party, each Subsidiary of each Loan Party, all Guarantors and all pledgors of Collateral, (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above and (c) the directors, officers and employees of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“COVID-19 Debt” shall have the meaning set forth in clause (r) of the definition of “Permitted Indebtedness”.
“Currency Exchange Rate” means, with respect to a currency, the rate determined by Agent as the spot rate for the purchase of such currency with another currency.
“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.
“Debt Payments” shall mean for any Person for any period, without duplication, all cash actually expended by such Person to make:
(a)Interest Expense for such period (including, without limitation, interest payments on the Term Loan hereunder or any other Indebtedness but excluding interest paid-in-kind, amortization of financing fees and other non-cash Interest Expense), plus
(b)regularly scheduled principal payments made by such Person during such period in respect of the Term Loan and, to the extent accompanied by a permanent reduction of the applicable underlying commitment, regularly scheduled principal payments made by such Person during such period in respect of any other Indebtedness for borrowed money, plus
(c)regularly scheduled principal payments in respect of Capitalized Lease Obligations during such period, plus
(d)payments of any regularly scheduled fees, commissions, and charges payable under this Agreement, any of the Other Documents or any of the Revolving Loan Documents during such period (but excluding any one-time consent, closing, or upfront fees under any of such documents).
Notwithstanding the foregoing, for purposes of calculating Debt Payments for Quantum and its Subsidiaries for any fiscal period that includes the quarterly periods ending on March 31, 2019, June 30, 2019, and September 30, 2019, the portion of Interest Expense pursuant to clause (a) above made in respect of the Term Loan hereunder or under the Revolving Loan Agreement, and the portion of regularly scheduled principal payments pursuant to clause (b) above made in respect of the Term Loan hereunder shall be (i) such Interest Expense and regularly scheduled principal payments for the fiscal quarter ending on March 31, 2019, multiplied by 4, (ii) such Interest Expense and regularly scheduled principal payments for the two consecutive fiscal quarters ending on June 30, 2019, multiplied by 2, and (iii) such Interest Expense and regularly scheduled principal payments for the three consecutive fiscal quarters ending on September 30, 2019, multiplied by 4/3, respectively.
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1 hereof.
“Delayed Draw Date” shall mean January 11, 2019 or such earlier date (which shall be a Business Day) notified by BTC Holdings Fund I, LLC to Quantum not less than one Business Day prior to such anticipated earlier funding date.
“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
“Disposition” shall mean, with respect to any particular property or asset (other than cash or Cash Equivalents), the sale, lease, license, exchange, transfer or other disposition of such property or asset, and to “Dispose” of any particular property or asset shall mean to sell, lease, license, exchange, transfer or otherwise dispose of such property or asset.
“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Maturity Date

(excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is one hundred eighty (180) days following the Maturity Date, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.
“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” shall mean, as of any date of determination, (a) as to any amount denominated in Dollars, the amount thereof as of such date of determination, and (b) as to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency in effect on such date of determination.
“Early Opt-in Election” shall mean the occurrence of: (a) a notification by the Required Lenders to Agent (with a copy to Borrowing Agent) that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities being executed or amended at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, Term SOFR plus a Benchmark Replacement Adjustment (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (b) the joint election by Borrowing Agent and the Required Lenders by affirmative vote to declare that an Early Opt-in Election has occurred and the provision by Borrowing Agent of written notice of such election to each of the other parties hereto (the “Rate Election Notice”).
“EBITDA” shall mean, for any period, with respect to Quantum and its Subsidiaries, on a consolidated basis, the result of:
(a)     net income (or loss) for such period, minus
(b)    without duplication, the sum of the following amounts for such period (in each case to the extent included in determining net income (or loss) for such period):
(i)    tax credits based on income, profits or capital, including federal, foreign, state, franchise and similar taxes,
(ii)    extraordinary, unusual, or non-recurring revenue, income and gains,
(iii)    interest income,
(iv)    income arising by reason of the application of FAS 141R,
(v)    gains attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to Quantum and its Subsidiaries,
(vi)    cash or non-cash exchange, translation or performance gains relating to any Interest Rate Hedge or Foreign Currency Hedge, and
(vii)    extraordinary, unusual or non-recurring non-cash gains or income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period), plus
(c)    without duplication, the sum of the following amounts for such period (in each case to the extent included in determining net income (or loss) for such period):

(i)    extraordinary, unusual, or non-recurring cash costs, cash expenses and cash losses in an aggregate amount not to exceed $750,000 in any fiscal quarter,
(ii)    Interest Expense,
(iii)    cash or non-cash exchange, translation, or performance losses relating to any Interest Rate Hedge or Foreign Currency Hedge,
(iv)    tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Body),
(v)    depreciation and amortization expenses,
(vi)    service parts lower of cost or market non-cash adjustment up to an aggregate amount not to exceed $2,000,000 in any fiscal quarter,
(vii)    reasonable costs, expenses, and fees (whether paid in cash, capitalized through amortization or written off) incurred (A) at any time prior to, on, or within the six (6) month period following the Closing Date in connection with the transactions contemplated by this Agreement and the Revolving Loan Agreement and the repayment of the Indebtedness under the Existing Loan Documents up to an aggregate amount for all such costs, expenses and fees incurred under this clause (vii)(A) not to exceed $15,250,000~~,~~ and (B) at any time prior to, on, or within the six (6) month period following the Fourth Amendment Effective Date in connection with the Fourth Amendment Transactions up to an aggregate amount for all such costs, expenses and fees incurred under this clause (vii)(B) not to exceed $1,800,000,
(viii)    severance and facility closure costs incurred prior to the Maturity Date up to an aggregate amount not to exceed $12,500,000 during the Term,
(ix)    non-cash compensation expenses (including deferred non-cash compensation expenses), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements), minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net income (or loss),
(x)    expenses reimbursed in cash by a third Person pursuant to an indemnity or guaranty in favor of Quantum or any of its Subsidiaries to the extent such amounts are actually received by Quantum or any of its Subsidiaries during such period,
(xi)    with respect to any Permitted Acquisition consummated after the Closing Date:
(A)out-of-pocket costs, fees, charges or expenses paid by Quantum or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition to the extent incurred on or within 180 days prior to the consummation of such Permitted Acquisition, (1) up to an aggregate amount for such Permitted Acquisition not to exceed $1,500,000 and (2) in any amount to the extent such costs, fees, charges or expenses in this clause (A) are paid with proceeds of new equity Investments in exchange for Equity Interests of Quantum contemporaneously made by current shareholders of Quantum;
(B)purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and
(C)non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141R and EITF Issue No. 01-3, in the event that such an adjustment is required by Quantum’s independent auditors, in each case, as determined in accordance with GAAP,
(xii)    non-cash losses, expenses, and charges attributable to Investments in joint ventures and partnerships,
(xiii)    non-cash losses on sales or write-downs of assets, non-cash amortization or debt issuance costs, non-cash costs or charges associated with the issuance of the Closing Date Warrants or any other warrants issued by Quantum prior to the Closing Date, the Fourth Amendment Warrants, and any other non-cash charges or losses in accordance with GAAP; provided that if any such non-cash items represent an accrual or reserve for potential cash items in any future period, (A) the Borrowers may elect not to add back such non-cash item in the current period and (B) to the extent the Borrowers elect to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and
(xiv)    reasonable fees, costs, and expenses incurred in connection with the SEC Inquiry, any fines or penalties resulting from the SEC Inquiry and/or the restatement of Quantum’s financial statements, in an aggregate amount for all such fees, costs and expenses incurred under this clause (xiv) not to exceed $15,000,000 during the Term.
Notwithstanding the foregoing~~,~~ or any other provisions of this Agreement to the contrary, (x) for purposes of calculating EBITDA for any fiscal period ~~ending on June 30, 2018 and September 30, 2018, (a) EBITDA for the fiscal quarter ending on June 30, 2018 shall be deemed to be $5,270,000; and (b) EBITDA for the fiscal quarter ending on September 30, 2018 shall be deemed to be $8,644,000. In addition, for the purposes of calculating EBITDA for any period~~ of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Quantum or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and the Required Lenders)~~. Notwithstanding any other provisions of this Agreement to the contrary, for the fiscal periods ending December 31, 2018 and March 31, 2019, to the extent there are any non-cash adjustments to EBITDA of Quantum and its Subsidiaries for such fiscal periods resulting from (x) any restatement of the financial statements for such fiscal periods or (y) changes to Quantum’s accounting practices and internal controls related to revenue recognition, in each case in connection with the SEC Inquiry, up to 15% of such non-cash adjustments in the aggregate for both such fiscal periods~~, and (y) to the extent that any portion of the COVID-19 Debt is forgiven during any fiscal quarter, such portion shall be ignored for purposes of calculating EBITDA ~~of Quantum and its Subsidiaries for such fiscal periods solely for the purposes of inclusion of any such fiscal quarter in any financial covenant test for which the most recently ended~~for each period of four (4) consecutive fiscal quarters that includes ~~any~~ such fiscal quarter.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.
“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.
“Equipment” shall have the meaning given to the term “equipment” in the Uniform Commercial Code.
“Equity Claw Premium” shall have the meaning set forth in Section 2.1(e) hereof.
“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase from such Person, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time and the rules and regulations promulgated thereunder.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Article X hereof.
“Excess Cash Flow” shall mean, for any Person for any period of determination, the result of:

(a)	EBITDA of such Person for such period, plus

(b)	the sum of the following:
(i)    the cash portion of extraordinary, unusual, or non-recurring revenue, income and gains received by such Person during such period,
(ii)    the cash portion of interest income received by such Person during such period, and
(iii)    cash exchange, translation or performance gains relating to any Interest Rate Hedge or Foreign Currency Hedge received by such Person during such period, minus
(c) the sum of the following:

(i) the cash portion of extraordinary, unusual, or non-recurring costs, expenses, and losses of such Person during such period,
(ii) the cash portion of all Interest Expense paid by such Person during such period,
(iii) the cash portion of all taxes paid by such Person during such period,
(iv) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of the reasonable costs, expenses, and fees incurred in connection with (A) the transactions contemplated by this Agreement and the Revolving Loan Agreement and the repayment of the Indebtedness under the Existing Loan Documents at any time prior to, on, or within six (6) months after the Closing Date which is paid by such Person during such period~~,~~ and (B) the Fourth Amendment Transactions at any time prior to, on, or within the six (6) month period following the Fourth Amendment Effective Date which is paid by such Person during such period,
(v) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of severance and facility closure costs incurred prior to the Maturity Date which is paid by such Person during such period,
(vi) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of out-of-pocket costs, fees, charges or expenses paid by Quantum or any of its Subsidiaries during such Period to any Person for services performed by such Person in connection with a Permitted Acquisition consummated after the Closing Date to the extent incurred on or within 180 days prior to the consummation of such Permitted Acquisition,
(vii)  the cash portion of all Unfunded Capital Expenditures (net of any proceeds of related financings with respect to such Capital Expenditures) made by such Person during such period,
(viii) the cash portion of all regularly scheduled principal payments made by such Person during such period in respect of the Term Loan and any other Permitted Indebtedness for borrowed money (other than revolving Indebtedness) and, to the extent accompanied with a permanent reduction of the applicable underlying commitment, the cash portion of all principal payments made by such Person during such period in respect of any revolving Permitted Indebtedness,
(ix) the cash portion of all regularly scheduled principal payments in respect of Capitalized Lease Obligations made by such Person during such period,
(x) the cash portion of all fees, expenses, commissions and charges paid by such Person during such period under or in connection with this Agreement, any of the Other Documents or any of the Revolving Loan Documents,
(xi) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of all fees, costs, and expenses incurred in connection with the SEC Inquiry, any fines or penalties resulting from the SEC Inquiry and the restatement of Quantum’s financial statements,
(xii) cash exchange, translation, or performance losses relating to any Interest Rate Hedge or Foreign Currency Hedge incurred by such Person during such period,
(xiii) amounts paid in cash during such period on account of (A) items that were accounted for as non-cash reductions of net income or EBITDA and (B) reserves or amounts established in purchase accounting, and

(xiv) the aggregate amount of expenditures actually made by such Person and its Subsidiaries in cash to the extent that such expenditures are not expensed or deducted in calculating net income.
“Excess Cash Flow Due Date” shall have the meaning set forth in Section 2.3(e) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” shall mean (a) deposit accounts of Quantum and its Subsidiaries maintained at one or more depository banks located in the United States having an aggregate amount on deposit in all such accounts of not more than $250,000 at any one time, (b) deposit accounts of Quantum and its Subsidiaries maintained at depository banks located outside of the United States (other than the Swiss Blocked Accounts) having an aggregate amount on deposit in all such accounts of not more than $2,000,000 at any one time, (c) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of Quantum or any of its Subsidiaries, and (d) deposit accounts or securities accounts of Quantum and its Subsidiaries maintained for the sole purpose of providing deposits permitted pursuant to clause (k) of the definition of “Permitted Encumbrances”.
“Excluded Property” shall mean (a) any lease, license (including from a Governmental Body), state or local franchise, charter or authorization, license agreement, permit, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein (i) is prohibited by or in violation of any Applicable Law or a term, provision or condition of any such lease, license, franchise, charter, authorization, license agreement, permit, contract or agreement or (ii) would require governmental consent, approval, license or authorization (unless in each case, such Applicable Law, term, provision or condition or the requirement for such consent, approval, license or authorization would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in clauses (i) or (ii) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract or agreement or any goodwill of the Loan Parties’ business associated therewith or attributable thereto; (b) Excluded Accounts; (c) any Real Property of any Loan Party with a fair market value of less than $1,000,000; (d) Equity Interests issued by any Foreign Subsidiary other than Equity Interests described in clause (b) of the definition of Subsidiary Stock; (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of a “statement to allege use” or an “amendment to allege use” with respect thereto, such intent-to-use trademark application shall be considered Collateral; (f) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $500,000; (g) Margin Stock (to the extent a security interest therein would violate the provisions of the regulations of the Board of Governors, including Regulation T, Regulation U, or Regulation X) and Equity Interests in any Person other than wholly-owned Subsidiaries that cannot be pledged without the consent of unaffiliated third parties; and (h) any assets (except for the Swiss Blocked Accounts) located outside the United States to the extent that such assets require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any intellectual property registered in any non-U.S. jurisdiction, to the extent that the Required Lenders determine in their reasonable discretion that the cost of obtaining such perfected security interest in such non-U.S. jurisdiction outweighs the value to the Lenders of obtaining such perfected security interest.

“Excluded Taxes” shall mean, with respect to any Recipient, (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office or applicable lending office is located or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under, this Agreement or any Other Document), (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is or has been located, (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.8(a) hereof, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.8(e) hereof, or (e) any Taxes imposed under FATCA.
“Existing Agent” shall mean TCW Asset Management Company LLC, in its capacity as agent under the Existing Loan Documents.
“Existing Credit Agreement” shall mean the Term Loan Credit and Security Agreement, dated as of October 21, 2016, as heretofore amended, modified and supplemented, by and among Quantum, Existing Agent and Existing Lenders.
“Existing Lenders” shall mean the financial institutions which are parties to the Existing Credit Agreement as lenders.
“Existing Loan Documents” shall mean, collectively, the Existing Credit Agreement and all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.
“Exit Fee” shall have the meaning set forth in Section 3.3(b).
“Extraordinary Receipts” shall mean the Net Cash Proceeds received by any Loan Party or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds from the sale of Inventory), including, without limitation, (a) proceeds under any insurance policy on account of damage or destruction of any assets or property of such Loan Party or Subsidiary, (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments, (d) foreign, United States, state or local tax refunds, (e) pension plan reversions and (f) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three major banks of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” shall mean that certain fee proposal letter provided by U.S. Bank and executed by the Borrowers on the Closing Date, as it may be amended, restated, supplemented or otherwise modified.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any fiscal period, the ratio of (a) the result of (i) EBITDA for such Person for such period, minus (ii) Unfunded Capital Expenditures made by such Person during such period to (b) the sum of all Fixed Charges made by such Person during such period.
“Fixed Charges” shall mean, with respect to any Person for any fiscal period, the sum of the following, without duplication (in each case determined in accordance with GAAP): (a) all Debt Payments made by such Person during such period, plus (b) all federal, state, and local income taxes paid in cash by such Person during such period, plus (c) all Restricted Payments (other than Restricted Payments permitted by Section 7.7(d) hereof) paid in cash by such Person during such period; plus (d) all rent paid in cash by such Person during such period for restructured facilities.
“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United Kingdom or any European Union Central Bank or issued by any agency thereof and backed by the full faith and credit of the United Kingdom or any European Union Central Bank, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state, province or territory of the United Kingdom or any European Union Central Bank, or any political subdivision of any such state, province, territory or country or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United Kingdom or any European Union Central Bank at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, (d) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United Kingdom so long as the full amount maintained with any such other bank is insured by the Financial Services Compensation Scheme, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition or any recognized securities dealer having combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (c) above, (f) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (c) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.
“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” shall mean (a) any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia, or (b) any Subsidiary of any Person that is organized or incorporated in the United States, any State or territory thereof or the District of Columbia that owns (directly or indirectly) no assets other than Equity Interests and/or debt interests of one or more Subsidiaries described in clause (a) above and other de minimis assets.

“Format Development Agreement” shall mean: (a) the Format Development Agreement, dated March 10, 2016, among Quantum, Hewlett-Packard Company (“HP”) and International Business Machines Corporation (“IBM”) relating to LTO8; (b) the Format Development Agreement, dated August 20, 2012, between Quantum, HP, and IBM relating to LTO7; (c) the Format Development Agreement, dated August 24, 2009, between Quantum, HP and IBM relating to LTO6; (d) the Format Development Agreement, dated March 23, 2007, between Quantum, HP and IBM relating to LTO 5; (e) the Format Development Agreement, dated August 18, 2005, between Quantum, HP and IBM relating to LTO4; (f) the Format Development Agreement, dated January 22, 2003, between Certance LLC, HP and IBM relating to LTO3; and (g) any prior or subsequent format development agreement relating to LTO to which Quantum or any Subsidiary is a party.
“Fourth Amendment” means that certain Amendment No. 4 to Term Loan Credit and Security Agreement, dated as of June 16, 2020, by and among Borrowers, Guarantors, the Lenders party thereto, and Agent.
“Fourth Amendment Commitment” shall mean, as to any Lender, such Lender’s commitment, if any, to make a portion of the Term Loan under this Agreement in a principal amount not to exceed the amount set forth under the heading “Fourth Amendment Commitment” opposite such Lender’s name on Schedule 1.1 hereto. The aggregate principal amount of the Fourth Amendment Commitments on the Fourth Amendment Effective Date is $20,000,000.
“Fourth Amendment Effective Date” means June 16, 2020.
“Fourth Amendment Transactions” shall have the meaning set forth in the definition of “Transactions”.
“Fourth Amendment Warrants” shall have the meaning set forth in Section 4(s) of the Fourth Amendment.
“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all Indebtedness for borrowed money, (b) all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due (and, for the avoidance of doubt, any royalty payments payable in the Ordinary Course of Business in respect of non-exclusive licenses)), (c) all Indebtedness evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement that have been drawn but not yet reimbursed, (e) Capitalized Lease Obligations and Permitted Purchase Money Indebtedness, (f) current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, (g) in the case of the Loan Parties, the Obligations and (h) without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided however that for purposes of determining the amount of Funded Debt with respect to the Revolving Loan Indebtedness, the amount of Funded Debt shall be equal to the quotient of (x) the sum of the outstanding Advances for each day of the most recently ended fiscal quarter, divided by (y) the number of such days in such fiscal quarter; provided, further, that for the fiscal quarters ending June 30, 2020, September 30, 2020 and December 31, 2020, Funded Debt shall exclude any COVID-19 Debt.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any

group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance reasonably satisfactory to Agent and the Required Lenders.
“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent and the Required Lenders, including Article XVII hereof.
“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.
“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.
“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
“Historical Audited Financial Statements” shall mean the audited consolidated balance sheets of Quantum and its Subsidiaries as at the end of the fiscal year ended March 31, 2017 and the related consolidated statements of income or operations, changes in stockholders’ equity, and cash flows for such fiscal year, including the notes thereto.
“Immaterial Subsidiary” shall mean, at any time, any Subsidiary of any Loan Party (a) designated as such by Borrowing Agent after the Closing Date in a written notice delivered to Agent and Lenders and (b) which does not (x) own or generate any Receivables or Inventory, (y) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) and (z) receive or generate any royalty revenue; it being understood that, as of the Closing Date, each of (1) Advanced Digital Information Corporation, a Washington corporation, (2) Certance (US) Holdings, Inc., a Delaware corporation, (3) Certance Holdings Corporation, a Delaware corporation, (4) Certance LLC, a Delaware limited liability company, (5) Quantum International, and (6) Quantum India Development Center Private Ltd. shall be deemed to be an “Immaterial Subsidiary”.
“Impacted Interest Period” shall have the meaning set forth in the definition of “LIBOR”.
“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities of such Person (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations (determined as the mark-to-market value(s)) under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case, after taking into account the effect of any legally enforceable netting arrangement relating to such obligations; (f) any other advances of credit made to or on behalf of such Person or any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due (and, for the avoidance of doubt, any royalty payments payable in the Ordinary Course of Business in respect of non-exclusive licenses); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts and in each case to the extent appearing as a liability on such Person’s balance sheet in accordance with GAAP; (j) off-balance sheet liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).
“Indemnified Party” shall have the meaning set forth in Section 16.5 hereof.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under this Agreement or any Other Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, that such Person or such Person’s direct or indirect Parent (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, is unable to perform hereunder due to the application of Applicable Law, or (e) has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Intellectual Property” shall mean property constituting a patent, copyright, trademark, service mark, trade name, mask work, trade secrets or design right under Applicable Law (and any registration or application in respect of the foregoing), including any such property to which a Loan Party has a license or other right to use any of the foregoing under Applicable Law.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, as amended by the First Amendment to Intercreditor Agreement, dated as of the Fourth Amendment Effective Date, between Agent and Revolving Loan Agent, as acknowledged and agreed to by the Loan Parties, as the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms thereof.
“Interest Expense” shall mean, for any period, the aggregate interest expense of Quantum and its Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP.
“Interest Period” shall mean, as to any LIBOR Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Rate Loan and ending on the date three (3) months thereafter; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, as applicable, and (c) the Borrowing Agent shall not elect an Interest Period which will end after the Maturity Date.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreement entered into by any Loan Party or any of its Subsidiaries in order to provide protection to, or minimize the impact upon, any Loan Party or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Interpolated Rate” shall mean, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the rate published by ICE Benchmark Administration Limited) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate published by ICE Benchmark Administration Limited for the longest period (for which such rate is available) that is shorter than the Impacted Interest Period and (b) the rate published by ICE Benchmark Administration Limited for the shortest period (for which such rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.
“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, moving expenses and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, binding opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.
“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a permitted transferee, successor or assign of any Lender. For the purposes of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
“LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the greater of (a) two percent (2.0%) per annum and (b) the London interbank offered rate for deposits in Dollars as published by ICE Benchmark Administration Limited, a United Kingdom company (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error. If such rate is not so published at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate; provided that, if LIBOR or any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Rate” shall mean, for each Interest Period for each LIBOR Rate Loan, the rate per annum calculated by Agent (rounded upwards if necessary, to the next 1/100 of 1.00%) by dividing (a) LIBOR for such Interest Period by (b) one hundred percent (100%) minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
“LIBOR Rate Loans” shall mean any Loans which accrue interest by reference to the LIBOR Rate, in accordance with the terms of this Agreement.
“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.
“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under any capital lease (or financing lease having substantially the same economic effect as any of the foregoing), and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent and Revolving Loan Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance reasonably satisfactory to Agent and the Required Lenders.
“Liquidity” shall mean, as of any date of determination, the sum of (a) Undrawn Availability on such date, plus (b) the aggregate amount of all Qualified Cash on such date.
“Loan Party” or “Loan Parties” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Loans” shall mean the Term Loan.
“LTO Consortium” shall mean any Person party to a Format Development Agreement.
“LTO Program” shall mean assets (including Intellectual Property) and revenue directly related and attributable to the Linear Tape-Open (“LTO”) format for which a Format Development Agreement exists.
“LTO Subsidiary” shall mean Quantum LTO Holdings, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Quantum.

“Make Whole Amount” shall mean, on any date that all or any portion of the principal of the Loans is (i) voluntarily prepaid under Section 2.1(c), (ii) prepaid under Section 2.3(a) (other than as a result of any Disposition pursuant to clause (g) or (h) of the definition of “Permitted Dispositions”), Section 2.3(b) (other than as a result of receipt of any Extraordinary Receipts under clause (a) or (b) of the definition thereof) or Section 2.3(c), (iii) accelerated in accordance with Article XI (including, without limitation, automatic acceleration upon an Event of Default under Section 10.6 or operation of law upon the occurrence of a bankruptcy or insolvency event) or (iv) satisfied or released by foreclosure (whether by power of judicial proceeding) or deed in lieu of foreclosure, in each case, on or prior to the 30-month anniversary of the Closing Date, an amount equal to the sum of (A) the present value, as determined by the Borrowing Agent and certified by the chief financial officer, principal accounting officer, treasurer or controller of the Borrowing Agent to Agent and the Lenders, of all required interest payments due on the Loans that are prepaid or accelerated from the date of prepayment through and including the 30-month anniversary of the Closing Date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is equal to (x) the LIBOR Rate for an Interest Period of three months in effect on the third Business Day prior to such prepayment or acceleration plus (y) the Applicable Margin for LIBOR Rate Loans in effect as of such prepayment date) plus (B) the prepayment premium that would be due under Section 2.1(d) if such prepayment or acceleration were made on the day after the 30-month anniversary of the Closing Date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%. For purposes of this definition, if any of the events set forth in clauses (i) through (iv) above occurs prior to the Delayed Draw Date, the Make Whole Amount shall be calculated as if the Term Loan to be made under Section 2.1(a)(i)(B) had been made.
“Manufacturing Inventory” shall mean Inventory classified on any Loan Party’s balance sheet as manufacturing inventory in accordance with GAAP.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of either (i) Quantum or (ii) the Loan Parties, taken as a whole, (b) the ability of either (i) Quantum or (ii) the Loan Parties, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms hereof, (c) Agent’s Liens on the Collateral or the priority of any such Lien on all or a material portion of the Collateral or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.
“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.
“Material Customers” shall mean as of any date of determination, the top five (5) Customers of Quantum and its Subsidiaries for the trailing twelve (12) month period ending on the last day of the month most recently ended, as measured by the aggregate revenue received by Quantum and its Subsidiaries from all Customers.
“Material Indebtedness” shall mean Indebtedness (other than the Obligations) of any Loan Party to any Person with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $1,000,000 or more.
“Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.
“Modified Assignment Agreement” shall have the meaning set forth in Section 16.3(d) hereof.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.
“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.
“Net Cash Proceeds” shall mean:
(a)with respect to any Disposition by any Loan Party or any of its Subsidiaries of any assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than (A) the Obligations and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Disposition, in each case of clauses (i), (ii), and (iii) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise Disposed of at the time of, or within 30 days after, the date of such Disposition;
(b)with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case of clauses (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and
(c)with respect to any Extraordinary Receipts received by any Loan Party or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than the Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Extraordinary Receipt; and (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Extraordinary Receipt, in each case of clauses (i), (ii) and (iii) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.
“Next Available Term SOFR” shall mean, at any time, for any Interest Period, Term SOFR for the longest tenor that can be determined by the Required Lenders that is shorter than the applicable Corresponding Tenor.

“Notes” shall mean collectively the Term Loan Notes.
“Notice of Borrowing” shall mean a written notification substantially in the form of Exhibit 3.2.
“Obligations” shall mean all obligations, liabilities and indebtedness (monetary (including post-petition interest, fees and other charges whether or not allowed or allowable) or otherwise) of each Loan Party under this Agreement or any Other Document owing to any Secured Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“Ordinary Course of Business” shall mean, with respect to any Loan Party or any Subsidiary of a Loan Party, the ordinary course of the business of such Loan Party or such Subsidiary, as applicable.
“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in this Agreement or any Other Document).
“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, the Intercreditor Agreement, the Swiss Pledge Agreement, and any and all other agreements, instruments and documents, including any subordination agreements, guaranties, pledges, powers of attorney, consents, and all other agreements, documents or instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof.
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.9).
“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.
“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Loans, commitments or other interests hereunder and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.
“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrowers to Agent under this Agreement and the Other Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrowing Agent.
“Payment Conditions” shall mean, on any applicable date of determination: (a) Liquidity shall be equal to or greater than $30,000,000 on such date, and (b) no Event of Default shall exist or shall have occurred and be continuing on such date.

“Payment Notification” shall mean a written notification substantially in the form of Exhibit 2.2.
“Payment in Full” or “Paid in Full” shall mean (a) the final payment or repayment in full in immediately available funds of all of the Obligations, including without limitation all Prepayment Premium, fees or charges that have accrued hereunder or under any Other Document and are unpaid and the obligations of the Loans Parties under Section 16.9 hereof (other than contingent indemnification Obligations which pursuant to the express terms of this Agreement or any of the Other Documents survive the termination hereof or thereof but are not then asserted and are unknown), (b) the receipt by Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as the Required Lenders reasonably determine is appropriate to secure such contingent Obligations, and (c) the termination of this Agreement and all of the Commitments of the Lenders. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (a) is maintained or to which contributions are required by any Loan Party or any member of the Controlled Group or (b) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.
“Permitted Acquisition” shall mean an acquisition by a Loan Party of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that:
(a)at least fifteen (15) Business Days prior to the anticipated closing date of the proposed acquisition, Borrowing Agent has provided Agent and Lenders with written notice of the proposed acquisition,
(b)the board of directors (or other comparable governing body) of the Target shall have duly approved the acquisition;
(c)if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Loan Party and newly formed for the sole purpose of effecting such acquisition;
(d)the Target or assets acquired shall be used or useful in the business of the Borrowers, and Borrowing Agent shall have provided Lenders all memoranda and presentations delivered to the board of directors of Quantum or the applicable Subsidiary describing the rationale for such acquisition;
(e)no Indebtedness will be incurred, assumed or would exist with respect to Quantum or its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under clauses (f), (g) and (h) of the definition of “Permitted Indebtedness”, and no Liens will be incurred, assumed or would exist with respect to the assets of Quantum or its Subsidiaries as a result of such acquisition, other than Permitted Encumbrances;
(f)subject to the Intercreditor Agreement, Agent shall have received a first priority Lien in all acquired assets or Equity Interests which do not constitute Excluded Property, subject to documentation consistent with the Collateral-related provisions of this Agreement and the Other Documents and otherwise reasonably satisfactory to Agent;

(g)to the extent available, the Loan Parties shall have delivered to Lenders financial statements of the acquired entity for the two (2) most recent fiscal years then ended;
(h)in connection with the acquisition of Equity Interests, the Target shall (1) have EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, of at least $1 (or such other minimum amount as Required Lenders shall agree) and (2) be added as a Borrower or a Guarantor (as Required Lenders shall determine) and be jointly and severally liable for all Obligations;
(i)Borrowing Agent shall have delivered to Lenders a pro forma balance sheet, pro forma financial statements and a Compliance Certificate demonstrating by reasonably detailed calculations that, upon giving effect to such acquisition on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowing Agent and Required Lenders) created by adding the historical combined financial statements of Quantum and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Target (or the historical financial statements related to the assets to be acquired) pursuant to the proposed acquisition, Quantum and its Subsidiaries, on a consolidated basis, (1) would have been in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended immediately prior to the proposed date of consummation of the proposed acquisition, and (2) are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of consummation of the proposed acquisition;
(j)if the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts), of any such acquisition shall exceed $10,000,000, Borrowing Agent shall have delivered to Lenders a quality of earnings report performed by a third party firm reasonably acceptable to Required Lenders;
(k)immediately after giving effect to the consummation of the proposed acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof;
(l)on the date of any such acquisition, Borrowers shall have Average Liquidity for the thirty (30) days immediately preceding the date of such acquisition of not less than $30,000,000;
(m)on the date of any such acquisition and after giving pro forma effect thereto, each of the Payment Conditions shall have been satisfied;
(n)the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of all such acquisitions shall not exceed $20,000,000 in the aggregate during the Term;
(o)not later than five (5) Business Days prior to the anticipated closing date of the proposed acquisition, Borrowing Agent has provided Lenders with copies of the most recent drafts of the acquisition agreement and other material agreements, documents and instruments related to the proposed acquisition, including, without limitation, any related management, non-compete, employment, option or other material agreements (the “Acquisition Documents”), and, in any event, promptly following the closing date of the acquisition, Borrowing Agent shall provide Lenders with true, correct and complete copies of the Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto, together with any schedules to such Acquisition Documents; and
(p)such assets shall be located in the United States or such Target shall be incorporated in a state within the United States.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; and (b) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity.
“Permitted Dispositions” shall mean:
(a)Dispositions of Equipment that is substantially worn, damaged or obsolete or no longer used or useful in the Ordinary Course of Business of the Loan Parties or their Subsidiaries and leases or subleases of Real Property that is not useful in the conduct of the business of the Loan Parties or their Subsidiaries;
(b)sales of Inventory to Customers in the Ordinary Course of Business;
(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or any of the Other Documents;
(d)the licensing of patents, trademarks, copyrights, and other Intellectual Property rights (i) on a non-exclusive basis in the Ordinary Course of Business or (ii) on a non-exclusive basis (other than with respect to exclusivity for specific geographic locations), in each case under this clause (ii), in the Ordinary Course of Business to the extent consistent with past practice;
(e)the granting of Permitted Encumbrances;
(f)the sale or discount, in each case without recourse, of Receivables arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;
(g)any involuntary loss, damage or destruction of property;
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(i)the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the Ordinary Course of Business;
(j)(i) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Quantum, (ii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any wholly-owned Subsidiary of a Loan Party that is itself a Loan Party to such Loan Party and (iii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party;
(k)(i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of any Loan Party or its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights or other Intellectual Property rights so long as (in each case under clauses (i) and (ii)), (A) such patents, trademarks, copyrights or other Intellectual Property rights do not generate material revenue, (B) such lapse or abandonment would not reduce the recurring royalty revenue stream of assets not Disposed of, and (C) such lapse or abandonment is not materially adverse to the interests of Agent and the other Secured Parties;
(l)the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;
(m)the making of Permitted Investments;
(n)Dispositions of assets acquired by any Loan Party or its Subsidiaries pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of the proposed Disposition so long as (i) the consideration received for the assets to be so Disposed of is at least equal to the fair market value (as determined in good faith by such Loan Party or the applicable Subsidiary) of such assets, (ii) the assets to be so Disposed of are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so Disposed of are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition;
(o)transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to a Loan Party, in each case, to the extent made in accordance with Section 7.10 hereof;
(p)Dispositions of intangible assets not otherwise permitted in clauses (a) through (o) above, so long as (i) no Default or Event of Default then exists or would arise therefrom, (ii) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (iii) such intangible assets do not generate material revenue, (iv) any such Disposition would not result in a material increase in any costs or expenses of Quantum and its Subsidiaries, (v) such Disposition is made at fair market value (as determined in good faith by Borrowing Agent or the applicable Subsidiary), and (vi) the aggregate fair market value of all such intangible assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (q) of this definition, not exceed $10,000,000; and
(q)Dispositions of assets not otherwise permitted in clauses (a) through (o) above, so long as (i) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (ii) no Default or Event of Default then exists or would arise therefrom, (iii) such Disposition is made at fair market value (as determined in good faith by Borrowing Agent or the applicable Subsidiary), (iv) the aggregate fair market value of all such assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (p) of this definition, not exceed $10,000,000, and (v) in any such Disposition, at least 75% of the purchase price is paid to such Loan Party or Subsidiary in cash.
“Permitted Earnouts” shall mean, with respect to a Loan Party, any obligations of such Loan Party arising from a Permitted Acquisition which are payable to the seller based on the achievement of specified financial results over time and, if in excess of $1,500,000, are subject to subordination terms (or a Subordination Agreement in favor of Agent and Lenders) reasonably acceptable to Required Lenders.
“Permitted Encumbrances” shall mean:
(a)Liens in favor of Agent, for the benefit of the Secured Parties, to secure the Obligations;
(b)Liens created under the Revolving Loan Documents to secure the Revolving Loan Indebtedness, which are subject to the Intercreditor Agreement;
(c)Liens for unpaid taxes, assessments or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, charges or levies are being Properly Contested;
(d)judgment Liens arising solely as a result of the existence of judgments, orders or awards that do not constitute an Event of Default under Section 10.6 hereof;
(e)Liens set forth on Schedule 7.2 hereof; provided that such Liens shall secure only the Indebtedness or other obligations which they secure on the Closing Date (and any Refinancing Indebtedness in respect thereof permitted hereunder) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Closing Date;
(f)the interests of lessors (and interests in the title of such lessors) under operating leases and non-exclusive licensors (and interests in the title of such licensors) under license agreements;
(g)purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;
(h)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers arising in the Ordinary Course of Business and not in connection with the borrowing of money and which Liens either (i) are for sums not yet delinquent, or (ii) are being Properly Contested;
(i)Liens on amounts deposited to secure obligations of the Loan Parties and their Subsidiaries in connection with worker’s compensation or other unemployment insurance;
(j)Liens on amounts deposited to secure obligations of the Loan Parties and their Subsidiaries in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money;

(k)Liens on amounts deposited to secure reimbursement obligations of the Loan Parties and their Subsidiaries with respect to surety or appeal bonds obtained in the Ordinary Course of Business;
(l)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;
(m)to the extent constituting a Permitted Disposition, licenses of patents, trademarks, copyrights and other Intellectual Property rights;
(n)Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
(o)rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts of the Loan Parties and their Subsidiaries in the Ordinary Course of Business;
(p)Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under the definition of “Permitted Indebtedness”;
(q)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(r)Liens solely on any cash earnest money deposits made by the Loan Parties and their Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;
(s)Liens that secure Indebtedness of Foreign Subsidiaries permitted under clause (o) of the definition of “Permitted Indebtedness”; and
(t)other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.
“Permitted Indebtedness” shall mean:
(a)the Obligations;
(b)Indebtedness as of the Closing Date set forth on Schedule 7.8 hereto and any Refinancing Indebtedness in respect of such Indebtedness;
(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000 at any time;
(d)endorsement of instruments or other payment items for deposit;
(e)Indebtedness consisting of guarantees permitted under Section 7.3 hereof;
(f)Indebtedness incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition; provided that (i) such Indebtedness shall at all times be unsecured, (ii) such Indebtedness is not incurred for working capital purposes, (iii) such Indebtedness shall not amortize or mature prior to the date that is six (6) months after the Maturity Date and such Indebtedness shall not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is six (6) months after the Maturity Date, (iv) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Required Lenders; and (v) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any time;
(g)Acquired Indebtedness and any Refinancing Indebtedness in respect of such Acquired Indebtedness; provided that (i) such Indebtedness shall at all times be unsecured, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any time;
(h)Indebtedness (x) constituting deferred purchase price obligations arising in connection with Permitted Acquisitions, (y) under Permitted Seller Notes and Permitted Earnouts arising in connection with Permitted Acquisitions, and (z) under non-compete payment obligations arising in connection with Permitted Acquisitions, provided that, (i) such Indebtedness shall at all times be unsecured, (ii) such Indebtedness described in clauses (x) and (y) above (other than, with respect to any Permitted Acquisition, deferred purchase price obligations arising in connection therewith, the payment of which are not subject to any condition or contingency other than the passage of time, in an amount not to exceed 15% of the purchase price for such Permitted Acquisition) shall be subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Required Lenders and in no event shall the Loan Parties make any payments in respect of such Indebtedness unless, as of the date of any such payment and after giving effect thereto, (A) each of the Payment Conditions shall have been satisfied; and (B) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; and; (iii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any time;
(i)Indebtedness incurred in the Ordinary Course of Business under performance, surety, bid, statutory, or appeal bonds;
(j)Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(k)Indebtedness consisting of Interest Rate Hedges and Foreign Currency Hedges that is incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Loan Parties and their Subsidiaries and not for speculative purposes;
(l)unsecured Indebtedness of Quantum owing to former employees, officers or directors (or any spouses, ex-spouses or estates of any of the foregoing) incurred in connection with the repurchase by Quantum of the Equity Interests of Quantum that has been issued to such Persons, so long as (i) such Indebtedness shall at all times be unsecured; (ii) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to the Required Lenders; and (iii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $1,000,000 at any time;
(m)Indebtedness constituting Permitted Investments;
(n)unsecured Indebtedness incurred in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;
(o)Indebtedness of any Foreign Subsidiaries of Quantum; provided that (i) the aggregate outstanding principal amount of such Indebtedness (shall not exceed $2,500,000 at any time, and (ii) such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets;
(p)Indebtedness of any Loan Party or its Subsidiaries in respect of Permitted Intercompany Advances;
(q)the accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;
(r)any other Indebtedness which is unsecured (or, to the extent a Lien securing such Indebtedness constitutes a Permitted Encumbrance, secured Indebtedness) incurred by any Loan Party or any of its Subsidiaries, not otherwise permitted in clauses (a) through (q) above, and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed an amount equal to (i) with respect to any such Indebtedness incurred under the Paycheck Protection Program or any similar program provided by a U.S. Governmental Body as part of a stimulus package associated with the COVID-19 pandemic (“COVID-19 Debt”), $6,250,000 plus (ii) $3,750,000 (which may, but shall not be required to, constitute COVID-19 Debt);
(s)any other unsecured Subordinated Indebtedness incurred by any Loan Party or any of its Subsidiaries (and any Refinancing Indebtedness in respect of such Subordinated Indebtedness) not otherwise permitted in clauses (a) through (r) above; provided that (i) on the date such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, and (ii) the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed $15,000,000; and
(t)the Revolving Loan Indebtedness (and any refinancing in respect of such Revolving Loan Indebtedness that is incurred in accordance with the terms of the Intercreditor Agreement).
“Permitted Intercompany Advances” shall mean any loans and/or advances made:
(a)pursuant to, and in accordance with, the Transfer Pricing Program;
(b)by a Loan Party to another Loan Party;
(c)by a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party;
(d)by a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party; and
(e)by a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party; provided that (i) the aggregate amount of all such loans and advances made after the Closing Date at any one time outstanding shall not exceed $2,500,000; (ii) immediately after giving effect to the making of such loan or advance, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof; (iii) on the date any such loan or advance is made and after giving effect thereto, each of the Payment Conditions shall have been satisfied; and (iv) in connection with any loan or advance made for purposes of funding a Permitted Acquisition, such loan or advance shall promptly be repaid in full by such Subsidiary to such Loan Party if such Permitted Acquisition is not consummated within thirty (30) days of the making of such loan or advance.
“Permitted Investments” shall mean:
(a)Investments in (i) cash and Cash Equivalents, (ii) Foreign Cash Equivalents, and (iii) readily marketable United States corporate securities that are made in compliance with the Cash Management Policy;
(b)Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;
(c)advances made in connection with purchases of goods or services in the Ordinary Course of Business;
(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of an Insolvency Event involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule 7.4 hereto;
(f)guarantees permitted under Section 7.3 hereof;
(g)Permitted Intercompany Advances, so long as, (i) the applicable loan or advance is evidenced by a promissory note on terms and conditions (including terms subordinating payment of the Indebtedness evidenced by such note to the prior Payment in Full of all of the Obligations) acceptable to the Required Lenders and (ii) such note has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Parties that are the payees on such note;
(h)Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Quantum);
(i)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of Customers or suppliers or otherwise outside the Ordinary Course of Business) or as security for any such Indebtedness or claims;
(j)deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;

(k)(i) non-cash loans and advances to employees, officers and directors of Quantum or any of its Subsidiaries for the purpose of purchasing Equity Interests in Quantum, so long as the proceeds of such loans or advances are used in their entirety to purchase such Equity Interests in Quantum, and (ii) loans and advances to employees and officers of any Loan Party or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time;
(l)Permitted Acquisitions and Specified Immaterial Acquisitions;
(m)Investments resulting from entering into (i) Interest Rate Hedges, Foreign Currency Hedges or Cash Management Products and Services, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of “Permitted Indebtedness”;
(n)equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by Applicable Law to maintain a minimum net capital requirement or as may be otherwise required by Applicable Law;
(o)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;
(p)any Investment by way of (i) merger, consolidation, reorganization or recapitalization, (ii) reclassification of Equity Interests; or (iii) transfer of assets, in each case solely to the extent permitted by Section 7.1 hereof;
(q)to the extent constituting an Investment, any Restricted Payment to the extent permitted by Section 7.7 hereof; and
(r)any other Investments in an aggregate amount not to exceed $10,000,000 outstanding at any time; provided that (i) on the date any Investment is made and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) on the date any Investment is made which would cause the aggregate amount of all Investments outstanding under this clause (r) to exceed $1,000,000, and after giving effect to such Investment, each of the other Payment Conditions shall have been satisfied.
“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred after the Closing Date and at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Permitted Seller Note” shall mean a promissory note with respect to unsecured Indebtedness of any Loan Party incurred in connection with a Permitted Acquisition and payable to the seller in connection therewith (excluding Indebtedness arising from deferred purchase price obligations) and, if the initial principal amount of such promissory note is equal to or greater than $1,500,000, containing subordination terms (or subject to a Subordination Agreement in favor of Agent and Lenders) and other terms and conditions reasonably satisfactory to Required Lenders.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or to which any Loan Party is required to contribute or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, maintained by any member of the Controlled Group or to which any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean the Collateral Pledge Agreement, dated as of the Closing Date, executed and delivered by the Loan Parties in favor of Agent, and any other pledge agreement executed and delivered by any Loan Party or other Person in favor of Agent to secure the Obligations.
“PNC” shall mean PNC Bank, National Association.
“PNC Qualified Cash” shall mean all cash and Cash Equivalents of the Borrowers which is maintained in a Blocked Account or a Depository Account with the Revolving Loan Agent and is subject to a Control Agreement; provided that prior to January 31, 2019 (or such later date as the Required Lenders may agree pursuant to Section 6.13(a)(i)), such Control Agreement shall only be required to be in favor of the Revolving Loan Agent.
“Prepayment Premium” shall have the meaning set forth in Section 2.1(d) hereof.
“Prime Rate” shall mean, for any period, the greatest of (a) three percent (3.00%) per annum, (b) the Federal Funds Rate plus one-half of one percent (0.50%) per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus one percent (1.00%) per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prime Rate Loans” shall mean Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.
“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.
“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.
“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) except for Permitted Encumbrances set forth in clause (c) of the definition thereof, no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.
“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.
“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.
“Qualified Cash” shall mean, as of any date of determination, the sum of:
(a)so long as Quantum is in compliance with Section 6.13(a)(i) hereof, all cash and Cash Equivalents of Quantum which is maintained in a Blocked Account at a Specified Domestic Blocked Account Bank;
(b)so long as Quantum is in compliance with Section 6.13(a)(ii) hereof, all cash and Cash Equivalents of Quantum in an amount not to exceed $5,000,000 which is maintained in the Swiss Blocked Accounts; and
(c)all PNC Qualified Cash.

“Qualified Equity Interests” shall mean Equity Interests issued by Quantum (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests.
“Quantum” shall have the meaning set forth in the preamble to this Agreement.
“Quantum Board” shall have the meaning set forth in the Section 6.14 hereof.
“Quantum International” shall mean Quantum International, Inc., a Delaware corporation.
“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.
“Real Property” shall mean all of the real property owned, leased or operated by any Loan Party on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
“Recipient” shall mean (a) Agent, (b) any Lender, (c) any Participant, or (d) any other recipient of any payment to be made by or on account of any Obligations.
“Recurring Royalty Revenue” shall mean revenue received and recognized by Quantum or any of its Subsidiaries pursuant to a Format Development Agreement relating to the LTO Program.
“Reference Time” with respect to any determination of the Benchmark shall mean (a) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (b) if the Benchmark is not LIBOR, the time determined by the Required Lenders in accordance with the Benchmark Replacement Conforming Changes.
“Refinancing Indebtedness” shall mean any financing, renewal or extension of Indebtedness so long as:
(a)such refinancing, renewal or extension does not result in an increase in the principal amount of the Indebtedness so refinanced, renewed or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;
(b)such refinancing, renewal or extension does not result in a shortening of the average weighted maturity (measured as of the date of the refinancing, renewal or extension) of the Indebtedness so refinanced, renewed or extended, and such refinancing, renewal or extension is not on terms or conditions that, taken as a whole, are less favorable to the interests of the Secured Parties than the terms and conditions of the Indebtedness being refinanced, renewed or extended;
(c)if the Indebtedness that is refinanced, renewed or extended was Subordinated Indebtedness, then the terms and conditions of the refinancing, renewal or extension shall include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed or extended Indebtedness; and
(d)the Indebtedness that is refinanced, renewed or extended is not recourse to any Person that is liable on account of the Obligations, other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed or extended.
“Register” shall have the meaning set forth in Section 2.2(c) hereof.
“Regulation T” shall mean Regulation T of the Board of Governors as in effect from time to time.

“Regulation U” shall mean Regulation U of the Board of Governors as in effect from time to time.
“Regulation X” shall mean Regulation X of the Board of Governors as in effect from time to time.
“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.
~~“Replacement Rate” shall have the meaning set forth in Section 3.6 hereof.~~
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Compliance Event” shall mean that any Covered Entity or, to the knowledge of the Loan Parties, any agent of any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any material aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.
“Required Lenders” shall mean Lenders holding at least fifty-one percent (51%) of the sum of the outstanding principal balance of the Loans; provided that, so long as any Closing Date Lender and/or any of its Affiliates holds at least 50% of the Loans held by it on the Closing Date, “Required Lenders” shall include such Closing Date Lender and/or such Affiliate.
“Reserve Percentage” shall mean, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
“Resignation Effective Date” shall have the meaning set forth in Section 14.6(a).
“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Equity Interests issued by any Loan Party in their capacity as such holders (other than dividends or distributions payable in Qualified Equity Interests issued by Quantum), (b) the purchase, redemption or making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) of any Equity Interests issued by any Loan Party, or (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Loan Party now or hereafter outstanding.
“Revolving Loan Agent” shall mean the “Agent” as defined in the Revolving Loan Agreement.
“Revolving Loan Agreement” shall mean that certain Revolving Credit and Security Credit Agreement dated as of the Closing Date by and among Revolving Loan Agent, the Revolving Loan Lenders and the Loan Parties, as amended, restated or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement.
“Revolving Loan Documents” shall mean, collectively, the following (as the same may be amended, restated, refinanced or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement): (a) the Revolving Loan Agreement, all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, (b) all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, and (c) all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.
“Revolving Loan Indebtedness” shall mean “Obligations” (or any such similar term) (as defined in the Revolving Loan Agreement) of the Loan Parties owing to Revolving Loan Agent, Revolving Loan Lenders and the other Secured Parties (as defined in the Revolving Loan Agreement) under the Revolving Loan Documents.
“Revolving Loan Lenders” shall mean the financial institutions from time to time party to the Revolving Loan Agreement as lenders.
“S&P” shall mean S&P Global Ratings, or any successor.
“Sanctioned Country” shall mean a country which is itself the subject of a comprehensive sanctions program maintained under any Anti-Terrorism Law (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” shall mean any Person (a) listed in any list of designated, prohibited, sanctioned or debarred Persons under any Anti-Terrorism Law, (b) operating, organized, or resident in a Sanctioned Country or (c) owned or controlled by any such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to vote a majority of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person or to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
“Scheduled Term Loan Installment Payments” shall have the meaning set forth in Section 2.1(b) hereof.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“SEC Inquiry” shall mean that certain inquiry initiated by the Securities and Exchange Commission on or around January 11, 2018 regarding Quantum’s accounting practices and internal controls related to revenue recognition for transactions commencing April 1, 2016.
“Secured Parties” shall mean, collectively, Agent and the Lenders and the respective successors and assigns of each of them.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Service Inventory” shall mean Inventory consisting of (a) component parts used to repair defective products and (b) finished units provided for Customer use either permanently or on a temporary basis while a defective product is being repaired and, in each case, specified as “service parts inventories” (or with a similar description) on the balance sheets of the Loan Parties.
“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Specified Domestic Blocked Account Bank” shall mean, collectively, the following (together with their respective successors and assigns): (a) PNC and (b) any other depository bank as may be reasonably acceptable to Required Lenders.
“Specified Immaterial Acquisition” shall mean an acquisition by a Loan Party or any of its Subsidiaries of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that:
(a)on the date of any such acquisition and after giving pro forma effect thereto, (i) Liquidity shall be equal to or greater than $20,000,000, and (ii) no Event of Default shall exist or shall have occurred and be continuing;
(b)the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of (i) any individual acquisition shall not exceed $2,500,000 and (ii) all such acquisitions from and after the Fourth Amendment Effective Date shall not exceed $5,000,000 in the aggregate ~~during the Term~~;
(c)immediately after giving effect to the consummation of the proposed acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof;
(d)Quantum and its Subsidiaries are in compliance with the conduct of business covenant set forth in Section 7.9 hereof; and
(e)Quantum and its Subsidiaries are (or will be within the specified timeframes) in compliance with the covenants relating to the guaranties and collateral set forth in Article IV.
“Specified Swiss Blocked Account Bank” shall mean UBS Switzerland AG, Max-Hoegger-Strasse 80, P.O. Box CH-8098, Zurich, Switzerland, and its successors and permitted assigns.
“Subordinated Indebtedness” shall mean: (a) Indebtedness under any Permitted Seller Notes, (b) Indebtedness in respect of Permitted Earnouts, and (c) any other unsecured Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and that (i) is guaranteed by the Loan Parties, (ii) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six (6) months after the Maturity Date, (iii) does not include any covenant (including without limitation any financial covenant) or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement; provided that with respect to any financial covenant, such covenant shall not be more restrictive or onerous on any Loan Party in any respect, and (iv) contains customary subordination (including customary payment blocks during a payment default under any “senior debt” designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other “senior debt” designated thereunder.
“Subordination Agreement” shall mean any subordination agreement by and among Agent, any Loan Party and any holder of Subordinated Indebtedness, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.
“Subsidiary” of any Person shall mean a corporation or other entity whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to Quantum or any of its Subsidiaries) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)).
“Swiss Blocked Accounts” shall mean the Blocked Accounts of Quantum maintained at Specified Swiss Blocked Account Bank.
“Swiss Pledge Agreement” shall mean a Bank Account Pledge Agreement to be entered into on or after the Closing Date by and between Quantum and Agent with respect to the Swiss Blocked Accounts, in form and substance reasonably satisfactory to Agent and Required Lenders.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall mean (a) the term loans made by the Lenders on the Closing Date and the Delayed Draw Date pursuant to Section 2.1(a)(i) and (b) the term loans made by the Lenders on the Fourth Amendment Effective Date pursuant to Section 2.1(a)(ii).
“Term Loan Note” shall mean a Term Loan Credit Note substantially in the form of Exhibit 2.1.
“Term Priority Collateral” shall have the meaning given to such term in the Intercreditor Agreement.
“Term SOFR” shall mean the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Pension Benefit Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan or Multiemployer Plan; (e) any event or condition (i) which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (ii) that results in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.
“Total Net Leverage Ratio” shall mean, for any Person on any date of determination, the ratio of (a) Adjusted Funded Debt of such Person on such date to (b) EBITDA of such Person for the four (4) fiscal quarter period ending on or immediately prior to such date.
“Toxic Substance” shall mean and include any material present on any Real Property owned or leased by any Loan Party (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
“Transactions” shall mean ~~the~~(a) as applicable to the Closing Date, the transactions under or contemplated by this Agreement, the Other Documents and the Revolving Loan Documents to occur on the Closing Date~~.~~ (the “Closing Date Transactions”) and (b) as applicable to the Fourth Amendment Effective Date, the transactions under or contemplated by this Agreement, the Fourth Amendment, the Other Documents executed and delivered in connection therewith and the Revolving Loan Documents to occur on the Fourth Amendment Effective Date (the “Fourth Amendment Transactions”).
“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.
“Transfer Pricing Program” shall mean the transactions between Quantum and any of its Subsidiaries or between any Subsidiaries of Quantum pursuant to which Quantum, directly or indirectly, reimburses expenses incurred by its Subsidiaries in the operation of the business, in each case, in accordance with Applicable Law, in the Ordinary Course of Business and in a manner consistent with past practice.
“Treasury Rate” shall mean, at any determination date, the yield to maturity as of such date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the 30-month anniversary of the Closing Date; provided, ~~however,~~ that if no published maturity exactly corresponds with such date, then the Treasury

Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, ~~however,~~ that if the period from such date to the 30-month anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Undrawn Availability” shall have the meaning provided for in the Revolving Loan Credit Agreement (as in effect on the date hereof).
“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, Capital Expenditures funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of an Advance. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ended on June 30, 2018 and September 30, 2018, (a) the Unfunded Capital Expenditures of Quantum and its Subsidiaries for the fiscal quarter ended on June 30, 2018 shall be deemed to be $2,193,818 and (b) the Unfunded Capital Expenditures of Quantum and its Subsidiaries for the fiscal quarter ended on September 30, 2018 shall be deemed to be $1,395,751.
“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.
“U.S. Bank” shall have the meaning ascribed to such term in the preamble to this Agreement.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, amended, modified, supplemented, renewed, extended or replaced.
“Warrants” shall ~~have the meaning set forth in Section 8.1(ee)~~mean the Closing Date Warrants and the Fourth Amendment Warrants.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
3.Uniform Commercial Code Terms
. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
4.Certain Matters of Construction
. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, except where the context clearly requires otherwise. Any pronoun used shall be deemed to cover all genders. All references herein to the Revolving Loan Agreement or any of the other Revolving Loan Documents shall mean the Revolving Loan Agreement or such other Revolving Loan Documents as in effect on the Closing Date and as the same may be amended, modified, supplemented, renewed, restated, refinanced or replaced in accordance with the terms of the Intercreditor Agreement. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders (or such higher percentage of Lenders as may be required by Section 16.2). Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the Borrowers’ knowledge” or “to the Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower or any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
5.Divisions
. For all purposes under this Agreement and the Other Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

II	LOANS, PAYMENTS.
1.Term Loan.
(a)Term Loan Amounts.
(i)~~On~~Subject to the terms and ~~subject to the~~ conditions set forth herein, each Lender ~~hereby agrees to make~~made to Quantum (A) a term loan on the Closing Date in an original principal amount equal to (1) such Lender’s Commitment with respect to the Closing Date as set forth on Schedule 1.1 hereto less (2) the discount applicable to such Lender with respect to the Closing Date as set forth on Schedule 1.1 hereto and (B) a term loan on the Delayed Draw Date in an original principal amount equal to (1) such Lender’s Commitment with respect to the Delayed Draw Date as set forth on Schedule 1.1 hereto less (2) the discount applicable to such Lender with respect to the Delayed Draw Date as set forth on Schedule 1.1 hereto. Moreover, the Borrowers and the Lenders ~~agree~~agreed and ~~acknowledge~~acknowledged that (x) each term loan and the associated Closing Date

Warrant ~~comprise~~comprised an “investment unit” within the meaning of Treasury Regulations Section 1.1273-2(h), and that the fair market value of each Closing Date Warrant is specified on Schedule 1.1 hereto~~.~~ and (y) the sum of the discount specified in the foregoing clauses (A)(2) and (B)(2) and the fair market value of the Closing Date Warrants will be treated as original issue discount on the Term Loan for U.S. federal income tax purposes and will reduce the issue price of the Term Loan. ~~Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Commitment, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund the Term Loan because another Lender has failed to fund. Borrowers shall not have any right to reborrow any portion of the Term Loan which is repaid or prepaid from time to time.~~ The Commitments of the Lenders (x) to make the Term Loan on the Closing Date ~~shall expire~~expired concurrently with the making of the Term Loan on the Closing Date and (y) to make the Term Loan on the Delayed Draw Date ~~shall expire~~expired concurrently with the making of the Term Loan on the Delayed Draw Date. ~~There shall be no conditions precedent to the making of the Term Loan on the Delayed Draw Date other than that the Lenders funded their respective Term Loan on the Closing Date in accordance with Schedule 1.1. The Borrowers and the Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes, pursuant to Treasury Regulation Section 1.1275-2(c), each Loan will be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of Section 1271 of the Code.~~The Borrowers hereby acknowledge, confirm and agree that $150,000,000 of the aggregate Commitments of the Lenders were advanced on the Closing Date, $15,000,000 of the aggregate Commitments of the Lenders were advanced on the Delayed Draw Date, and $165,208,106.25 of the aggregate principal amount of the Term Loan remains outstanding on the Fourth Amendment Effective Date.
(ii)On the terms and subject to the conditions set forth herein, each Lender hereby agrees to make to Quantum a term loan on the Fourth Amendment Effective Date in an original principal amount equal to (A) such Lender’s Fourth Amendment Commitment as set forth on Schedule 1.1 hereto less (B) the discount applicable to such Lender with respect to the Fourth Amendment Effective Date as set forth on Schedule 1.1 hereto. Moreover, the Borrowers and the Lenders agree and acknowledge that each term loan and the associated Fourth Amendment Warrant comprise an “investment unit” within the meaning of Treasury Regulations Section 1.1273-2(h), and that the fair market value of each Fourth Amendment Warrant is specified on Schedule 1.1 hereto.   The sum of the discount specified in the foregoing clause (B) and the fair market value of the Fourth Amendment Warrants will be treated as original issue discount on the Term Loan for U.S. federal income tax purposes and will reduce the issue price of the Term Loan. Each Lender’s obligation to fund the Term Loan on the Fourth Amendment Effective Date shall be limited to such Lender’s Fourth Amendment Commitment, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund the Term Loan because another Lender has failed to fund. The Fourth Amendment Commitments of the Lenders to make the Term Loan on the Fourth Amendment Effective Date shall expire concurrently with the making of the Term Loan on the Fourth Amendment Effective Date.
(iii)Borrowers shall not have any right to reborrow any portion of the Term Loan which is repaid or prepaid from time to time.
(iv)The term loans made on the Fourth Amendment Effective Date shall constitute a separate tranche from the term loans outstanding immediately prior to the Fourth Amendment Effective Date. Borrowers and the Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes, pursuant to Treasury Regulation Section 1.1275-2(c), each Loan will be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of Section 1271 of the Code.

(v)~~(ii)~~ The Borrowing Agent shall deliver to Agent a Notice of Borrowing, not later than 2:00 p.m. one Business Day prior to the ~~Closing~~Fourth Amendment Effective Date. Such Notice of Borrowing shall be irrevocable and shall specify (x) the principal amount of the proposed Loans to be drawn on ~~each of the Closing Date and the Delayed Draw~~the Fourth Amendment Effective Date, (y) whether ~~each~~the proposed Loan is requested to be a Prime Rate Loan or a LIBOR Rate Loan, and (z) wire instructions for the account to which funds to the Borrowers should be deposited. Agent and the Lenders may act without liability upon the basis of written notice believed by the Agent in good faith to be from the Borrowing Agent. Each Borrower hereby waives the right to dispute the Agent’s record of the terms of any such Notice of Borrowing. Agent and each Lender shall be entitled to rely conclusively on the Borrowing Agent’s authority to request a Loan on behalf of the Borrowers until Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
(vi)~~(iii)~~ All Loans to be made on the Fourth Amendment Effective Date under this Agreement shall be made by the Lenders, to the account specified by Agent, no later than 12:00 noon (New York time) on the ~~Closing Date in the case of Loans made pursuant to Section 2.1(a)(i)(A) and no later than 12:00 noon (New York time) on the Delayed Draw Date in the case of Loans made pursuant to Section 2.1(a)(i)(B)~~Fourth Amendment Effective Date, simultaneously and proportionately to their ~~Commitment~~Fourth Amendment Commitments, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Fourth Amendment Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Promptly upon receipt of all funds from each Lender sufficient to make the Loans requested for the applicable date in the Notice of Borrowing, the Agent will make the proceeds of such Loans available to the Borrowers by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Agent for the applicable date to be wired to the account provided by the Borrowing Agent in the Notice of Borrowing for such purpose.
(b)Scheduled Term Loan Payments. The principal amount of the Term Loan shall be paid in installments (all such installment payments, collectively, the “Scheduled Term Loan Installment Payments”) on the dates shown below in an amount equal to the product of (i) the percentage set forth in Column B below shown opposite each date as set forth in Column A below times (ii) the original principal amount of the Term Loan (including the original principal amount of the Term Loan made on the Fourth Amendment Effective Date commencing with the Scheduled Term Loan Installment Payment due on March 31, 2021), as adjusted in accordance with Section 2.3(f) hereof:

Column A	Column B
Date of Payment	Percentage of Original Principal Amount of Term Loan to be Paid
March 31, 2019	0.250%
June 30, 2019	0.250%
September 30, 2019	0.250%
December 31, 2019	0.250%
April 1, 2020	0.000%
June 30, 2020	~~0.500~~0.000%
September 30, 2020	~~0.250~~0.000%
December 31, 2020	~~0.250~~0.000%
March 31, 2021	0.250%
June 30, 2021	0.250%
September 30, 2021	0.250%
December 31, 2021	0.250%
March 31, 2022	0.250%
June 30, 2022	0.250%
September 30, 2022	0.250%
December 31, 2022	0.250%
March 31 2023	0.250%
June 30, 2023	0.250%
September 30, 2023	0.250%
Maturity Date	The remaining principal balance of the Term Loan

Notwithstanding the foregoing, the outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon and all other Obligations accrued and unpaid, shall be due and payable on the Maturity Date. Notwithstanding the foregoing, all Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.
(c)Optional Prepayments. Subject to the payment of the applicable Prepayment Premium set forth in Section 2.1(d), Borrowers may from time to time by 12:00 noon (New York time) with at least one (1) Business Day’s prior written notice to Agent specifying the date and amount of such prepayment, prepay the Term Loan in whole in part; provided, that any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000; provided, further that any notice of optional prepayment pursuant to this clause (c) that is based on the consummation of a Change of Control or a Payment in Full of the Obligations in connection with another transaction may be conditioned on the closing of such other transaction. All such prepayments shall be applied in accordance with Section 2.3(f) hereof. Each prepayment made pursuant to this Section 2.1(c) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.
(d)Call Protection. In the event all or any portion of the principal of the Loans is (i) voluntarily prepaid under Section 2.1(c), (ii) prepaid under Section 2.3(a) (other than as a result of any Disposition pursuant to clause (g) or (h) of the definition of “Permitted Dispositions”), Section 2.3(b) (other than as a result of receipt of any Extraordinary Receipts under clause (a) or (b) of the definition thereof) or Section 2.3(c), (iii) accelerated in accordance with Article XI (including, without limitation, automatic acceleration upon an Event of Default under Section 10.6 or operation of law upon the occurrence of a bankruptcy or insolvency event) or (iv) satisfied or released by foreclosure (whether by power of judicial proceeding) or deed in lieu of foreclosure, Borrowers shall be required to pay (A) the Make Whole Amount if such prepayment, acceleration, satisfaction or release occurs on or prior to the 30-month anniversary of the Closing Date or (B) the Applicable Prepayment Premium if such prepayment, acceleration, satisfaction or release occurs after the 30-month anniversary of the Closing Date (the Make Whole Amount, the Applicable Prepayment Premium, the Change of Control Premium and the Equity Claw Premium, as the case may be, the “Prepayment Premium”). It is understood and agreed that the Prepayment Premium applicable at the time of a prepayment, acceleration, satisfaction or release shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable under the terms of this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrowers agree that it is reasonable under the circumstances currently existing. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH SUCH PREPAYMENT PREMIUM OR ACCELERATION. Borrowers expressly agree (to the fullest extent that they may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrowers expressly acknowledge that their agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans. For the avoidance of doubt, Agent shall have no obligation to calculate, or to verify Borrowers’ or any Lender’s calculation of, any Prepayment Premium due under this Agreement.
(e)Equity Clawback. Notwithstanding Section 2.1(d), Borrowers shall be permitted to prepay up to ~~25~~50% of the aggregate principal amount of the outstanding Term Loans with Net Cash Proceeds of any public offering of Equity Interests at a prepayment premium equal to ~~12.0~~5.0% of the principal amount being prepaid (the “Equity Claw Premium”).
2.General Provisions Regarding Payment; Register.
(a)All payments to be made by Borrowers or Guarantors under this Agreement or any Other Document, including payments of principal and interest on the Notes, Prepayment Premium, and all fees, expenses, indemnities and reimbursements, shall be made without set off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Borrowers shall make all payments in immediately available funds to the Payment Account before 12:00 noon (New York time) on the date when due; provided that all payments received by Agent after 12:00 noon (New York time) on any Business Day shall be credited as if received on the next succeeding Business Day. Any optional or mandatory prepayment of the Term Loan shall be accompanied by timely delivery to Agent of an appropriately completed Payment Notification, as provided in Section 2.3(g) hereof. In the absence of receipt by Agent of an appropriately completed Payment Notification on or prior to such prepayment, each Borrower and each Lender hereby fully authorizes and directs Agent, notwithstanding any contrary application provisions contained herein, to apply payments and/or prepayments received from any Borrower against the outstanding Term Loan in accordance with the provisions of Section 2.3(f) hereof; provided, that if Agent at any time determines that payments received by Agent were in respect of a mandatory prepayment event, Agent shall apply such payments in accordance with the provisions of Section 2.3(f) hereof, and shall be fully authorized by each Borrower and each Lender to make any corresponding Register reversals in respect thereof. Notwithstanding anything to the contrary contained herein, any Payment Notification may state that such Payment Notification is conditioned upon the effectiveness of a Payment in Full of the Indebtedness or the consummation of a Change in Control in connection with another transaction.
(b)Each Lender shall maintain on its books an account (the “Borrower Account”) to record Loans and other extensions of credit made by the Lenders hereunder or under any Other Document, and all payments thereon made by any Borrower. All entries in the Borrower Account shall be made in accordance with such Lender’s customary accounting practices as in effect from time to time. The balance in the Borrower Account, as recorded on a Lender’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to such Lender by Borrowers absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay all amounts owing hereunder or under any Other Document. Unless Borrowing Agent notifies a Lender in writing of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
(c)Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at its address a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees and amounts due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Each repayment by Borrowers in respect of principal, Prepayment Premium or interest on the Loans and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders entitled thereto pro rata in accordance with the respective amounts then due and owing to such Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans or other Obligations greater than its pro rata share thereof, then the Lender receiving such greater proportion shall (a) notify the Agent in writing of such fact, and (b) be deemed automatically to have purchased (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement that, by such terms, is permitted or required to be made to less than all of the Lenders or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Borrowers consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

3.Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.
(a)Subject to the reinvestment right described in the immediately succeeding sentence and the provisions of the Intercreditor Agreement, within ten (10) days after receipt by any Loan Party of the Net Cash Proceeds of any Disposition pursuant to clauses (h), (n), (p), or (q) of the definition of “Permitted Dispositions” of any Collateral which constitutes Term Priority Collateral, Borrowers shall prepay the Loans in an amount equal to the Net Cash Proceeds of such Disposition, and until the date of payment, such proceeds shall be held in trust for Agent. Notwithstanding the foregoing, (A) so long as no Event of Default has occurred and is continuing, such Net Cash Proceeds may, at the option of Borrowing Agent, be applied to invest in property or assets used or useful in the business of any Borrower, provided that (x) Agent has a Lien on such property or assets, (y) Borrowing Agent delivers to Agent and Lenders within ten (10) days after the date of receipt of such Net Cash Proceeds a certificate stating that such Net Cash Proceeds shall be used to acquire property or assets used or useful in the business of any Borrower within one hundred eighty (180) days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth an estimate of the Net Cash Proceeds to be so expended), (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Net Cash Proceeds shall be deposited in an account pledged to Agent, and (C) any Net Cash Proceeds applied to repair, refurbish or replace Collateral pursuant to and in accordance with this Section 2.3(b) shall not be deemed Capital Expenditures for purposes of this Agreement. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof. The foregoing shall not be deemed to be implied consent to any Disposition otherwise prohibited by the terms and conditions hereof.
(b)Subject to the reinvestment right described in the second succeeding sentence, within ten (10) days after receipt by any Loan Party of any Extraordinary Receipts which constitute Term Priority Collateral in an aggregate amount equal to or in excess of $500,000 in any fiscal year, the Borrowers shall prepay the Loans in an amount equal to the amount of such Extraordinary Receipts, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in the manner described in Section 2.3(f) hereof. Notwithstanding the foregoing, (A) so long as no Event of Default has occurred and is continuing, any Extraordinary Receipts consisting of insurance proceeds from one or more policies covering, or proceeds from any judgment, settlement, condemnation or other cause of action in respect of, the loss, damage, taking or theft of any property or assets may, at the option of Borrowing Agent, be applied to repair, refurbish or replace such property or assets or acquire replacement property or assets for the property or assets so lost, damaged or stolen or other property or assets used or useful in the business of any Borrower for the property or assets so disposed, provided that (x) Agent has a Lien on such replacement (or repaired or restored) property or assets, (y) Borrowing Agent delivers to Agent and Lenders within ten (10) days after the date of receipt of such Extraordinary Receipts a certificate stating that such Extraordinary Receipts shall be used to repair or refurbish such property or assets or to acquire such replacement property or assets for the property or assets so lost, damaged or stolen or such other property or assets used or useful in the business of any Borrower within one hundred eighty (180) days after the date of receipt of such Extraordinary Receipts (which certificate shall set forth an estimate of the Extraordinary Receipts to be so expended), (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Extraordinary Receipts shall be deposited in an account pledged to Agent, and (C) any Extraordinary Receipts applied to repair, refurbish or replace Collateral pursuant to and in accordance with this Section 2.3(b) shall not be deemed Capital Expenditures for purposes of this Agreement.
(c)Upon the receipt by any Loan Party of the Net Cash Proceeds from the issuance or sale of any Indebtedness or any equity securities (other than (i) Permitted Indebtedness, (ii) Net Cash Proceeds from the issuance of Qualified Equity Interests to members of the management or employees of any Loan Party, and (iii) Net Cash Proceeds of the issuance of Equity Interests to any Loan Party), Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Cash

Proceeds promptly, but in no event more than three (3) Business Days following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof. The foregoing shall not be deemed to be implied consent to any issuance or sale of any Indebtedness or any equity securities otherwise prohibited by the terms and conditions hereof.
(d)Within five Business Days following the occurrence of a Change of Control, Borrowers shall prepay the Loans (subject to the payment of a prepayment premium (the “Change of Control Premium”) equal to the greater of (i) the Make Whole Amount or Applicable Prepayment Premium, as applicable, or (ii) 1.0% on the principal amount being prepaid).
(e)On or before the fifth (5th) Business Day following the date on which audited financial statements are required to be delivered pursuant to Section 9.7 hereof (the “Excess Cash Flow Due Date”), beginning with the fiscal year ending March 31, ~~2020~~2021 and for each fiscal year thereafter, Borrowers shall prepay the Loans in an amount equal to the Applicable ECF Percentage of Excess Cash Flow for such fiscal year minus voluntary prepayments of the Term Loans to the extent made during the applicable fiscal year of measurement (such amount not to be less than zero); provided further that, in the event Borrowers are unable to make any mandatory prepayment described in this Section 2.3(e) on any Excess Cash Flow Due Date due to the failure to satisfy the conditions in Section 7.17(b) of the Revolving Loan Credit Agreement (as in effect on the date hereof) on such date, then Borrowers shall make such prepayment on or before the fifth (5th) Business Day following delivery of the first monthly financial statements delivered thereafter to Agent pursuant to Section 9.9 hereof that demonstrates that the conditions in Section 7.17(b) of the Revolving Loan Credit Agreement (as in effect on the date hereof) have been satisfied. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof.
(f)Any prepayment of a LIBOR Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.2(d) hereof. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Prime Rate Loans and then to that portion of such Loan comprised of LIBOR Rate Loans, in direct order of Interest Period maturities. Subject to the provisions of the Intercreditor Agreement, all prepayments under Section 2.1(c) hereof and this Section 2.3 shall be applied to the remaining installments of the Term Loan on a pro rata basis.
(g)Borrowing Agent shall deliver to Agent an appropriately completed Payment Notification by 11:00 a.m. (New York time) on the date of payment of each mandatory prepayment pursuant to this Section 2.3 and each optional prepayment pursuant to Section 2.1(c) and Agent shall promptly notify each Lender of such notice.
4.Use of Proceeds.
(a)Borrowers shall apply the proceeds of the Term Loan to (i) repay the Indebtedness owing to Existing Agent and Existing Lenders under the Existing Loan Documents, (ii) repay all or a portion of any Revolving Loan Indebtedness outstanding as of the Closing Date, (iii) pay fees and expenses relating to the Transactions, and (iv) provide for their working capital needs and other general corporate purposes.
(b)Without limiting the generality of Section 2.4(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Term Loan, directly or indirectly, for any purpose in violation in any material respect of Applicable Law.

III	INTEREST AND FEES.
1.Interest.
(a)From and following the Closing Date, depending upon Borrowers’ election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Prime Rate or the LIBOR Rate, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:
(i)If a Prime Rate Loan, or any other Obligation other than a LIBOR Rate Loan, then at the sum of the Prime Rate plus the Applicable Margin for Prime Rate Loans.
(ii)If a LIBOR Rate Loan, then at the sum of the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.
(b)All interest and fees under this Agreement and each Other Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a LIBOR Rate Loan shall be included in the calculation of interest. The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a LIBOR Rate Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged. Interest on all Prime Rate Loans is payable in cash in arrears on the last Business Day of each calendar quarter and on the maturity of such Loans, whether by acceleration or otherwise. Except as set forth in the last sentence of this paragraph solely with respect to the interest due on April 1, 2020, interest on LIBOR Rate Loans shall be payable in cash on the last day of the applicable Interest Period. In addition, interest on LIBOR Rate Loans is due on the maturity of such Loans, whether by acceleration or otherwise. Notwithstanding the foregoing or anything herein to the contrary (including Section 2.2(a) hereof), (i) any interest due on March 31, 2020 shall instead by payable on April 1, 2020~~. Notwithstanding the foregoing,~~ and (ii) the Borrowers shall pay the interest due on April 1, 2020 (~~i~~A) in cash in the amount of the LIBOR Rate plus 5.50% per annum and (~~ii~~B) in kind in the amount of 4.50% per annum by capitalizing such interest and adding it to the principal amount of the Loans on April 1, 2020.
(c)(i) Automatically, after the occurrence and during the continuance of an Event of Default described in Section 10.6 and (ii) at the election of Agent or Required Lenders after the occurrence of any other Event of Default, and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) in excess of the rates otherwise payable under this Agreement (the “Default Rate”). Furthermore, at the election of Agent or Required Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Rate Loans then in effect expire, such Loans shall be converted into Prime Rate Loans and (y) the LIBOR election will not be available to Borrowers.
2.LIBOR Provisions.
(a)Subject to the provisions of Section 3.1(c) hereof, Borrowing Agent may request that the Term Loan be made as LIBOR Rate Loans, that outstanding portions of the Term Loan be converted to LIBOR Rate Loans and that all or any portion of a LIBOR Rate Loan be continued as a LIBOR Rate Loan upon expiration of the applicable Interest Period. Any such request will be made by submitting a Notice of Borrowing to Agent. Upon the expiration of an Interest Period, in the absence of a new Notice of Borrowing submitted to Agent by 12:00 noon (New York time) three (3) Business Days prior to the end of such Interest Period, the LIBOR Rate Loan then maturing shall be automatically converted to a LIBOR Rate Loan with a one month Interest Period. There may be no more than six (6) LIBOR Rate Loans outstanding at any one time. Loans which are not requested as LIBOR Rate Loans in accordance with this Section 3.2(a) shall be Prime Rate Loans. Agent will promptly notify Lenders, by written notice, of each Notice of Borrowing received by Agent prior to the first day of the Interest Period of the LIBOR Rate Loan requested thereby.
(b)In the event, prior to commencement of any Interest Period relating to a LIBOR Rate Loan, Agent shall determine in good faith or be notified in good faith and in writing by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Agent or Required Lenders shall promptly provide notice of such determination to Borrowing Agent and Lenders (which shall be conclusive and binding on Borrowers and Lenders). In such event (1) any request for a LIBOR

Rate Loan or for a conversion to or continuation of a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (2) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan and (3) the obligations of Lenders to make LIBOR Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent or Required Lenders shall so notify Borrowing Agent and Lenders.
(c)Notwithstanding any other provisions hereof, if any law, rule, regulation, treaty or directive or interpretation or application thereof shall make it unlawful for any Lender to make, fund or maintain LIBOR Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrowing Agent and the other Lenders. In such an event, (1) the commitment of such Lender to make LIBOR Rate Loans or convert Prime Rate Loans to LIBOR Rate Loans shall be immediately suspended and (2) such Lender’s outstanding LIBOR Rate Loans shall be converted automatically to Prime Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.
(d)Upon (i) any failure of any Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrowing Agent’s delivery to Agent of any applicable Notice of Borrowing (in each case other than any such failure that arises as a result of a Lender failing to fund such LIBOR Rate Loan or as a result of a notice delivered pursuant to Section 3.8 hereof) or (ii) any payment of a LIBOR Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay Agent, for the benefit of all Lenders that funded or were prepared and required to fund any such LIBOR Rate Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds but excluding any loss of interest rate margin that would have been earned on the repaid amounts) that any Lender may sustain as a result of such default or such payment. For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Rate Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.
3.Fees
.
(a)~~Fee Letter~~
~~.~~ Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
(b)On any date on which the Borrowers make a prepayment or repayment of the Loans (whether voluntary, mandatory, upon maturity, by acceleration, or otherwise), the Borrowers agree to pay to each Lender party to this Agreement on such date an exit fee in an amount equal to 2.0% of the aggregate principal amount prepaid or repaid (the “Exit Fee”); provided, however, that no Exit Fee shall be payable in connection with any such prepayment or repayment that is subject to an Equity Claw Premium under Section 2.1(e). Such Exit Fee shall be in addition to any Prepayment Premium (other than any Equity Claw Premium) otherwise applicable.
4.Maximum Charges
. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
5.Increased Costs
. In the event that any Change in Law or compliance by any Lender (for purposes of this Section 3.5, the term “Lender” shall include Agent, any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
(a)subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Taxes payable by Agent or such Lender);
(b)impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors; or
(c)impose on Agent or any Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Loans made by any Lender;
and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, converting to, continuing, renewing or maintaining its Loans hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent or any Lender to demand such compensation; provided that Borrowers shall not be required to compensate Agent or any Lender pursuant to this Section for any reductions in return incurred more than 270 days prior to the date that Agent or such Lender notifies Borrowing Agent of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.
6.Inability to Determine Interest Rate; Effect of Benchmark Transition Event
.
(a)~~3.6 Basis for Determining~~Temporary Inability to Determine Interest Rate ~~Inadequate or Unfair~~
. Unless and until a Benchmark Replacement ~~Rate~~ is implemented in accordance with ~~the immediately succeeding paragraph~~Section 3.6(b), in the event that:

(i)~~(a)~~ Agent or the Required Lenders shall have determined that reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 3.2 hereof for any Interest Period; or
(ii)~~(b)~~ Agent or the Required Lenders shall have determined that Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Prime Rate Loan into a LIBOR Rate Loan; or
(iii)~~(c)~~ Agent shall have determined that (or any Lender shall have notified Agent that) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or
(iv)~~(d)~~ the Required Lenders shall have notified Agent that the LIBOR Rate will not adequately and fairly reflect the cost to the Lenders of the establishment or maintenance of any LIBOR Rate Loan, then Agent or Required Lenders shall give Borrowing Agent and each Lender prompt written notice of such notice or determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Prime Rate Loan, unless Borrowing Agent shall notify Agent in writing (including by electronic transmission) no later than 11:00 a.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Prime Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Prime Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Prime Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the last Business Day of then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan), and (iv) with respect to the LIBOR Rate component of the Prime Rate, the utilization of the LIBOR Rate component in determining the Prime Rate shall be suspended, in each case until Agent upon the instruction of the Required Lenders revokes such notice. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Prime Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
(b)Effect of Benchmark Transition Event.
(i)Benchmark Replacement. Notwithstanding anything to the contrary ~~set forth above in this Section 3.6, if (1) Agent has made the determination (such determination to be conclusive absent manifest error) or (2) Borrowers or the Required Lenders have notified Agent (with, in the case of the Required Lenders, a copy to Borrowers) that Borrowers or the Required Lenders, as applicable, have determined that one or more Benchmark Discontinuance Events has occurred with respect to LIBOR, then the Required Lenders, in consultation with the Borrowers, may, to the extent practicable, establish a replacement interest rate and applicable margin (the “Replacement Rate”), in which case, the Replacement Rate shall replace such applicable interest rate for all purposes under this Agreement and the Other Documents unless and until (A) an event described in clauses (a) through (d) of the preceding paragraph occurs with respect to the Replacement Rate or (B) the Required Lenders notify Agent and Borrowers that the Replacement Rate does not adequately and fairly reflect~~

~~the cost to such Lenders of funding the Loans bearing interest at the Replacement Rate; provided that any such Replacement Rate shall be administratively feasible for Agent. In connection with the establishment and application of the Replacement Rate, this Agreement and the Other Documents shall be amended, as may be necessary or appropriate, in the reasonable opinion of the Required Lenders in consultation with the Borrowers, to effect the provisions of this Section 3.6.~~herein or in any Other Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such determination on such date and all determinations on all subsequent dates. Such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Required Lenders (with the consent of the Borrowing Agent) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement (including, without limitation, any Benchmark Replacement Conforming Changes) that would increase or materially change or affect the duties, obligations or liabilities of Agent (including without limitation the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of Agent, or would otherwise materially and adversely affect Agent, in each case in its reasonable judgment, without Agent’s express written consent.
(iii)Notices; Standards for Decisions and Determinations. The Required Lenders will promptly notify the Borrowing Agent, Agent and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of Term SOFR pursuant to Section 3.6(b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lenders pursuant to this Section 3.6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6(b). In the event that LIBOR or the applicable Benchmark is not available on any determination date, then unless Agent is notified of a replacement Benchmark in accordance with the provisions of this Agreement within two business days, Agent shall use the interest rate in effect for the immediately prior interest period.
(iv)Unavailability of Tenor of Term SOFR. Notwithstanding anything to the contrary herein or in any Other Document, at any time and with respect to any Interest Period, if the Benchmark at such time is Term SOFR and Term SOFR for the applicable tenor is not displayed on a screen or other information service that publishes such rate from time to time, the Required Lenders may (A) modify the definition of “Interest Period” for all determinations of interest at or after such time to remove such unavailable tenor and (B) if Term SOFR, as applicable, for the applicable tenor is displayed on such screen or information service after its removal pursuant to clause (A) above, modify the definition of “Interest Period” for all determinations of interest at or after such time to reinstate such previously removed tenor, and the Required Lenders shall notify Agent of any such modification. In the event that Term SOFR or the applicable Benchmark is not available on any determination date, then unless Agent is notified of a replacement Benchmark in accordance with the provisions of this Agreement within two business days, Agent shall use the interest rate in effect for the immediately prior interest period.
(v)Benchmark Unavailability Period. Upon the Borrowing Agent’s receipt of notice from the Required Lenders of the commencement of a Benchmark Unavailability Period, the Borrowing Agent may revoke any request for conversion to or continuation of LIBOR Rate Loans to be converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowing Agent will be deemed to have converted any such request into a request for a conversion to Prime Rate Loans. During any Benchmark Unavailability Period, the component of the Prime Rate based upon the then-current Benchmark will not be used in any determination of the Prime Rate.
7.Capital Adequacy.
(a)In the event that Agent or any Lender shall have determined that any Change in Law, any change in any guideline regarding capital adequacy or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and such Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.7 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.
(b)A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.7(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error. Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent or any Lender to demand such compensation; provided that Borrowers shall not be required to compensate Agent or any Lender pursuant to this Section for any reductions in return incurred more than 270 days prior to the date that Agent or such Lender notifies Borrowing Agent of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.
8.Taxes.
(a)Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
(b)Without limiting the provisions of Section 3.8(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.
(c)Each Borrower shall indemnify each Recipient within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient and any penalties, interest and reasonable and documented expenses (including reasonable and documented fees and expenses of counsel) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Recipient shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 16.3(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with this Agreement or any Other Document, and any reasonable and documented expenses (including reasonable and documented fees and disbursements of counsel) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Other Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 3.8(d).
(e)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(f)Any Recipient that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, (x) any Recipient that is not a Foreign Lender shall deliver to Borrowers and Agent two (2) duly completed valid copies of IRS Form W-9 demonstrating that such Person is exempt from United States federal backup withholding tax, and (y) any Foreign Lender shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)duly completed valid copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)duly completed valid copies of IRS Form W-8ECI,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.8-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed valid copies of IRS Form W-8BEN or W-8BEN-E,
(iv)in the case of a Foreign Lender claiming that it is not the beneficial owner, duly completed valid copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.8-2 or Exhibit 3.8-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.8-4 on behalf of each such direct and indirect partner; or
(v)any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.
(g)If a payment made to a Recipient under this Agreement or any Other Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Agent and Borrowers (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (ii) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that such Recipient has complied with such applicable reporting requirements or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.8 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and Agent in writing of its legal inability to do so.
(i)If any Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of the Recipient, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this Section 3.8(h), in no event will the Recipient be required to pay any amount to Borrowers pursuant to this Section 3.8(h) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.
(j)Each party’s obligations under this Section 3.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement or any Other Documents.
9.Replacement of Lenders
. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.5, 3.7 or 3.8 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 3.2(b) hereof, (c) refuses to consent to any amendment pursuant to Section 16.2(b) hereof, or (d) gives a notice described in Section 3.6(c) hereof, Borrowers may, by notice in writing to Agent and such Affected Lender (i) require the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans, then such Affected Lender shall be required to assign, in accordance with Section 16.3 hereof, all of its Loans and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
10.Designation of a Different Lending Office
. If any Lender requests compensation under Section 3.5 or 3.7 hereof, or requires Borrowers to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.8 hereof, then such Lender shall (at the request of Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 3.5, 3.7, or 3.8 hereof, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

IV	COLLATERAL: GENERAL TERMS
1.Security Interest in the Collateral
. To secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall provide Agent with written notice of all commercial tort claims in an aggregate amount in excess of $500,000 promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claims, the events out of which such claims arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claims have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights in an aggregate amount in excess of $500,000 and shall take such actions as Required Lenders may reasonably request for the perfection of Agent’s security interest therein.
2.Perfection of Security Interest
. Each Loan Party shall take all action that may be necessary, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) using commercially reasonable efforts to obtain Lien Waiver Agreements (i) from the owner or lessor of the chief executive office of Quantum and (ii) from the owners or lessors of all of the other premises leased by Quantum listed on Schedule 4.4 hereto and all of the warehouses and other locations used by Quantum listed on Schedule 4.4 hereto in which Equipment and Inventory having a value in excess of $1,000,000 is located, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as are necessary or as Agent may specify, and stamping or marking, in such manner as are necessary or as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) using commercially reasonable efforts to enter into warehousing, lockbox, customs and freight agreements and other custodial arrangements reasonably satisfactory to Agent and the Required Lenders, and (e) executing and delivering financing statements, Control Agreements, intellectual property security agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent and the Required Lenders, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent (without obligation) and the Lenders to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to the Required Lenders (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All documented charges, expenses and fees Agent or the Lenders may incur in doing any of the foregoing, and any local taxes relating thereto, shall be at the sole expense of the Borrowers and payable by the Borrowers to Agent or Lenders, as the case may be, not later than ten (10) Business Days after written demand.
3.Preservation of Collateral
. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent (acting at the direction of the Required Lenders): (a) may at any time take such steps as Agent or the Required Lenders deem necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent or the Required Lenders may deem appropriate; (b) subject to the rights of the applicable landlords, may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) subject to the rights of the applicable lessors, may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or Equipment for handling or removing the Collateral; (e) subject to the rights of the applicable landlords, shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Loan Parties’ owned or leased property; and (f) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of this Agreement or the Other Documents and pay all or any part of the premiums therefor and the costs thereof. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct (acting at the direction of the Required Lenders). All of Agent’s and Lenders’ expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be at the sole expense of the Borrowers and payable by the Borrowers to Agent or Lenders, as the case may be, for its or their benefit not later than ten (10) Business Days after written demand.
4.Ownership and Location of Collateral.
(a)With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be fully authorized and able to sell, transfer, pledge and/or grant a Lien upon each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens whatsoever; (ii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iii) each Loan Party’s Equipment and each Loan Party’s Inventory (other than (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) shall be located as set forth on Schedule 4.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and shall not be removed from such locations without the prior written consent of the Required Lenders except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 7.1(b) hereof.
(b)(i) There is no location at which any Loan Party has any Inventory (except for (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) or other Collateral other than those locations listed on Schedule 4.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof; (ii) Schedule 4.4 hereto contains a correct and complete list, as of the ~~Closing~~Fourth Amendment Effective Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored, and none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto sets forth a correct and complete list as of the ~~Closing~~Fourth Amendment Effective Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4 hereto sets forth a correct and complete list as of the ~~Closing~~Fourth Amendment Effective Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which Real Properties are owned and which are leased, together with the names and addresses of any landlords or other third parties in possession, custody or control of any Collateral.
5.Defense of Agent’s and Lenders’ Interests
. Until (a) the Payment in Full of all of the Obligations and (b) the termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without the Required Lenders’ prior written consent, pledge, sell (except for Dispositions otherwise permitted under Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by the Required Lenders for payment of all Obligations following the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent (acting at the direction of the Required Lenders) exercises this right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent shall, if directed by the Required Lenders, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will promptly deliver them to Agent in their original form together with any necessary endorsement.
6.Inspection of Premises
. At all reasonable times and from time to time as often as the Required Lenders may reasonably elect, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers shall be afforded the opportunity to participate in such discussions). Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all books and records pertaining thereto and to the operation of such Loan Party’s business. Notwithstanding the foregoing, (a) no more than two (2) such inspections shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (b) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (a), there shall be no limitation on the number or frequency of such inspections which may be conducted at the expense of the Borrowers.
7.Appraisals
. The Required Lenders may at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to the Required Lenders, for the purpose of appraising the then current value of the Loan Parties’ assets (including without limitation Intellectual Property and the LTO Program). Absent the occurrence and continuance of an Event of Default at such time, the Required Lenders shall consult with Borrowing Agent as to the identity of any such firm; provided, that it is agreed by the parties hereto that Gordon Brothers Asset Advisors, LLC shall be deemed to be an acceptable firm for purposes of appraising the value of the LTO Program. All of the fees and out-of-pocket costs and expenses of any appraisals and reports conducted pursuant to this Section 4.7 shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers. Notwithstanding the foregoing, (i) no more than one (1) quality of earnings report shall be performed at the expense of the Borrowers during the Term, (ii) no more than one (1) appraisal of Intellectual Property (which shall include, without limitation, appraisals of the LTO Program) shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (iii) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (ii), there shall be no limitation on the number or frequency of appraisals which may be conducted at the expense of the Borrowers.
8.Receivables; Deposit Accounts and Securities Accounts.
(a)The Receivables are and shall be bona fide and valid accounts representing a bona fide indebtedness incurred by the Customers therein named, for fixed sums as set forth in the invoices relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the Loan Parties, or work, labor or services theretofore rendered by the Loan Parties as of the date the applicable Receivables were created.
(b)Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables consistent with past practice.
(c)As of the ~~Closing~~Fourth Amendment Effective Date, each Loan Party’s chief executive office is located as set forth on Schedule 4.4 hereto. Until written notice is given to Agent and Lenders by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.
(d)The Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Depository Accounts (and any associated lockboxes) as Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent shall designate from time to time as contemplated by Section 4.8(h) hereof or as otherwise agreed to from time to time by Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Revolving Agent’s and Agent’s behalf and for Revolving Agent’s and, subject to the terms of the Intercreditor Agreement, Agent’s account, collect as Revolving Agent’s and, subject to the terms of the Intercreditor Agreement, Agent’s property and in trust for Revolving Agent and, subject to the terms of the Intercreditor Agreement, Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay the Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Depository Accounts. Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent, deliver to Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Payments made by a Loan Party’s Customers remitted directly to Revolving Agent or Agent will be deposited by Revolving Agent or Agent, as the case may be, in the Blocked Accounts, and Customer remittances shall only be treated as a repayment of Advances or, subject to the terms of the Intercreditor Agreement, Loans, if the Borrowers so elect in a written notice to Revolving Agent or Agent, as applicable.
(e)At any time following the occurrence and during the continuance of an Event of Default, Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent shall have the right to send notice of the assignment of, and Revolving Agent’s and Agent’s security interests in and Liens on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral, and thereafter, Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual and documented collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, secretarial and clerical expenses, the salaries of any collection personnel used for collection and the reasonable and documented fees and expenses of counsel, shall be at the sole expense of Borrowers and payable by the Borrowers to Agent not later than ten (10) Business Days after written demand.
(f)Subject to the terms of the Intercreditor Agreement, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks,

drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes, subject to the terms of the Intercreditor Agreement, Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on any documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for the Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out the provisions of this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.
(g)Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.
(h)All proceeds of Collateral shall be deposited by the Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a Specified Domestic Blocked Account Bank, Specified Swiss Blocked Account Bank or such other bank or banks as may be acceptable to the Required Lenders (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to the Required Lenders or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Loan Party shall deliver or cause to be delivered to Agent a Control Agreement, in form and substance reasonably satisfactory to Agent and Required Lenders, among such Loan Party, Agent, Revolving Loan Agent and each bank at which each Blocked Account, each Depository Account and any other deposit account or securities account (other than any Swiss Blocked Account or any Excluded Account) of such Loan Party is maintained that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts, Depository Accounts and other deposit accounts and securities accounts. At any time during the continuation of an Event of Default, subject to the terms of the Intercreditor Agreement, Agent or Revolving Loan Agent shall have the sole and exclusive right to direct, and Agent is hereby authorized to, subject to the terms of the Intercreditor Agreement, give instructions pursuant to such Control

Agreements directing, the disposition of funds in the Blocked Accounts and Depository Accounts (any such instructions, an “Activation Notice”) to Agent on a daily basis, by wire transfer to a deposit account maintained by Agent, which such funds may be applied by Agent to repay the Obligations. Prior to the occurrence of an Event of Default, the Loan Parties shall retain the right to direct the disposition of funds in the Blocked Accounts and Agent shall not deliver an Activation Notice. In the event that Agent issues an Activation Notice, Agent agrees to rescind such Activation Notice at such time that no Event of Default shall exist (it being understood that, notwithstanding any such rescission, Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Event of Default shall have occurred or shall exist at any time thereafter). All funds deposited in the Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the other Secured Parties, and Borrowing Agent shall use commercially reasonable efforts to obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations in accordance with this Agreement.
(i)No Loan Party will, without the Required Lenders’ consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.
(j)All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the ~~Closing~~Fourth Amendment Effective Date are set forth on Schedule 4.8(j) hereto. No Loan Party shall open any new deposit account, securities account or investment account (other than an Excluded Account) with a bank, depository institution or securities intermediary other than Agent unless (i) the Loan Parties shall have provided written notice thereof to Agent and the Lenders within five (5) Business Days and (ii) if required by the Required Lenders, prior to any Loan Party depositing any funds or financial assets in such account, such bank, depository institution or securities intermediary, each applicable Loan Party, Agent and Revolving Loan Agent shall enter into a Control Agreement in form and substance reasonably satisfactory to Agent and the Required Lenders sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.
(k)The aggregate amount on deposit in the Swiss Blocked Accounts shall not exceed $6,000,000 for any period of five (5) or more consecutive Business Days, on any date of determination.
9.Inventory
. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in all material respects in accordance with the Federal Fair Labor Standards Act of 1938, as amended, modified or supplemented, and all rules, regulations and orders thereunder.
10.Maintenance of Equipment
. The Loan Parties’ Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made. No Loan Party shall use or operate its Equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation.
11.Exculpation of Liability

. Nothing set forth herein shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
12.Financing Statements
. Except as respects the financing statements filed to perfect Agent’s Liens, financing statements described on Schedule 7.2 hereto, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.
13.Investment Property Collateral.
(a)Each Loan Party has the right to transfer the Investment Property free of any Liens other than Permitted Encumbrances and will use commercially reasonable efforts to defend its title to the Investment Property against the contrary claims of all Persons. Each Loan Party shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries) arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Agent’s Lien on the Investment Property of such Loan Party arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.
(b)Each Loan Party shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and Control Agreement or other applicable agreement reasonably satisfactory to Agent and the Required Lenders in order to perfect and protect Agent’s Lien in such Investment Property.
(c)Except as set forth in Article XI hereof or in the Pledge Agreement, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement or under any of the Other Documents. In the event any additional Equity Interests are issued to any Loan Party as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, then any certificates evidencing any such additional shares will be delivered to Agent within fifteen (15) Business Days (or such later date as the Required Lenders may agree) and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property.
14.Provisions Regarding Certain Investment Property Collateral
. The operating agreement or limited partnership agreement (as applicable) of any Subsidiary (other than a Foreign Subsidiary) of any Loan Party hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of {membership interests} {partnership interests} set forth herein shall apply, in any way, to the pledge by any {member} {partner} of a security interest in and to its {membership interests} {partnership interests} to U.S. Bank

National Association, as agent for certain lenders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such {membership interests} {partnership interests} by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a {member} {partner} of the Company and shall have all of the rights of the {member} {partner} that previously owned such {membership interests} {partnership interests}.”

V	REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants on the Closing Date and on the Fourth Amendment Effective Date as follows:
1.Authority
. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Revolving Loan Documents, (b) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (i) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (ii) any immaterial Consents of any Governmental Body, or (iii) those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation, the Revolving Loan Documents.
2.Formation and Qualification.
(a)Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, in each case as listed on Schedule 5.2(a) hereto, and each Loan Party is qualified to do business and is in good standing in the other states listed on Schedule 5.2(a) hereto, which constitute all states in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent and Lenders true and complete copies of its Organizational Documents and will promptly notify Agent and Lenders of any amendments or changes thereto adversely affecting Agent or any Lender or any other material amendments or changes thereto.
(b)Schedule 5.2(b) hereto sets forth as of the ~~Closing~~Fourth Amendment Effective Date (i) a true, complete and correct list of the Subsidiaries of each Loan Party and (ii) a true, complete and correct list of all Equity Interests held by each Loan Party in each of its Subsidiaries.

(c)As of the ~~Closing~~Fourth Amendment Effective Date, no Immaterial Subsidiary (i) owns or generates any Receivables or Inventory, (ii) has revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) or (iii) receives or generates any royalty revenue.
3.Survival of Representations and Warranties
. All representations and warranties of such Loan Party in this Agreement and the Other Documents to which it is a party shall be true in all material respects at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
4.Tax Returns
. As of the ~~Closing~~Fourth Amendment Effective Date, each Loan Party’s federal tax identification number is set forth on Schedule 5.4 hereto. Each Loan Party has filed all federal, and all material state and local tax returns and other material reports that it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable in excess of $1,000,000 in the aggregate, except for those taxes, assessments, fees and other governmental charges that are being Properly Contested. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
5.Financial Statements.
(a)(i) The pro forma balance sheet of Quantum and its Subsidiaries, on a consolidated basis (the “Pro Forma Balance Sheet”), delivered to Lenders prior to the Closing Date ~~reflects~~and (ii) the pro forma consolidated balance sheet of Quantum for the fiscal year ended March 31, 2020 delivered to Lenders pursuant to Section 4(l) of the Fourth Amendment reflect the consummation of the Closing Date Transactions and the Fourth Amendment Transactions, respectively, and fairly ~~reflects~~reflect in all material respects the financial condition of Quantum and its Subsidiaries, on a consolidated basis, as of the Closing Date or the Fourth Amendment Effective Date, as the case may be, after giving effect to the Closing Date Transactions or the Fourth Amendment Transactions, as the case may be. The Pro Forma Balance Sheet ~~has~~and such pro forma financial statements described in clause (ii) above have been certified by the Chief Executive Officer, Chief Financial Officer or Treasurer of Borrowing Agent as fairly reflecting in all material respects the financial condition of Quantum and its Subsidiaries, on a consolidated and pro forma basis, as of the date ~~that it was delivered~~of delivery.
(b)The twelve (12) month cash flow and balance sheet projections of Quantum and its Subsidiaries, on a consolidated basis (the “Closing Date Projections” and together with the Pro Forma Balance Sheet, collectively, the “Pro Forma Financial Statements”), delivered to Lenders prior to the Closing Date were reviewed by the Chief Executive Officer, Chief Financial Officer or Treasurer of Quantum and are based on underlying assumptions which such officer believed to be reasonable on the date such Closing Date Projections were delivered (it being understood that any such forecasts and Closing Date Projections are not to be viewed as facts, are subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular Closing Date Projections will be realized, that actual results may differ and that such differences may be material).
(c)The audited consolidated and consolidating balance sheets of Quantum and its Subsidiaries (and such other Persons described therein) as of March 31, 2017, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions by independent certified public accountants, copies of which have been delivered to Lenders, have been prepared in accordance with GAAP, consistently applied (except for changes described in such financial statements) and present fairly in all material respects the financial position of the Loan Parties at such date and the results of their operations for such period. The unaudited consolidated and consolidating balance sheets of Quantum and its Subsidiaries (and such other Persons described therein) as of October 31, 2018, and the related statements of income, and changes in cash flow for the period ended on such date, copies of which have been delivered to Lenders, present fairly in all material respects the financial position of the Loan Parties at such date and the results of their operations at such date. For the purposes of this Section 5.5(c), any restatement of, or supplement to, after the Closing Date, any of the financial statements referred to in the preceding two sentences or of any other financial statements that include the periods referred to in the preceding two sentences shall not result in the representation set forth in this Section 5.5(c) being untrue or inaccurate.
(d)Since September 30, 2018, other than in connection with the SEC Inquiry, there has been no change in the condition, financial or otherwise, of the Loan Parties as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property owned by the Loan Parties, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.
6.Entity Names
. Except as set forth on Schedule 5.6 hereto, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
7.O.S.H.A.; Environmental Compliance; Flood Insurance.
(a)Except as set forth on Schedule 5.7 hereto, each Loan Party is in compliance in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could reasonably be expected to have a Material Adverse Effect.
(b)Except as set forth on Schedule 5.7 hereto, each Loan Party has been issued all required material federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.
(c)Except as set forth on Schedule 5.7 hereto, and except as could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) all of the Real Property owned, leased or occupied by any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property owned, leased or occupied by any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d)All Real Property owned by the Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by the Required Lenders to assist in ensuring that each Lender is in compliance in all material respects with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent and Lenders with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required by Applicable Law, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.
8.Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.
(a)(i) The Loan Parties, taken as a whole, are, and after giving effect to the Transactions, will be, solvent and able to pay their debts as they mature, (ii) the Loan Parties, taken as a whole, have, and after giving effect to the Transactions, will have, capital sufficient to carry on their existing businesses and all businesses in which they are about to engage, and (iii) as of the ~~Closing~~Fourth Amendment Effective Date, the fair present saleable value of the assets of the Loan Parties, taken as a whole, calculated on a going concern basis, are in excess of the amount of their liabilities.
(b)Schedule 5.8(b) hereto sets forth as of the ~~Closing~~Fourth Amendment Effective Date a complete and accurate description with respect to all litigation, arbitration, actions or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the ~~Closing~~Fourth Amendment Effective Date, is pending or, to the knowledge of the Loan Parties, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the ~~Closing~~Fourth Amendment Effective Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
(c)No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 7.8 hereto and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.
(d)No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect,.
(e)As of the ~~Closing~~Fourth Amendment Effective Date, no Loan Party or any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.8(e) hereto. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan or Multiemployer Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Benefit Plan) and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan or Multiemployer Plan; (vii) neither any Loan Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could reasonably be expected to give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Pension Benefit Plan or Multiemployer Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan or Multiemployer Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or similar applicable law; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) to the knowledge of the Company, no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
9.Intellectual Property
. As of the ~~Closing~~Fourth Amendment Effective Date, Schedule 5.9 hereto provides a complete and correct list of: (a) all U.S. registered patents owned by each Loan Party and all applications for U.S. patents owned by such Loan Party; (b) all U.S. registered trademarks owned by each Loan Party and all applications for registration of U.S. trademarks owned by such Loan Party; (c) all U.S. registered copyrights owned by each Loan Party and all applications for registration of U.S. copyrights owned by such Loan Party; and (d) all Intellectual Property licenses entered into by each Loan Party pursuant to which (i) such Loan Party has provided any license in Intellectual Property owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) with a value in excess of $1,000,000 or (ii) any Person has granted to such Loan Party any license in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party (other than non-exclusive software licenses granted in the ordinary course of business). Other than as set forth on Schedule 5.9 hereto, no Loan Party owns any U.S. patents, copyrights or trademarks, the failure to register which could be materially adverse to the conduct of the business of the Loan Parties taken as a whole. Each Loan Party owns exclusively or holds licenses in all Intellectual Property that is necessary in or material to the conduct of its business, and, to each Loan Party’s knowledge, all employees and contractors of each Loan Party who were involved in the creation or development of any

Intellectual Property for such Loan Party that is necessary in or material to the business of such Loan Party have signed agreements containing assignment of such employee’s or contractor’s rights in any Intellectual Property to such Loan Party and obligations of confidentiality. To each Loan Party’s knowledge, (A) such Loan Party is not currently infringing or misappropriating any Intellectual Property rights of any Person, and (B) no product manufactured, used, distributed, licensed, or sold by or service provided by such Loan Party is currently infringing or misappropriating any Intellectual Property rights of any Person, in each case, except where such infringement either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.
10.Licenses and Permits
. Except as set forth in Schedule 5.10 hereto, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.
11.No Default
. No Default or Event of Default has occurred.
12.No Burdensome Restrictions
. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
13.No Labor Disputes
. No Loan Party is involved in any material labor dispute, There are no strikes or walkouts or union organization of any Loan Party’s employees in existence or, to the knowledge of the Loan Parties, threatened in writing, and no collective bargaining contract is scheduled to expire during the Term other than as set forth on Schedule 5.13 hereto.
14.Margin Regulations
. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of “purchasing” or “carrying” any Margin Stock or extending credit for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” Margin Stock or extending credit for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U.
15.Investment Company Act
. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
16.Swaps
. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.
17.Business and Property of the Loan Parties

. Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than as permitted pursuant to Section 7.9 hereof. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.
18.Equity Interests
. The authorized and outstanding Equity Interests of each Loan Party (other than Quantum) and each legal and beneficial holder thereof as of the ~~Closing~~Fourth Amendment Effective Date are as set forth on Schedule 5.18 hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.18 hereto, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Loan Parties. Except as set forth on Schedule 5.18 hereto, no Loan Party has issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares (other than the Warrants).
19.Commercial Tort Claims
. As of the ~~Closing~~Fourth Amendment Effective Date, the Loan Parties do not have any commercial tort claim with a value in excess of $500,000, except as set forth on Schedule 5.19 hereto.
20.Letter of Credit Rights
. As of the ~~Closing~~Fourth Amendment Effective Date, the Loan Parties do not have letter of credit rights in respect of any letter of credit with a value in excess of $500,000, except as set forth on Schedule 5.20 hereto.
21.Material Contracts
. Schedule 5.21 hereto sets forth a list of all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no defaults currently exist thereunder by any Loan Party or, to the knowledge of the Loan Parties, any other Person which is a party thereto, which could, in either case, reasonably be expected to have a Material Adverse Effect. No Loan Party has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract, except, in each case, any such termination which could not reasonably be expected to have a Material Adverse Effect.
22.Investment Property Collateral
. (i) There are no restrictions on the pledge or transfer of any of the Subsidiary Stock other than restrictions referenced on the face of any certificates evidencing such Subsidiary Stock, restrictions under Applicable Law or restrictions stated in the Organizational Documents of any Loan Party with respect thereto, as applicable; (ii) each Loan Party is the legal owner of the Investment Property Collateral pledged by it hereunder, which is registered in the name of such Loan Party, a custodian or a nominee; (iii) the Investment Property Collateral is free and clear of any Liens except for Permitted Encumbrances which, in the case of any Investment Property Collateral constituting certificated securities, do not have priority over the Liens of Agent thereon; and (iv) the pledge of and grant of the security interest in the Investment Property Collateral is effective to vest in Agent a valid security interest therein.
23.Revolving Loan Documents

. Lenders have received true, correct and complete copies of the Revolving Loan Documents. None of the Revolving Loan Documents has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Lenders.
24.Disclosure
.
(a)All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Quantum’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the Other Documents) for purposes of or in connection with this Agreement or the Other Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Quantum’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
(b)As of the ~~Closing~~Fourth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

VI	AFFIRMATIVE COVENANTS.
Each Loan Party shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Obligations and the termination of this Agreement:
1.Compliance with Laws
. Comply with all Applicable Laws with respect to the Collateral or any part thereof or governing the conduct or operation of its business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Laws pursuant to another standard). Each Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established in accordance with GAAP.
2.Conduct of Business and Maintenance of Existence and Assets
. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), and use commercially reasonable efforts to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) except pursuant to a transaction permitted hereunder, keep in full force and effect its existence; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.
3.Books and Records
. Keep proper books of record and account in which entries that are full, true and correct in all material respects will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful

Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP.
4.Payment of Taxes
. Pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon it or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except to the extent that such Loan Party or Subsidiary has Properly Contested such taxes, assessments or charges.
5.Financial Covenants.
(a)Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not less than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
March 31, 2019	0.75:1.00
June 30, 2019	0.85:1.00
September 30, 2019	0.90:1.00
December 31, 2019	0.90:1.00
March 31, 2020	1.05:1.00
June 30, 2020	~~1.05:1.00~~Not tested
September 30, 2020 ~~and each fiscal quarter thereafter~~	~~1.25:1.00~~Not tested
December 31, 2020	Not tested
March 31, 2021	Not tested
June 30, 2021	0.70:1.00
September 30, 2021	0.75:1.00
December 31, 2021	0.85:1.00
March 31, 2022	0.85:1.00
June 30, 2022	0.95:1.00
September 30, 2022	1.00:1.00
December 31, 2022	1.10:1.00
March 31, 2023 and each fiscal quarter ending thereafter	1.20:1.00
(b)Minimum EBITDA. If the Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, is greater than 3.25:1.00 for the four (4) consecutive fiscal quarter period then ended, maintain as of the end of each fiscal quarter, EBITDA of Quantum and its Subsidiaries, on a consolidated basis, of not less than the amount set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum EBITDA
March 31, 2019	$25,000,000
June 30, 2019	$28,000,000
September 30, 2019	$30,000,000
December 31, 2019	$30,000,000
March 31, 2020	$35,000,000
June 30, 2020	~~$35,000,000~~Not tested
September 30, 2020	~~$40,000,000~~Not tested
December 31, 2020	~~$40,000,000~~Not tested
March 31, 2021	~~$40,000,000~~Not tested
June 30, 2021	$33,000,000
September 30, 2021	$36,000,000
December 31, 2021	$36,000,000
March 31, 2022	$36,000,000
June 30, 2022	$38,000,000
September 30, 2022	$40,000,000
December 31, 2022	$42,000,000
~~June 30, 2021~~March 31, 2023 and each fiscal quarter ending thereafter	$45,000,000
(c)Total Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Total Net Leverage Ratio
March 31, 2019	6.00:1.00
June 30, 2019	5.50:1.00
September 30, 2019	5.00:1.00
December 31, 2019	4.50:1.00
March 31, 2020	~~4.00:1.00~~Not tested
June 30, 2020	~~3.75:1.00~~Not tested
September 30, 2020	Not tested
December 31, 2020	Not tested
March 31, 2021	Not tested
June 30, 2021	5.00:1.00
September 30, 2021	4.75:1.00
December 31, 2021	4.50:1.00
March 31, 2022	4.50:1.00
June 30, 2022	4.25:1.00
September 30, 20202022	~~3.5~~4.00:1.00
December 31, 20202022	~~3.2~~3.75:1.00
March 31, ~~2021~~2023 and each fiscal quarter ending thereafter	~~3.00~~3.25:1.00
(d)Minimum Undrawn Availability; Minimum Liquidity.
(i)On the last day of each month during the period from June 30, 2020 through and including May 31, 2021, have Average Undrawn Availability for the immediately preceding thirty (30) days of not less than $7,000,000.
(ii)~~Minimum Liquidity.~~ Commencing with the fiscal quarter ending ~~March 31~~June 30, ~~2019~~2021, maintain as of the last day of each fiscal quarter, Liquidity of not less than $10,000,000.

(e)Cure Right. Notwithstanding anything to the contrary contained in Section 10.5, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.5(c), any mandatory prepayment of the Loans pursuant to Section 2.3 using Net Cash Proceeds from the issuance or sale of any equity securities made after the last day of the fiscal period in respect of which such Event of Default has occurred and on or prior to the date that is 90 days after the last day of such fiscal period (the “Cure Expiration Date”), will, at the request of Quantum, reduce the amount of Funded Debt for the applicable fiscal quarter for purposes of the calculation of the Total Net Leverage Ratio set forth in Section 6.5(c) for such fiscal quarter; provided, that Quantum shall not be permitted to so request that a mandatory prepayment of the Loans using Net Cash Proceeds from the issuance or sale of any equity securities be applied to reduce Funded Debt with respect to any fiscal quarter unless, after giving effect to such request, (i) in any four consecutive fiscal quarters, there shall be at least two fiscal quarters in respect of which no such request is made, (iii) such request may not be made in two consecutive fiscal quarters and (iii) no more than four such requests will be made in the aggregate over the Term.
6.Insurance.
(a)(i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against such hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance and, if applicable, the hazards of fire, flood and sprinkler leakage; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of the insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) deliver to Agent and Lenders (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) subject to Section 6.13(d) of this Agreement, appropriate loss payable endorsements in form and substance satisfactory to Agent and Required Lenders, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable (or as the Required Lenders instruct) to reduce the same to cash.
(b)Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by Agent or the Required Lenders to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)Agent (acting at the direction of the Required Lenders) is hereby authorized (without obligation) to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. Any surplus shall be paid by Agent to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to Agent, on demand.
(d)If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent (acting at the direction of the Required Lenders) may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be at the sole expense of the Borrowers and payable by the Borrowers to Agent not later than ten (10) Business Days after written demand.
7.Payment of Indebtedness and Leasehold Obligations
. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all of its Material Indebtedness, except when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Agent and the Lenders and (ii) when due its material rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.
8.Environmental Matters.
(a)Ensure that all of the Real Property owned or leased by it and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property owned or leased by it in compliance with Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.
(b)Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws.
(c)Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party or any of its Subsidiaries shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party or any of its Subsidiaries shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the applicable Real Property (or authorize third parties to enter onto such Real Property) and take such actions as Agent (or such third parties as directed by Agent) or the Required Lenders deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable and documented costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Prime Rate Loans shall be paid by the Loan Parties within ten (10) Business Days of demand.
(d)Promptly upon the written request of the Required Lenders if an Event of Default has occurred and is continuing, the Loan Parties shall provide Lenders, at the Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Required Lenders, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within all of the Real Property owned or leased by any Loan Party. Lenders hereby acknowledge that any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to the Required Lenders. If such estimates, individually or in the aggregate, exceed $2,000,000, the Required Lenders shall have the right to require the Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to the Required Lenders to secure payment of these costs and expenses.
9.Standards of Financial Statements
. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 hereof as to which GAAP is applicable to fairly present in all material respects the financial condition or operating condition (subject, in the case of interim financial statements, to normal year-end and audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein); provided, that, for the purposes of this Section 6.9 and Sections 6.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 hereof, any restatement of, or supplement to, after the Closing Date, any of Quantum’s financial statements and the fiscal periods covered thereby (whether for fiscal periods ended prior to or after the Closing Date), and any change in the application of GAAP (or inability to apply GAAP) as a result of any such restatement, supplement or the SEC Inquiry, shall not constitute a breach of this Section 6.9 or of Sections 6.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 or 9.13 hereof.
10.Federal Securities Laws
. Promptly notify Lenders in writing if any Loan Party (other than Quantum) or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.
11.Execution of Supplemental Instruments
. Execute and deliver to Agent and Lenders from time to time, promptly upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent or Required Lenders may reasonably request in order that the provisions of this Agreement may be carried into effect.
12.Government Receivables
. If any Loan Party shall at any time after the date of this Agreement acquire or become the beneficiary of Receivables in excess of $500,000 in the aggregate in respect of which the account debtor is a Governmental Body, promptly notify Agent and Lenders in writing and, upon the reasonable request of Agent or Required Lenders, take any necessary steps to perfect the Lien of Agent for the benefit of the Secured Parties therein, and make such Lien enforceable against the account debtor.
13.Post-Closing Covenants
.
(a)Blocked Accounts.
(i)On or prior to January 31, 2019 (or such later date as the Required Lenders shall agree), Quantum shall deliver to Agent and Lenders, in form and substance reasonably satisfactory to Agent and the Required Lenders, a Control Agreement among Quantum, Agent, Revolving Loan Agent and each Specified Domestic Blocked Account Bank with respect to each of the Blocked Accounts and each of the other deposit accounts and securities accounts of the Loan Parties maintained at such Specified Domestic Blocked Account Banks, duly authorized, executed and delivered by Quantum, Agent, Revolving Loan Agent and each applicable Specified Domestic Blocked Account Bank.
(ii)On or prior to January 31, 2019 (or such later date as the Required Lenders shall agree), Quantum shall deliver to Agent and Lenders, in form and substance reasonably satisfactory to Agent and the Required Lenders: (A) the Swiss Pledge Agreement to be governed by the laws of Switzerland with respect to the Swiss Blocked Accounts, duly authorized, executed and delivered by Quantum and Agent, (B) a notice of pledge in respect of the Swiss Blocked Accounts by Agent and Quantum to Specified Swiss Blocked Account Bank to be governed by the laws of Switzerland, duly authorized, executed and delivered by Quantum and Agent and duly acknowledged by Specified Swiss Blocked Account Bank, and (C) such other agreements, documents or instruments as Agent or the Required Lenders shall reasonably request in order to perfect the Lien of Agent in the Specified Swiss Blocked Accounts; provided that (x) in the event that Quantum shall fail to comply with the covenants set forth in this Section 6.13(a)(ii) on or prior to January 31, 2019 (or such later date as the Required Lenders shall agree), the cash maintained in the Blocked Account of Quantum maintained in the Swiss Blocked Accounts shall cease to be included in the calculation of Qualified Cash until such time as the covenants set forth in this Section 6.13(a)(ii) have been satisfied; and (y) the failure of Quantum to comply with the covenants set forth in this Section 6.13(a)(ii) shall not result in a Default or an Event of Default.
(b)Intellectual Property Security Interest Releases. Quantum shall use commercially reasonable efforts to deliver to Agent and Lenders, on or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Required Lenders shall agree), evidence, in form and substance reasonably satisfactory to the Required Lenders, that all security interests assigned to Existing Agent have been released as reflected in the public records of the United States Patent and Trademark Office or the Copyright Office, as applicable.
(c)Pledged Equity Interests. Quantum shall use commercially reasonable efforts to deliver to Agent, on or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Required Lenders shall agree), an original stock certificate representing 65% of the Equity Interests of Quantum Storage Singapore Pte. Ltd., a Singapore private company, issued to Quantum, together with an original stock power executed in blank.
(d)Insurance Endorsements. On or prior to the date that is ten (10) Business Days following the Closing Date (or such later date as the Required Lenders shall agree), Quantum shall deliver to Agent appropriate loss payable endorsements, in form and substance reasonably satisfactory to Agent and Required Lenders, naming Agent as an additional insured and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage required by clauses (i) and (iii) of Section 6.6(a) of this Agreement, and providing (x) that all proceeds thereunder shall be payable to Agent, (y) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (z) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice).
(e)Lien Waiver Agreements. Quantum shall use commercially reasonable efforts to deliver to Agent, on or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Required Lenders shall agree) (i) a Lien Waiver Agreement from the owner or lessor of the chief executive office of Quantum and (ii) Lien Waiver Agreements from the owners or lessors of all of the other premises leased by Quantum listed on Schedule 4.4 hereto and all of the warehouses and other locations used by Quantum listed on Schedule 4.4 hereto in which Equipment and Inventory having a value in excess of $1,000,000 is located.
(f)Legal Opinion. On the Delayed Draw Date, Quantum shall cause its counsel to deliver an executed legal opinion to BTC Holdings Fund I, LLC, in form and substance reasonably satisfactory to BTC Holdings Fund I, LLC, which shall cover the issuance of the Note with respect to the Term Loan made on the Delayed Draw Date, and Quantum hereby authorizes and directs such counsel to deliver such opinion to BTC Holdings Fund I, LLC.
14.Board Observation Rights
. Quantum shall permit one authorized representative of the Lenders to attend and participate (in the capacity of a non-voting observer) in all meetings of its Board of Directors (the “Quantum Board”), whether in person, by telephone, or otherwise. Quantum shall provide such representative the same notice of all such meetings and copies of all such meeting materials distributed to members of the Quantum Board concurrently with provision of such notice and materials to the Quantum Board; provided, however, that such representative (i) shall hold all information and materials disclosed or delivered to such representative in confidence in accordance with but subject to the provisions of Section 16.15 and (ii) may be excluded from access to any material or meeting or portion thereof if (A) the Quantum Board determines in good faith, with advice from legal counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or if such representative’s access or attendance could materially and adversely affect the Quantum Board’s fiduciary duties or (B) such material relates to, or such meeting or portion thereof involves discussions regarding, the refinancing or restructuring of, or interpretation of any legal matter regarding, the Loans or an executive session of the Quantum Board. The Loan Parties shall pay such representative’s reasonable and documented out-of-pocket expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with such representative’s attendance at such meetings to the extent consistent with Quantum’s policies of reimbursing directors generally for such expenses. If it is proposed that any action be taken by written consent in lieu of a meeting of the Quantum Board, Quantum shall provide such representative a copy of the written consent at the time such written consent is distributed to members of the Quantum Board. The representative shall be free to contact the members of the Quantum Board and discuss the proposed written consent.
15.LTO Program
.
(a)Ensure that (i) all of the rights and interests under, in and to the LTO Program, the Recurring Royalty Revenue, all Format Development Agreements and any other contracts related to the foregoing, and (ii) all Intellectual Property necessary to, and primarily used in, the LTO Program, are owned by, in the name of and registered under, as applicable, LTO Subsidiary; and
(b)Upon the occurrence of any Default or Event of Default, and at the reasonable request of Agent (acting at the direction of the Required Lenders), promptly transfer to LTO Subsidiary any additional rights or interests relating to the LTO Program, including without limitation any Intellectual Property used in the LTO Program and any employees engaged in work relating to, or servicing, the LTO Program.

VII	NEGATIVE COVENANTS.
No Loan Party nor any of its Subsidiaries shall, until the Payment in Full of the Obligations and the termination of this Agreement:
1.Merger, Consolidation, Acquisition and Sale of Assets.
(a)Enter into any merger, consolidation or other reorganization with or into any other Person, permit any other Person to consolidate with or merge with it, or acquire all or substantially all of the assets or Equity Interests of any Person, or of any division or line of business of any Person, except that:
(i)any Loan Party may merge, consolidate or reorganize with another Loan Party or a Subsidiary of a Loan Party or acquire the assets or Equity Interests of another Loan Party or a Subsidiary of a Loan Party so long as (A) in each case, Borrowing Agent shall provide Agent and Lenders with notice of such merger, consolidation, reorganization or acquisition within five (5) Business Days following the consummation thereof or, to the extent that such merger, consolidation, reorganization or acquisition does not affect the priority or perfection of Agent’s Liens, concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof, (B) in connection with any merger, consolidation or reorganization to which Quantum is a party, Quantum must be the surviving entity of such merger, consolidation or reorganization, (C) in connection with any merger, consolidation or reorganization to which a Borrower is, and Quantum is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Borrower, (D) in connection with any merger, consolidation or reorganization to which a Guarantor is, and a Borrower is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Guarantor, and (E) Borrowing Agent shall deliver to Lenders true, correct and complete copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof,
(ii)any Subsidiary of a Loan Party that is not a Loan Party may merge, consolidate or reorganize with another Subsidiary of a Loan Party that is not a Loan Party or acquire the assets or Equity Interests of another Subsidiary of a Loan Party that is not a Loan Party so long as such Subsidiary shall deliver to Lenders true, correct and complete copies of all of the relevant agreement, documents and instruments evidencing such merger, consolidation or reorganization concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof,
(iii)a Loan Party and any of its Subsidiaries may make Permitted Investments, and
(iv)a Loan Party may make Permitted Acquisitions;
(b)Dispose of any of its properties or assets, except for Permitted Dispositions; or
(c)Liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for:
(i)the liquidation or dissolution of Immaterial Subsidiaries,
(ii)the liquidation or dissolution of a Borrower (other than Quantum) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Borrower are transferred to a Borrower that is not liquidating or dissolving,
(iii)the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, and
(iv)the liquidation or dissolution of a Subsidiary of a Loan Party that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Loan Party or a Subsidiary of a Loan Party that is not liquidating or dissolving.
2.Creation of Liens
. Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.
3.Guarantees
. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) as disclosed on Schedule 7.3 hereto, (c) unsecured guarantees incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (d) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, (e) guarantees with respect to other Permitted Indebtedness, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness, and (f) guarantees of operating leases and other obligations not constituting Indebtedness.
4.Investments

. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments or, solely in the case of the Loan Parties, make any direct or indirect Investment in the form of a capital contribution or disposition of any Intellectual Property or any other asset material to the business of the Loan Parties in any Person that is not a Loan Party.
5.Loans
. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, other than any advance, loan or extension of credit constituting a Permitted Investment.
6.Capital Expenditures
. Contract for, purchase, or make any Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of $15,000,000 (it being acknowledged and agreed that the covenant set forth in this Section 7.6 shall only be tested as of the last day of each fiscal year of Quantum); provided, however, that fifty percent (50%) of any such amount specified above for any fiscal year, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the immediately following fiscal year and not in any subsequent fiscal year (the “Capital Expenditure Carryover Amount”); provided, further, that any Capital Expenditures made in a particular fiscal year shall first be deemed to have been made with the portion of Capital Expenditures permitted for such fiscal year before the Capital Expenditure Carryover Amount is applied to such fiscal year.
7.Restricted Payments
. Declare, pay or make any Restricted Payment, except that:
(a)Quantum may make Restricted Payments to former employees, officers or directors of Quantum (or any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of Quantum held by such Persons, provided that (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) the aggregate amount of such Restricted Payments (whether in exchange for cash or the issuance of Indebtedness permitted pursuant to clause (l) of the definition of “Permitted Indebtedness”) shall not exceed $1,000,000 during the term of this Agreement;
(b)Quantum may make Restricted Payments to former employees, officers or directors of Quantum (or any spouses, ex-spouses or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Quantum on account of repurchases of the Equity Interests of Quantum held by such Persons; provided (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Quantum;
(c)Quantum may exchange Qualified Equity Interests for other Qualified Equity Interests in a cashless exchange (other than with respect to any cash payments made in exchange for fractional shares); provided that (i) such exchange is permitted by Applicable Law; and (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such exchange;
(d)a Subsidiary of Quantum may make Restricted Payments to Quantum or any other Loan Party and a Subsidiary of Quantum that is not a Loan Party may make Restricted Payments to another Subsidiary of Quantum that is not a Loan Party; provided that, in each case such Restricted Payment is permitted by Applicable Law; and
(e)Quantum may make Restricted Payments at any time in an aggregate amount not to exceed $550 to repurchase warrants issued prior to the Closing Date in accordance with the terms thereof.
8.Indebtedness

. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
9.Nature of Business
. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted; provided, that the foregoing shall not prevent Borrowers and their Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business or is a reasonable extension of its or their business.
10.Transactions with Affiliates
. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for:
(a)    transactions (other than the payment of management, consulting, monitoring or advisory fees) between any Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or Subsidiary, on the other hand, so long as (i) if such transactions involve one or more payments by such Loan Party or Subsidiary in excess of $5,000,000 for any single transaction or series of related transactions, such transactions are fully disclosed to Lenders prior to the consummation thereof, and (ii) such transactions are no less favorable, taken as a whole, to the Loan Parties and their Subsidiaries than would be obtained in an arm’s length transaction with a non-Affiliate;
(b)    any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party or its applicable Subsidiary, so long as such indemnity has been approved by the board of directors of such Loan Party or Subsidiary in accordance with Applicable Law;
(c)    the payment of reasonable compensation, severance or employee benefit arrangements to employees, officers and outside directors of such Loan Party or its Subsidiaries in the Ordinary Course of Business and consistent with industry practice, so long as such payment has been approved by the board of directors of such Loan Party or Subsidiary in accordance with Applicable Law;
(d)    transactions permitted by Section 7.1 or Section 7.7 hereof;
(e)    transactions pursuant to, and made in accordance with, the Transfer Pricing Program;
(f)    Permitted Intercompany Advances;
(g)    transactions permitted under clause (j) of the definition of “Permitted Dispositions”;
(h)    Investments permitted under clauses (h) and (n) of the definition of “Permitted Investments”; and
(i)    Indebtedness owing to Affiliates permitted under clause (l) of the definition of “Permitted Indebtedness” or loans or advances to Affiliates permitted under clause (j) of the definition of “Permitted Investments”.
11.Subsidiaries.
(a)Form any Subsidiary unless: (i) if such Subsidiary is either a Foreign Subsidiary or an Immaterial Subsidiary, Borrowing Agent provides Lenders with written notice of the formation of such Subsidiary and, if requested by the Required Lenders, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof with respect to the month in which such formation occurs, (ii) if such Subsidiary is not a Foreign Subsidiary or an Immaterial Subsidiary, (A) Borrowing Agent provides Agent and Lenders with written notice of the formation of such Subsidiary and, if requested by the Required Lenders, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation within fifteen (15) Business Days following the date of such formation, and (B) such Subsidiary (x) expressly joins in this Agreement as a Borrower or a Guarantor and becomes jointly and severally liable for the obligations of the Loan Parties hereunder and under the Other Documents, (y) executes a joinder to this Agreement and/or a Guaranty and a Guarantor Security Agreement in favor of Agent and such Other Documents related thereto as Agent or the Required Lenders shall reasonably request in connection therewith and (z) if requested by the Required Lenders, provides a legal opinion in favor of Agent and Lenders with respect to matters similar to those covered in the legal opinion required under Section 8.1(n) that are applicable to such Subsidiary.
(b)Enter into any partnership, joint venture or similar arrangement which does not constitute a Permitted Investment.
(c)Permit any Immaterial Subsidiary to (i) own or generate any Receivables or Inventory, (ii) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) or (iii) receive or generate any royalty revenue, unless Borrowing Agent causes such Immaterial Subsidiary to become a Borrower or a Guarantor hereunder and under the Other Documents by providing to Agent and Lenders the agreements, documents and instruments required to be delivered pursuant to Section 7.11(a)(ii) hereof.
12.Fiscal Year and Accounting Changes
. Change its fiscal year from March 31 or make any change to its method of accounting (except as required by GAAP or by the SEC or any other Governmental Body in connection with the SEC Inquiry).
13.Amendment of Organizational Documents
.
(a)Change (i) its legal name or its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa) without providing Agent and Lenders with (A) written notice of such change within five (5) Business Days following such change, and (B) true, correct and complete copies of all of the agreements, documents and instruments related to such name change and any documents necessary or reasonably requested by Agent or Required Lenders to maintain Agent’s Lien on the Collateral of such Loan Party, or (ii) its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction.
(b)Amend, modify or waive any term or material provision of its Organizational Documents if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent and the Lenders; provided, that such Loan Party shall provide Lenders with true, correct and complete copies of any amendment, modification or waiver concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof with respect to the month in which such amendment, modification or waiver occurs.
14.Compliance with ERISA
. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute to, or permit any member of the Controlled Group to become obligated to contribute to, any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plans or Multiemployer

Plans disclosed on Schedule 5.8(e) hereto, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction” in respect of a Pension Benefit Plan or Multiemployer Plan, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could reasonably be expected to result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (e) fail promptly to notify Lenders of the occurrence of any Termination Event of which any Loan Party has actual knowledge or has reason to know, (f) fail to comply, or permit any member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(e) hereof to cease to be true and correct.
15.Prepayment of Indebtedness
. At any time, directly or indirectly, prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, prior to the scheduled maturity thereof, except:
(a)Borrowers may prepay the Obligations to the extent permitted hereunder;
(b)subject to the terms of the Intercreditor Agreement, Borrowers may make mandatory prepayments in respect of the Revolving Loan Indebtedness pursuant to Sections 2.20(a) and 2.20(b) of the Revolving Loan Agreement;
(c)Borrowers may make voluntary commitment reductions with respect to the Revolving Loan Indebtedness pursuant to Section 2.20(c) of the Revolving Loan Agreement and voluntary prepayments in respect of the Revolving Loan Indebtedness pursuant to Section 2.20(d) of the Revolving Loan Agreement;
(d)any Loan Party and its Subsidiaries may prepay, repurchase, redeem, retire or otherwise acquire any Indebtedness described in clauses (c), (f), (g), (h), (k), (l), (m), (n), (o), (p), (r) and (t) (but solely with respect to a refinancing of Revolving Loan Indebtedness) of the definition of “Permitted Indebtedness”; provided that, in connection with any prepayment, repurchase, redemption, retirement or other acquisition of Indebtedness described in clause (f) of the definition of “Permitted Indebtedness”, (i) on the date of any such prepayment, repurchase, redemption, retirement or other acquisition and after giving effect thereto, (A) each of the Payment Conditions shall have been satisfied; and (B) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; and (ii) all of the applicable subordination provisions (or the conditions set forth in the applicable Subordination Agreement) related to such Indebtedness shall have been satisfied; ~~and~~
(e)Quantum may make payments in exchange for fractional shares in connection with the conversion of any Indebtedness that has been contractually subordinated in right of payment to the Obligations, in an otherwise cashless exchange (with cash payment made in exchange for fractional shares) into Qualified Equity Interests so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom~~.~~; and
(f)any Loan Party may prepay COVID-19 Debt and any and all obligations thereunder, in each case, to the extent required by any Applicable Law or the documents governing such COVID-19 Debt.

16.Amendments to Certain Documents
. Enter into any amendment, waiver or modification of (i) any of the Revolving Loan Documents in a manner that would violate the terms of the Intercreditor Agreement or (ii) any of the terms of any Subordinated Indebtedness, other than any such amendment, waiver, or modification which is not, and could not reasonably be expected to be, materially adverse to the interests of the Lenders.
17.LTO Subsidiary as a Special Purpose Vehicle
. Permit LTO Subsidiary to incur any Indebtedness other than (a) the Obligations, (b) the Revolving Loan Indebtedness and (c) liabilities arising in connection with the LTO Program in the ordinary course of business.

VIII	CONDITIONS PRECEDENT.
1.Conditions to Initial Loans
. The agreement of Lenders to make the Term Loan on the Closing Date (but not, for the avoidance of doubt, on the Delayed Draw Date) is subject to the satisfaction, or waiver by the Lenders, immediately prior to or concurrently with the making of the Term Loan, of the following conditions precedent:
(a)Executed Documents. (i) Agent and Lenders shall have received this Agreement and each of the Other Documents (other than the Notes), in form and substance satisfactory to Agent and Lenders, in each case duly authorized, executed and delivered by the Loan Parties and any other Person party thereto, and (ii) each Lender shall have received a Note, in form and substance satisfactory to such Lender, duly authorized, executed and delivered by Borrowers in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date;
(b)Intercreditor Agreement. Agent and Lenders shall have received, in form and substance reasonably satisfactory to Agent and Lenders, the Intercreditor Agreement, duly authorized, executed and delivered by Revolving Loan Agent, Agent and acknowledged by the Loan Parties;
(c)Stock Certificates. Agent shall have received originals of stock certificates representing 100% (or 65%, as applicable) of the Equity Interests of each Subsidiary of Quantum (other than Quantum Storage Singapore Pte. Ltd.), together with stock powers executed in blank.
(d)Financial Condition Certificate. Lenders shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(d) attached hereto.
(e)Closing Certificate. Agent and Lenders shall have received a closing certificate signed by the Chief Financial Officer of Borrowing Agent dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date; provided that any representation and warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects, (ii) on such date no Default or Event of Default has occurred or is continuing and (iii) the conditions set forth in Section 8.1(i) and 8.1(u) have been satisfied;
(f)W-9. Agent shall have received a duly completed W-9 (or other applicable IRS tax form) of each Loan Party;
(g)Quality of Earnings. Lenders shall have received, and been satisfied with their review of, a quality of earnings report with respect to Quantum and its Subsidiaries performed by a third party firm acceptable to Lenders;
(h)No Contingent Liabilities. Loan Parties shall have no material contingent liabilities other than those disclosed to Lenders prior to the Closing Date;
(i)Liquidity. After giving effect to the Advances made by the Revolving Loan Lenders on the Closing Date, Liquidity shall be at least $20,000,000;

(j)Revolving Loan Documents. Lenders shall have received true, correct and complete copies of the Revolving Loan Documents, all of which shall be in form and substance reasonably satisfactory to Lenders, duly authorized, executed and delivered by the parties thereto and in effect on the Closing Date, and the transactions contemplated by the Revolving Loan Documents shall be consummated simultaneously with the making of the initial Loans hereunder;
(k)Filings, Registrations and Recordings. Agent and Lenders shall have received each document (including any Uniform Commercial Code financing statement and Uniform Commercial Code termination statement) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent or Lenders to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral, and each such document shall have been properly filed, registered or recorded (or arrangements reasonably satisfactory to Required Lenders for such filing, registration or recording shall have been made) in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;
(l)Payoff Letter. Agent and Lenders shall have received, in form and substance reasonably satisfactory to Lenders, a payoff letter from Existing Agent providing that, among other things, all of the Indebtedness of the Loan Parties under the Existing Loan Documents has been paid and satisfied in full and all Liens granted to Existing Agent have been released;
(m)Secretary’s Certificates, Authorizing Resolutions and Good Standing Certificates. Agent and Lenders shall have received, in form and substance reasonably satisfactory to Lenders, a certificate of the Secretary or Assistant Secretary (or other equivalent officer or manager) of each Loan Party dated as of the Closing Date which shall certify (i) copies of resolutions, in form and substance reasonably satisfactory to Lenders, of the board of directors (or other equivalent governing body or member) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement and the Other Documents to which such Loan Party is a party (including authorization of the incurrence of Indebtedness and the borrowing of the Loans), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of the Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each other jurisdiction in which the failure to be duly qualified or licensed could reasonably be expected to have a Material Adverse Effect, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;
(n)Legal Opinion. Agent and Lenders shall have received, in form and substance reasonably satisfactory to Agent and Lenders, the executed legal opinion of counsel to the Loan Parties which shall cover such matters incident to the Transactions as Agent and Lenders may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to Agent and Lenders;
(o)No Litigation. Other than in connection with the SEC Inquiry, (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents, or any of the Transactions and which, in the reasonable opinion of the Required Lenders, is deemed material or (B) which could, in the reasonable opinion of the Required Lenders, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
(p)Fees and Expenses. Agent and Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid under this Agreement, the Fee Letter or any Other Document;
(q)Pro Forma Financial Statements. Lenders shall have received a copy of the Pro Forma Financial Statements which shall be reasonably satisfactory in all respects to Lenders;
(r)Insurance. Lenders shall have received in form and substance reasonably satisfactory to Lenders, (i) evidence that adequate insurance, including without limitation, credit insurance, casualty insurance and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as Lenders shall reasonably request and naming Agent as an additional insured and/or lenders loss payee, and (iii) loss payable endorsements, in form and substance reasonably satisfactory to Agent and Required Lenders, naming Agent as an additional insured and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage required by clauses (i) and (iii) of Section 6.6(a) of this Agreement, and providing (x) that all proceeds thereunder shall be payable to Agent, (y) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (z) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice);
(s)Payment Instructions. Agent and Lenders shall have received written instructions from Borrowing Agent directing the application of proceeds of the Term Loan made pursuant to this Agreement, including intended working capital recipients;
(t)Consents. Each Loan Party shall have obtained all Consents that are necessary in connection with the financing contemplated by this Agreement and the Other Documents and to maintain the benefit of Material Contracts and leases, and each of the foregoing shall be in full force and effect;
(u)No Material Adverse Change. (i) Since September 30, 2018, other than in connection with the SEC Inquiry, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no written representations made or written information (taken as a whole, but excluding any projections, forward-looking information or information of a general industry nature) supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
(v)Notice of Borrowing.    Agent shall have received an executed Notice of Borrowing;
(w)Compliance with Laws. Lenders shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;
(x)Bank Regulatory Information.
(i)At least five Business Days prior to the Closing Date, Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that was requested at least 10 Business Days prior to the Closing Date;

(ii)At least five Business Days prior to the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification to Agent and Lenders;
(y)Searches. Lenders shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to evidence or perfect Liens on any assets of the Loan Parties), and such search shall reveal no Liens or judgments on any of the assets of the Loan Parties, except for Permitted Encumbrances or Liens and judgments to be terminated on the Closing Date pursuant to documentation satisfactory to the Required Lenders;
(z)Due Diligence. Lenders and their counsel shall have completed all tax, regulatory, accounting, and legal due diligence, including background checks, the results of which shall be satisfactory to Lenders in their sole discretion; and
(aa)Investment/Credit Committee Approval. Each Lender shall have received approval from its investment committee or credit committee, as the case may be, with respect to its Commitment to provide the Term Loan.
(ab)Material Contracts. Lenders shall have received true and complete copies of all Material Contracts to which each Loan Party is a party or to which it or any of its properties is subject.
(ac)Warrants. The Lenders and/or their Affiliates shall have received warrants issued by Quantum in form and substance satisfactory to the Lenders to purchase 17.5% of the fully diluted Equity Interests of Quantum as of the Closing Date at the agreed purchase price (the “Closing Date Warrants”).
Each Lender that makes its initial extensions of credit under this Agreement shall be conclusively deemed to be satisfied with, or have waived, the conditions precedent set forth in this Section 8.1.

IX	INFORMATION AS TO BORROWERS.
Each Loan Party shall, or (except with respect to Section 9.11 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations and the termination of this Agreement:
1.Lender Calls
. If requested by Required Lenders, participate in quarterly conference calls with the Lenders, such calls to be held at such time as may be agreed to by Borrowing Agent and Required Lenders, but in any event not later than the date which is ten (10) Business Days after the quarterly financial statements are delivered pursuant to Section 9.8.
2.Reports
.
(a)Deliver to Lenders a copy of the following to the extent delivered to Revolving Loan Agent: (i) on or before the twentieth (20th) day of each month as of and for the prior month (or more frequently if required under the Revolving Loan Documents): (A) accounts receivable agings inclusive of reconciliations to the general ledger, (B) accounts payable schedules inclusive of reconciliations to the general ledger, (C) perpetual Inventory reports inclusive of reconciliations to the general ledger, (D) a detailed report summarizing all cash and Cash Equivalents of Quantum and its Subsidiaries (including an indication of which amounts constitute Qualified Cash and at which Blocked Account Banks such Qualified Cash is maintained), and (E) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or Lenders or restrictive of Agent’s or Lenders’ rights under this Agreement), and (ii) within forty-five (45) days after the end of each fiscal quarter, (A) a list of all Material Customers, and (B) a roll-forward of the production Inventory reserve;
(b)on or before the last day of each month, commencing with January 31, 2019, deliver to Lenders a thirteen (13) week cash flow forecast, commencing as of the first day of the week in which it was delivered, prepared by Quantum and covering Quantum and its Subsidiaries on a consolidated basis, which cash flow forecast shall be in a form substantially similar to the form provided to the Lenders prior to the Closing Date and prepared in good faith based upon assumptions which the Borrowers believe to be reasonable in light of the conditions existing at the time of delivery thereof;
(c)promptly following the request of the Required Lenders, deliver to Lenders  such other schedules, documents, reports and/or information regarding the Collateral or the financial condition of the Loan Parties and their Subsidiaries as the Required Lenders may reasonably request; and
(d)Agent (acting at the request of the Required Lenders) shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 (other than Section 9.2(b)) are to be in form reasonably satisfactory to the Required Lenders and, if applicable, executed by each Loan Party and delivered to Lenders from time to time solely for Lenders’ convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Lenders shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by the Required Lenders, the items to be provided under this Section 9.2 shall be delivered to Lenders by the specific method of Approved Electronic Communication designated by the Required Lenders.
3.Environmental Reports.
(a)To the extent any Loan Party is not in material compliance with applicable Environmental Laws, such Loan Party shall furnish Lenders, concurrently with the delivery of the financial statements referred to in Section 9.7 hereof, with a certificate signed by an officer of Borrowing Agent setting forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.
(b)In the event any Loan Party receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at any of the Real Property owned or leased by any Loan Party (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at any such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days after such receipt, give written notice of same to Agent and Lenders detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.
(c)Borrowing Agent shall, concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof with respect to the period in which such copies, notification or demand letter are received, forward to Agent and Lenders copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward to Agent and Lenders, concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof with respect to the period in which such correspondence is received, copies of all material correspondence received by any Loan Party from any Governmental Body regarding such claims until the claim is settled. Borrowing Agent shall promptly forward to Agent and Lenders copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at any Real Property owned or leased by any Loan Party, operations or business that any Loan Party is required to file under any Environmental Laws, in each case concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof with respect to the period in which such filing occurred. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.
4.Litigation
. Notify Agent and Lenders in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, if the amount of damages claimed is in excess of $1,000,000 or if such claim, litigation, suit or proceeding could reasonably be expected to have a Material Adverse Effect, in each case, concurrently with the delivery of the monthly financial statements pursuant to Section 9.9 hereof with respect to the period in which any Loan Party becomes aware of such claim, litigation, suit or administrative proceeding.
5.Material Occurrences
. (a) Immediately after such Loan Party has knowledge thereof, notify Agent and Lenders in writing upon the occurrence of any Default or Event of Default; and (b) promptly, but in any event within fifteen (15) Business Days after such Loan Party has knowledge thereof, notify Agent and Lenders in writing upon the occurrence of: (i) any default by any Loan Party which might result in the acceleration of the maturity of any Material Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (ii) any matter materially affecting the value, enforceability or collectability of any material portion of the Collateral; (iii) other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect and (iv) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and (c) promptly, but in any event not later than concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof with respect to the period in which such Loan Party has knowledge thereof, notify Agent and Lenders in writing upon the occurrence of: (i) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any member of the Controlled Group to a tax imposed by Section 4971 of the Code if such tax could reasonably be expected to result in a Material Adverse Effect; (ii) the receipt by any Loan Party of any notice from any Material Customer of its intent to either (x) terminate its relationship directly or indirectly with a Loan Party, or (y) materially and adversely modify any material agreement involving such Loan Party; (iii) any material and adverse change in the relationship or arrangements within the LTO Consortium; (iv) any investigation, hearing, proceeding or other inquest by any Governmental Body into any Loan Party, or to the knowledge of Quantum, any Affiliate of any Loan Party with respect to Anti-Terrorism Laws; and (v) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business or any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and in each case as to clauses (a), (b) and (c) of this Section 9.5, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.
6.Government Receivables

. Notify Agent and Lenders concurrently with the delivery of the financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof if its Receivables in an aggregate amount in excess of $500,000 arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.
7.Annual Financial Statements
. Furnish Lenders (a) for the fiscal year ending March 31, 2018, on or prior to August 31, 2019, (b) for the fiscal year ending March 31, 2019, to the extent obtainable through the use of the Loan Parties’ commercially reasonable efforts, on or prior to September 30, 2019, but in no event later than December 31, 2019, and (c) for each fiscal year ending thereafter, within ninety (90) days after the end of each fiscal year, audited financial statements of Quantum and its Subsidiaries, on a consolidated basis and unaudited financial statements of Quantum and its Subsidiaries, on a consolidating basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP in all material respects, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to the Required Lenders (the “Accountants”) and, except to the extent permitted by Section 1.1 hereof, certified without qualification; provided, that the foregoing is subject to the proviso set forth in Section 6.9 hereof. The reports described in this Section shall be accompanied by a Compliance Certificate.
8.Quarterly Financial Statements
. Furnish Lenders within forty-five (45) days after the end of each fiscal quarter of each fiscal year (commencing with the fiscal quarter ending on December 31, 2018), (a) an unaudited balance sheet of Quantum and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income, stockholders’ equity and cash flow of Quantum and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter, all prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of Quantum and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and (b) a written statement of management of Quantum setting forth a discussion of the financial condition, changes in financial condition and results of operations of Quantum and its Subsidiaries; provided, that the foregoing is subject to the proviso set forth in Section 6.9 hereof. The reports described in this Section shall be accompanied by a Compliance Certificate.
9.Monthly Financial Statements
. Furnish Lenders within thirty (30) days after the end of each month (or within forty-five (45) days after the end of the months of March, June, September and December), an unaudited balance sheet of Quantum and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income and cash flow of Quantum and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, all (other than the statements of cash flow) prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of Quantum and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year; provided, that the foregoing is subject to the proviso set forth in Section 6.9 hereof. The reports described in this Section shall be accompanied by a Compliance Certificate.
10.Other Reports
. Furnish Lenders, (a) if and when filed by Quantum, all Form 10-Q quarterly reports, Form 10-K annual reports, Form 8-K current reports and any other reports filed by Quantum with the SEC, and (b) copies of any reports or other information provided by Quantum to its shareholders generally. Any report to be furnished pursuant to this Section 9.10 shall be deemed to have been furnished on the date on which Quantum has filed such report with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Lenders without charge; provided that, notwithstanding the foregoing, Borrowing Agent shall deliver to any Lender who requests paper or electronic copies of any such report to be furnished pursuant to this Section 9.10 if such Lender requests that Borrowing Agent furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by such Lender to Borrowing Agent.
11.Additional Information
. Furnish Lenders with such additional information as the Required Lenders shall reasonably request in order to enable Lenders to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Loan Parties including, without the necessity of any request by Lenders, (a) copies of all environmental audits and reviews, (b) at least five (5) days prior thereto, (i) notice of Quantum’s opening of a new chief executive office, or (ii) notice of Quantum’s closing of its chief executive office, and (c) concurrently with the delivery of the monthly financial statements required to be delivered to Lenders pursuant to Section 9.9 hereof with respect to the period in which such Loan Party (i) opens any new office or place of business (other than its chief executive office), in each case to the extent such location is required to be disclosed on Schedule 4.4 hereto, notice of such opening, (ii) closes any existing office or place of business (other than its chief executive office), notice of such closing, and (iii) learns of the occurrence thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any collective bargaining contract to which any Loan Party is a party or by which any Loan Party is bound and which could reasonably be expected to have a Material Adverse Effect.
12.Projected Operating Budget
. Furnish Lenders, no later than forty-five (45) days after the beginning of each fiscal year (commencing with fiscal year ending on March 31, 2019), month by month projections (including an operating budget) and cash flow of Quantum and its Subsidiaries, on a consolidated basis, for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), and year by year projections (including an operating budget) and cash flow of Quantum and its Subsidiaries, on a consolidated basis, for the forthcoming three (3) fiscal years, such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Quantum to the effect that such projections represent the good faith estimate of Quantum, on the date such projections are delivered, of the future performance Quantum and its Subsidiaries for the periods covered thereby based upon assumptions believed by Quantum to be reasonable at the time of the delivery thereof to Lenders; provided, that the foregoing is subject to the proviso set forth in Section 6.9 hereof. The form and scope of the projections required to be delivered to Lenders described in this Section shall be in a form and scope consistent with the Closing Date Projections or otherwise reasonably acceptable to the Required Lenders.
13.Variances From Operating Budget
. Furnish Lenders, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8 hereof, a written report summarizing all material variances from budgets submitted by the Loan Parties pursuant to Section 9.12 hereof and a discussion and analysis by management with respect to such variances.
14.SEC Inquiry
. Furnish Lenders promptly, but in any event within three (3) Business Days following delivery or receipt thereof, copies of all material notices and other material written communications sent or received by Quantum in connection with the SEC Inquiry, including, without limitation, any subpoenas or other written document requests, any modifications to subpoenas or other written document requests, any Formal Order or supplemental Formal Order and, upon reasonable request by any Lender, any written presentations or summaries of meetings with the SEC; provided that Quantum shall not be required to furnish to Lenders any document, information or other matter (a) in respect of which disclosure to any Lender (or its representatives or contractors) is prohibited by Applicable Law or (b) that is subject to attorney-client or similar privilege, or constitutes attorney work-product.
15.ERISA Notices and Requests
. Furnish Lenders with immediate written notice in the event that any of the following, together with any other such events or conditions, could reasonably be expected to have a Material Adverse Effect: (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or Multiemployer Plan or the establishment of any new Pension Benefit Plan or Multiemployer Plan or the commencement of contributions to any Pension Benefit Plan or Multiemployer Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the anticipated imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment under a Pension Benefit Plan or Multiemployer Plan or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.
16.Additional Documents
. Execute and deliver to Agent and Lenders, upon request, such documents and agreements as Agent or any Lender may, from time to time, reasonably request to carry out the terms or conditions of this Agreement.
17.Updated Information
. Concurrently with the delivery of the quarterly financial statements required to be delivered pursuant to Section 9.8 hereof, deliver to Agent and Lenders (a) updates to Schedule 4.4 (Locations of Equipment and Inventory) (any such updated Schedule 4.4 delivered by the Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement) and (b) a list of any new Intellectual Property registered at the United States Copyright Office or the United States Patent

and Trademark Office, and any licenses of Intellectual Property obtained by any Loan Party since the last such quarterly financial statements (or the Closing Date in the case of the first such update) and execute and deliver to Lenders an intellectual property security agreement with respect to any such Intellectual Property registered in the United States.

X	EVENTS OF DEFAULT.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
1.Nonpayment
. Failure by any Loan Party to pay (a) when due any principal of the Loans (including without limitation pursuant to Section 2.3 hereof) or any Prepayment Premium, or (b) within three (3) Business Days of being due (or in the case of maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment, when due), any interest on the Obligations or any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;
2.Breach of Representation
. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any of the Other Documents or in any agreement, documents, certificate or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;
3.Financial Information
. Failure by any Loan Party to (a) furnish financial information when due under Sections 9.7, 9.8, 9.9, 9.12, or 9.13 of this Agreement, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms of Section 4.6 hereof;
4.Noncompliance
. Except as otherwise provided for in Sections 10.1, 10.3 and 10.8 hereof:
(a)failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Sections 2.4, 4.1, 4.2, 4.6, 4.8, 6.2 (solely if a Loan Party is not in good standing in its jurisdiction of incorporation or formation), 6.5, 6.6(a), 6.13, 6.14, 6.15, any Section of Article VII (other than Section 7.14), or Sections 9.1, 9.2, 9.5(a) or 16.18 of this Agreement;
(b)failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in Sections 4.4, 4.5, 4.7, 4.12, 6.3, 6.11, 9.4, 9.5(b), 9.6, 9.10, 9.11, or 9.17 of this Agreement which is not cured within fifteen (15) days after the earlier of (x) knowledge of such failure or neglect by an authorized officer of any Loan Party or (y) the receipt by Borrowing Agent of written notice of such failure or neglect from Agent or any Lender (provided that such fifteen (15) day period shall not apply in the case of any failure or neglect to perform, keep or observe any term, provision, condition or covenant which is not capable of being cured at all or within such fifteen (15) day period); or
(c)failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or any of the Other Documents which is not cured within thirty (30) days after the earlier of (x) knowledge of such failure or neglect by an authorized officer of any Loan Party or (y) the receipt by Borrowing Agent of written notice of such failure or neglect from Agent or any Lender (provided that such thirty (30) day period shall not apply in the case of any failure or neglect to perform, keep or observe any term, provision, condition or covenant which is not capable of being cured at all or within such thirty (30) day period);
5.Judgments
. Any judgment, writ, order or decree for the payment of money (other than any judgment, writ, order or decree contemplated by Section 10.12 hereof) is rendered against any Loan Party for an aggregate amount in excess of $1,000,000 or against all Loan Parties for an aggregate amount in excess of $1,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) and (a) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, or (b) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect;
6.Bankruptcy
. Any Loan Party or any Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any formal action for the purpose of effecting any of the foregoing;
7.Lien Priority
. Subject to the terms of the Intercreditor Agreement, any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having first priority (subject only to Permitted Encumbrances) except (a) as a result of a Disposition of the applicable Collateral in a transaction permitted hereunder, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time $1,000,000 or (c) as the result of an action or failure to act on the part of Agent;
8.Cross Default
. Either (a) an “Event of Default” under (and as such term is defined in) the Revolving Loan Agreement shall occur (other than in respect of the observance of or compliance with any financial covenant thereunder, unless such “Event of Default” results in the acceleration of the maturity of the Revolving Loan Indebtedness prior to the stated maturity or termination thereof; provided that if the Revolving Loan Lenders (or the Revolving Loan Agent on behalf of the Revolving Loan Lenders) irrevocably rescinds such acceleration, the Event of Default with respect to this clause (a) shall automatically cease from and after such date), (b) any specified “event of default” under any other Material Indebtedness, or any other event or circumstance which would permit the holder of any such Material Indebtedness to accelerate such Indebtedness (and/or the obligations of such Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness), (c) Revolving Loan Agent breaches, violates, terminates or challenges the validity of the Intercreditor Agreement or (d) any creditor party to any Subordination Agreement breaches, violates, terminates or challenges the validity of such Subordination Agreement;
9.Termination or Limitation of Guaranty, Guarantor Security Agreement or Pledge Agreement

. Termination or limitation by any Loan Party of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Loan Party or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement (other than any termination permitted in accordance with the terms of this Agreement);
10.[Reserved]
;
11.Invalidity
. This Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;
12.SEC Inquiry
. (a) Any material update or development has occurred, or finding reached, in connection with the SEC Inquiry which could reasonably be expected to result in a Material Adverse Effect or (b) any fine, penalty or other order for the payment of money is rendered against any Loan Party or against all Loan Parties by the SEC as a result of the SEC Inquiry for an amount that exceeds $5,000,000, less any amount covered by insurance (other than to the extent of customary deductibles) pursuant to which the insurer has not denied coverage;
13.Pension Plans
. An event or condition specified in Sections 7.14 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, a liability to a Plan or the PBGC (or both) which could reasonably be expected to have a Material Adverse Effect; or the occurrence of any Termination Event which could reasonably be expected to have a Material Adverse Effect (either alone or together with all other such events); or
14.Indictment
. There is any actual indictment of any Loan Party or any Loan Party’s current officers (relating to such current officer’s actions in conducting the applicable Loan Party’s business affairs) under any criminal statute.

XI	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
1.Rights and Remedies.
(a)Upon the occurrence of: (i) an Event of Default pursuant to Section 10.6 hereof, all Obligations shall be immediately due and payable, and (ii) any of the other Events of Default and at any time thereafter, at the option of the Required Lenders all Obligations shall be immediately due and payable. Upon the occurrence of any Event of Default, Agent (acting at the direction of the Required Lenders) shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent (acting at the direction of the Required Lenders) may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used by such Loan Party in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Agent and Lenders therefor.
(b)To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for Disposition or otherwise to complete raw material or work in process into finished goods or other finished products for Disposition; (ii) to fail to obtain third party consents for access to Collateral to be Disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to Dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or Disposition of Collateral or to provide to Agent a guaranteed return from the collection or Disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or Disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c)Without limiting any other provision hereof:
(i)At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Agent shall be free to purchase all or any part of the Investment Property Collateral. Any such sale may be on cash or credit. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property Collateral is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Investment Property Collateral at any time without giving prior notice to any Loan Party or other Person.
(ii)Each Loan Party recognizes that Agent may be unable to effect or cause to be effected a public sale of the Investment Property Collateral by reason of certain prohibitions of the Securities Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property Collateral for their own account, for investment and without a view to the distribution or resale thereof. Each Loan Party understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property Collateral were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property Collateral for the period of time necessary to permit the issuer of the securities which are part of the Investment Property Collateral (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Loan Party agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.
(iii)The Net Cash Proceeds arising from the Disposition of the Investment Property Collateral after deducting expenses incurred by Agent will be applied to the Obligations pursuant to Section 11.5 hereof. If any excess remains after the discharge of all of the Obligations, the same will be paid to the applicable Loan Party or to any other Person that may be legally entitled thereto.
At any time after the occurrence and during the continuance of an Event of Default (A) Agent may transfer any or all of the Investment Property Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property Collateral, but no such transfer shall constitute a taking of such Investment Property Collateral in satisfaction of any or all of the Obligations, and (B) Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property Collateral.
2.Agent’s Discretion
. Agent (acting at the direction of the Required Lenders) shall have the right to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against the Loan Parties or each other.
3.Setoff
. Subject to Section 14.13 hereof, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

4.Rights and Remedies not Exclusive
. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
5.Allocation of Payments After Event of Default
. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or in respect of the Collateral shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents;
SECOND, to payment of all fees, indemnities, expenses and other amounts owed to Agent (including reasonable attorneys’ fees and expenses) to the extent not included in clause FIRST above;
THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest;
FIFTH, to the payment of the outstanding principal amount of the Obligations and any Prepayment Premium;
SIXTH, to all other Obligations arising under this Agreement, under the Other Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH”, “SIXTH” and “SEVENTH” above.

XII	WAIVERS AND JUDICIAL PROCEEDINGS.
1.Waiver of Notice
. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
2.Delay
. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

3.Jury Waiver
. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII	EFFECTIVE DATE AND TERMINATION.
1.Term
. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until the Maturity Date (the “Term”) unless sooner terminated as herein provided. The Loan Parties may terminate this Agreement at any time upon ten (10) Business Days prior written notice to Agent upon the Payment in Full of all of the Obligations.
2.Termination
. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all of the Obligations have been Paid in Full and this Agreement has been terminated and (b) each of the Loan Parties has released the Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against the Secured Parties. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been Paid in Full and this Agreement has been terminated in accordance with its terms. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent and Lenders shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until all of the Obligations have been Paid in Full and this Agreement shall have been terminated in accordance with its terms. All representations, warranties, covenants, waivers and agreements set forth herein shall survive termination hereof until all of the Obligations have been Paid in Full and this Agreement has been terminated.

XIV	REGARDING AGENT.
1.Appointment and Authority
.
(a)Each Lender hereby designates and appoints U.S. Bank to act as Agent for such Lender under this Agreement and the Other Documents, and U.S. Bank hereby accepts such appointment on the Closing Date subject to the terms hereof. Each Lender hereby irrevocably authorizes

Agent in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the Other Documents, together with such actions and powers as are reasonably incidental thereto. Concurrently herewith, each Lender directs Agent and Agent is authorized to enter into this Agreement and the Other Documents and any other related agreements in the forms presented to Agent. For the avoidance of doubt, each Lender agrees that it will be subject to and bound by the terms of this Agreement and the Other Documents. The provisions of this Section 14.1(a) are solely for the benefit of Agent and Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions (other than with respect to the Borrowers’ consent rights under Section 14.6).
(b)Each Lender agrees that in any instance in which this Agreement provides that Agent’s consent may not be unreasonably withheld, provide for the exercise of Agent’s reasonable discretion, or provides to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Other Documents. Agent shall have no liability for any failure, inability or unwillingness on the part of any party to provide accurate and complete information on a timely basis to Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or any Other Document, and shall have no liability for any inaccuracy or error in the performance or observance on Agent’s part of any of its duties hereunder or under any Other Document that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(c)For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to Agent hereunder (including without limitation this Article XIV), phrases such as “satisfactory to Agent,” “approved by Agent,” “acceptable to Agent,” “as determined by Agent,” “in Agent’s discretion,” “selected by Agent,” “elected by Agent,” “requested by Agent,” and phrases of similar import that authorize and permit Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to Agent receiving written direction from the Lenders or Required Lenders, as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require Agent to exercise any discretionary acts.
2.Rights as a Lender
. Any Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Person serving Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrowers or any of their Subsidiaries or other Affiliates thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders.
3.Exculpatory Provisions
.
(a)Agent shall not have any duties or obligations except those expressly set forth herein and in the Other Documents to which it is a party, and no implied covenants, duties, obligations or liabilities shall be read into this Agreement or any Other Documents on the part of Agent. The duties of Agent hereunder and in each other Loan Document shall be administrative in nature. Without limiting the generality of the foregoing, Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)except as to any matters not expressly provided for in this Agreement (including collection of any promissory notes) or any matter that would require Agent to exercise any discretion hereunder or under any Other Document, shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall not be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the Other Documents), and such instructions shall be binding; provided that Agent shall not be required to take any action (i) unless it is furnished with an indemnification satisfactory to Agent with respect thereto or (ii) that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to this Agreement, any Other Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the United States Bankruptcy Code or any other insolvency Law; and
(iii)shall not, except as expressly set forth herein and in the Other Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.
(b)Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided herein or under the Other Documents), or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a final judgment issued by a court of competent jurisdiction no longer subject to appeal). Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to an officer of Agent with direct responsibility for administration of this Agreement in writing by a Borrower or a Lender.
(c)Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Other Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Other Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VIII or elsewhere herein or in any Other Document.
(d)Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
(e)Each party to this Agreement acknowledges and agrees that Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to this Agreement or the Other Documents and the notification to Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrowers. Agent shall not be liable for any action taken or not taken by any such service provider.
(f)Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). Agent shall not be liable for any error of judgment made by it in good faith (or by any officer or other employee of Agent) unless it shall be determined pursuant to a non-appealable judgment of a court of competent jurisdiction that Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Other Document or related documents shall obligate Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction.
(g)Agent shall not be liable for any indirect, special, punitive or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. In no event shall Agent be responsible or liable for: (i) delays or failures in performance resulting from acts beyond its control, including but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, (ii) any delay, error omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Agent shall not be liable for interest on any money received by it. For the avoidance of doubt, Agent’s rights, protections, indemnities and immunities provided herein shall apply to Agent for any actions taken or omitted to be taken under this Agreement or any Other Documents and any other related agreements in any of their respective capacities. Agent shall not be required to take any action under this Agreement, the Other Documents or any related document if taking such action (A) would subject Agent to a tax in any jurisdiction where it is not then subject to a tax, unless Borrowers pay such tax, or (B) would require Agent to qualify to do business in any jurisdiction where it is not then so qualified.
(h)Agent shall not have any liability for any failure, inability or unwillingness on the part of any Lender or Loan Party to provide accurate and complete information on a timely basis to Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(i)Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Other Documents Agent is permitted or required to take or to grant. Without limiting Section 14.3(a)(ii), if Agent shall request any such instructions, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the Other Documents), and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the Other Documents).
(j)Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR, Term SOFR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark

Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR, Term SOFR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders, the Borrowing Agent and the Borrowers, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. Agent shall not have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans, including but not limited to the Reuters Screen (or any successor source), or for any rates compiled by the ICE Benchmark Administration or any successor thereto, or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York's Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.
4.Reliance by Agent
. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Agent may consult, at the expense of Borrowers, with legal counsel of its own choosing (who may, but need not, be counsel for Borrowers or any Lender), independent accountants and other experts and advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, advisors or experts. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the Other Documents, except for its or their own gross negligence or willful misconduct (as determined by a final judgment issued by a court of competent jurisdiction no longer subject to appeal). Without limiting the generality of the foregoing, Agent: (i) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the Other Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Other Documents or any related documents on the part of the Loan Parties or any other Person or to inspect the property (including the books and records) of the Loan Parties; (iii) shall not be responsible to any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability, perfection, priority or value of any Collateral, this Agreement, the Other Documents, any related document or any other instrument or document furnished pursuant hereto or thereto; and (iv) shall incur no liability under or in respect of this Agreement or any Other Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties. Agent shall not have any liability to any of the Loan Parties or any Lender or any other Person for any of the Loan Parties’ or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any Other Document. Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the Other Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Other Document.
5.Delegation of Duties
. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Other Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives. The exculpatory provisions of this Article XIV shall apply to any such sub-agent and to the Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents or attorneys-in-fact as determined by a court of competent jurisdiction in a final and non-appealable judgment.
6.Resignation of Agent
.
(a)Agent may at any time give notice of its resignation to Lenders and Borrowing Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowing Agent, to appoint a successor, which shall be a financial institution with an office in New York, or an Affiliate of any such financial institution with an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the Other Documents (except that in the case of any collateral security held by Agent on behalf of Lenders under this Agreement or any of the Other Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any accrued but unpaid fees, unreimbursed expenses or any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to accrued but unpaid fees, unreimbursed expenses or any indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the Other Documents. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the Other Documents, the provisions of this Article XIV, Section 16.5 and Section 16.9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

7.Non-Reliance on Agent and Other Lenders
. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors or representatives and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors or representatives and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Other Document or any related agreement or any document furnished hereunder or thereunder. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or statement delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any Other Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.
8.No Other Duties, Etc
. Anything herein to the contrary notwithstanding, Agent shall not have any powers, duties or responsibilities under this Agreement or any of the Other Documents, except in its capacity, as applicable, as Agent or a Lender hereunder or thereunder.
9.Agent May File Proofs of Claim
. In case of the pendency of any proceeding under any insolvency Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent or the Required Lenders shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under Section 3.3, Section 16.5 and Section 16.9) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due to Agent under this Agreement and the Other Documents, including Section 3.3, Section 16.5 and Section 16.9.
10.Collateral and Guaranty Matters
.
(a)Each of the Lenders irrevocably authorizes Agent to:

(i)release any Lien on any property granted to or held by the Agent under this Agreement or any Other Document (x) upon Payment in Full, (y) that is sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under the Other Documents or (z) subject to Section 16.2(b), if approved, authorized or ratified in writing by the Required Lenders or such other number or percentage of Lenders required hereby;
(ii)subordinate any Lien on any property granted to or held by Agent hereunder or under any Other Document to the holder of any Lien on such property that is permitted by clause (g) of the definition of “Permitted Encumbrances”; and
(iii)release any Guarantor from its obligations under the Guaranty (x) upon Payment in Full or (y) if such Guarantor ceases to be a Subsidiary as a result of a transaction permitted under and in accordance with this Agreement and the Other Documents.
Any such release of guarantee obligations or security interests shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Any such release of Liens shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In no event shall Agent be obligated to execute or deliver any document evidencing any release, subordination or re-conveyance without receipt of a certificate executed by an authorized officer of the Loan Party or Loan Parties disposing of such property certifying that such release, subordination or re-conveyance, as applicable, complies with this Agreement and the Other Documents, and that all conditions precedent to such release, subordination or re-conveyance have been complied with. Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release, subordinate or re-convey its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.10.
(b)Agent hereby disclaims any representation or warranty to the Lenders concerning, and shall not be responsible for or have a duty to ascertain or inquire into the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral. Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Loan Parties to the Collateral, or as to the security afforded by this Agreement or any Other Document. Agent shall not be responsible for insuring the Collateral or for the payment of Taxes, charges, assessments or liens upon the Collateral. Agent shall not be responsible for the maintenance of the Collateral, except as expressly provided in the immediately following sentence when Agent has possession of the Collateral. Agent shall have no duty to the Lenders as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it. Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of any Loan Party or any other party selected by Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral, and Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, Agent shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments. The Lenders shall be solely responsible for, and shall arrange for the filing and continuation of financing statements or other filing or recording documents or instruments for the perfection of security interests in the Collateral. Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such financing statements.
(c)In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any Real Property-related Collateral pursuant to this Agreement or any Other Document, Agent shall not be obligated to take title to or possession of Real Property in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Agent reserves the right, instead of taking such action, either to resign as Agent subject to the terms and conditions of Section 14.6 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment.
(d)In connection with any tax affidavit or similar instrument required to be filed or delivered by Agent in connection with any mortgage, deed of trust or similar instrument, Agent shall complete such tax affidavit or similar instrument pursuant to the information provided to it in a certificate executed by an authorized officer of the applicable Loan Party pledging such Real Property. Agent shall be entitled to conclusively rely on the information provided to it in such certificate and shall not be liable to the Loan Parties, the Lenders or any other Person for its acting in reliance thereon. Borrowers shall indemnify Agent for any losses Agent may incur as a result of its reliance on such certificate of the applicable Loan Party, including without limitation, any losses relating to any incorrect or misleading information provided in any tax affidavit based upon information contained in the certificate of the applicable Loan Party.
(e)Anything contained in this Agreement or any Other Documents to the contrary notwithstanding, the Loan Parties, Agent and each Lender hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty or any Other Document relating to the Collateral, it being understood and agreed that all powers, rights and remedies under this Agreement or any of the Other Documents relating to the Collateral may be exercised solely by Agent, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under this Agreement and such Other Documents relating to the Collateral may be exercised solely by Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure or similar enforcement action by Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the United States Bankruptcy Code), Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the United States Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale or other Disposition.
11.Withholding Tax
. To the extent required by Applicable Law, Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Body asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Other Document against any amount due to Agent under this Section 14.11. The agreements in this Section 14.11 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.
12.No Reliance on Agent’s Customer Identification Program
. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti‑Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, this Agreement or the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.
13.Swiss Law Governed Security Documents.
(a) Without prejudice to the provisions of this Agreement or any of the Other Documents, the parties hereto acknowledge and agree that, for the purposes of taking and ensuring the continuing validity of any pledge or security agreement governed by the laws of Switzerland, Agent shall hold: (i) the security that it holds under any such Swiss law governed pledge or security agreement that is accessory in nature (akzessorisch) for itself and for and on behalf of the other Secured Parties as a direct representative (direkte Stellvertretung) and (ii) the security that it holds under any such Swiss law governed pledge or security agreement that is non-accessory in nature (nicht-akzessorisch) as an agent for the benefit of the Secured Parties (Halten unter einem Treuhandveraltnis).
(b)With regards to any pledge or security agreement governed by the laws of Switzerland, (i) each Lender (on behalf of itself and its Affiliates) hereby appoints, authorizes and directs Agent (x) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each of the Other Documents governed by the laws of Switzerland that is non-accessory in nature (nicht-akzessorisch) not in its own name but for the benefit of the Secured Parties, and (y) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each of the Other Documents governed by the laws of Switzerland that is accessory in nature (akzessorisch) for itself and for and on behalf of the Secured Parties as a direct representative (direkter Stellvertreter), and each Lender (on behalf of itself and its Affiliates) and (ii) each Loan Party acknowledges that each Lender (including, without limitation, any future Lender) will be a party to each of the Other Documents governed by the laws of Switzerland.

XV	BORROWING AGENCY.
1.Borrowing Agency Provisions.
(a)Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) sign and endorse notes, (iii) execute and deliver all instruments, documents, applications, security agreements and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required hereunder, (iv) make elections regarding interest rates, and (v) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or the Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
(b)The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to the Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to the willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order).
(c)All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals or forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses. Each of the Loan Parties shall be jointly and severally liable with respect to its Obligations under this Agreement and the Other Documents to which it is party (including each other payment, reimbursement, indemnification and contribution Obligation under this Agreement and any Other Document).
2.Waiver of Subrogation
. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.

XVI	MISCELLANEOUS.
1.Governing Law
. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents shall be brought in any court of competent jurisdiction in the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof, and, by execution and delivery of this Agreement, each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party to this Agreement hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent (for all Loan Parties) at its address set forth in Section 16.6 hereof and to all other parties to this Agreement to their respective addresses set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each party to this Agreement waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents, shall be brought only in a federal or state court located in the County of New York, State of New York.
2.Entire Understanding.
(a)This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not set forth herein and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers or authorized signatories. Neither this Agreement nor any portion or provisions hereof may be amended, modified, changed, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)Neither this Agreement nor any Other Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Required Lenders and the Loan Parties; provided, however, that no such agreement shall, directly or indirectly:
(i)increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the written consent of each Lender directly affected thereby;
(ii)extend or otherwise postpone the Term or the time for payment of principal, Prepayment Premium or interest of the Loans, or any fee payable to any Lender, or reduce the principal amount of, the Prepayment Premium with respect to or the rate of interest borne by the Loans or reduce any fee payable to any Lender, in each case, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 hereof);

(iii)alter the definitions of the terms “Applicable Prepayment Premium”, “Change of Control Premium”, “Make Whole Amount”, “Prepayment Premium” or “Required Lenders” or alter, amend or modify, directly or indirectly, this Section 16.2(b) or any provision of this Agreement that requires the consent of all Lenders or any affected Lender without the consent of all Lenders;
(iv)alter, amend or modify the provisions of Section 2.2(d) or Section 11.5 hereof without the consent of each Lender directly and adversely affected thereby;
(v)release all or substantially all of the Collateral or all or substantially all of the Guarantors under the Guaranty (other than in accordance with the provisions of this Agreement) without the consent of all Lenders;
(vi)release any Borrower without the consent of all Lenders; or
(vii)amend, modify or waive any provision of Article XIV or any other provision affecting the rights, duties or obligations of Agent without the consent of Agent.
(c)Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
3.Successors and Assigns; Participations; New Lenders.
(a)This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
(b)Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Loans to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Loans held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) the Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to any Lender which granted an interest in its Loans or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Loans hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with the prior written consent of Borrowing Agent and such Participant acknowledges that it is entitled to no greater rights hereunder and under the Other Documents than the applicable Lender, and (ii) in no event shall the Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Loans or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Loans. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations hereunder or under any Other Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan or other Obligation is in registered form under Treas. Reg. Section 5f.103‑1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)Any Lender, with notice to Agent, may sell, assign and transfer all or any part of its rights and obligations under or relating to Loans under this Agreement and the Other Documents to one or more additional Persons (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to an Assignment Agreement, executed by a Purchasing Lender and the transferor Lender, and acknowledged by Agent and delivered to Agent for recording, provided, however, that (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans under this Agreement in which such Lender has an interest and (ii) the consent of Borrowing Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any such sale, assignment or transfer by a Lender unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided, further, that Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within seven (7) Business Days after having received prior written notice thereof. Upon such execution, delivery, acknowledgment and recording, from and after the transfer effective date determined pursuant to such Assignment Agreement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender thereunder as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement, the Assignment Agreement creating a novation for that purpose. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(d)Any Lender, with notice to Agent, may directly or indirectly sell, assign and transfer all or any portion of its rights and obligations under or relating to Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to an Assignment Agreement modified as appropriate to reflect the interest being assigned (“Modified Assignment Agreement”), executed by any intermediate purchaser, the Purchasing CLO, and the transferor Lender, as appropriate and delivered to Agent for recording (it being acknowledged that Agent may accept such Modified Assignment Agreement on its face and shall not be liable for any differences in form between the Assignment Agreement and the Modified Assignment Agreement). Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Assignment Agreement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Assignment Agreement and recordation in the Register, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Assignment Agreement, be released from its obligations under this Agreement, the Modified Assignment Agreement creating a novation for that purpose. Such Modified Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)Agent, acting as a non-fiduciary agent of the Loan Parties, shall maintain at its address a copy of each Assignment Agreement and Modified Assignment Agreement delivered to it and the Register for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other amounts due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO; provided that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(f)Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party; provided that such Transferee or prospective Transferee shall agree to be bound by the provisions of Section 16.15 hereof.
(g)Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
4.Application of Payments
. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
5.Indemnity
.
(a)Each Loan Party, jointly and severally, shall defend, protect, indemnify, pay, save and hold harmless Agent (and any sub-agent thereof), each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs (including settlement costs and the costs of enforcing this indemnity), charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Loans and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent or any Lender under this Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party or any Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with any Real Property owned or leased by any Loan Party, any Hazardous Discharge, the presence of any Hazardous Materials affecting any Real Property owned or leased by any Loan Party (whether or not the same originates or emerges from such Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any Real Property owned or leased by any Loan Party under any Environmental Laws and any loss of value of such Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. The Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at any Real Property owned or leased by any Loan Party, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. The foregoing to the contrary notwithstanding, (A) the Loan Parties shall have no obligation to any Indemnified Party under this Section 16.5 with respect to any Claims that (I) a court of competent jurisdiction determines by a final and non-appealable judgment or order to have resulted from the gross negligence or willful misconduct of such Indemnified Party; (II) result from disputes solely between or among the Lenders or from disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the provisions of this Section 16.5 shall extend to Agent (but not the Lenders) relative to disputes between or among Agent, on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, and (B) any obligation for any Claim with respect to legal counsel shall be limited to the reasonable and documented fees, charges and disbursements of (I) one primary counsel and any special and local counsel for Agent and one primary counsel and any special and local counsel for the other Indemnified Parties and (II) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Indemnified Parties. This Section 16.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)To the extent that the Borrowers for any reason fail to indemnify Agent or pay any amount required under Section 16.5(a) or Section 16.9 to be paid by them to Agent (or any sub-agent thereof) and its officers, directors, Affiliates, attorneys, employees and agents, each Lender severally agrees to indemnify Agent from and against any all Claims which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document and pay to Agent (or any such sub-agent) or its officers, directors, Affiliates, attorneys, employees and agents, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of outstanding Loans of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified Claim, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any of its officers, directors, Affiliates, attorneys, employees and agents acting for Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 16.5(b) are several and not joint.
6.Notice
. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which the Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:
(a)In the case of hand-delivery, when delivered;
(b)If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(d)In the case of electronic transmission, when actually received;
(e)In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and
(f)If given by any other means (including by overnight courier), when actually received.
Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)    If to Agent at:

U.S. Bank National Association
214 N. Tryon Street, 27th Floor
Charlotte, North Carolina 28202
Attention: CDO Trust Services/ James Hanley Facsimile No. (704) 335-4670
Telephone No. (302) 576-3714
Email: james.hanley1@usbank.com

(B)    If to Borrowing Agent or any Loan Party:

Quantum Corporation 224 Airport Parkway, Suite 550 San Jose, CA 95110 Attention: Shawn Hall Facsimile: (408) 944-6581

with a copy to:

Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Attention: Tad J. Freese, Esq. Facsimile: (650) 463-2600

(C)	If to a Lender, to it at its address (or facsimile number) set forth on the signature pages hereof or as otherwise provided in an Assignment Agreement or a Notice provided hereunder.

7.Survival
. The obligations of the Loan Parties under Sections 3.5, 3.6, 3.7, 3.8, 16.5 and 16.9 hereof and the obligations of Lenders under Sections 14.8 and 16.5 hereof shall survive termination of this Agreement and the Other Documents and the Payment in Full of the Obligations and the resignation or replacement of Agent.
8.Severability
. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
9.Expenses
. The Loan Parties shall pay (a) all reasonable and documented out-of-pocket expenses incurred by Agent and Lenders (including the reasonable and documented fees, charges and disbursements of one primary counsel and any special and local counsel to Agent and one primary counsel and any special and local counsel to Lenders), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the Lenders’ due diligence investigation, the preparation, negotiation, execution, delivery and administration of this Agreement, the Other Documents, the Warrants and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by Agent or any

Lender (including the reasonable and documented fees, charges and disbursements of (x) one primary counsel and any special and local counsel for Agent and one primary counsel and any special and local counsel for Lenders and (y) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Lenders), and shall pay all fees and time charges for attorneys who may be employees of Agent in connection with the enforcement or protection of its rights in connection with this Agreement and the Other Documents, including its rights under this Section, (c) all documented out-of-pocket expenses incurred by Agent or any Lender (including the reasonable and documented fees, charges and disbursements of (x) one primary counsel and any special and local counsel for Agent and one primary counsel and any special and local counsel for Lenders and (y) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Lenders), in connection with the enforcement or protection of its rights in connection with the Loans issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (d) all reasonable and documented out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.
10.Injunctive Relief
. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent and Lenders, if Agent or the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
11.Consequential Damages
. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document. Neither Quantum nor any of its Subsidiaries, nor any agent or attorney for any of them, shall be liable to any Lender or the Agent (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document; provided that the foregoing shall not limit the indemnification obligations of the Borrowers under Section 16.5 or limit the rights or remedies of Agent and Lenders under Article XI hereof, Applicable Law or otherwise.
12.Captions
. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
13.Counterparts; Electronic Signatures
.
(a)This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. In proving this Agreement or any Other Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.
(b)Agent is authorized and permitted to accept directions, certificates, requisitions, statements, notices, approvals, consents, requests, instructions, and any other communications (collectively, “Communications”) including but not limited to investment, account transfer, and payment instructions, via e-mail from an authorized corporate e-mail address as listed on an incumbency certificate provided by the applicable party to Agent.  Any Loan Party or any Lender may deliver any Communications, including but not limited to investment, account transfer, and payment instructions, to Agent via e-mail, provided that such comes from one of the persons authorized on the incumbency certificate delivered pursuant to this section and from the respective authorized e-mail address.  Any Communication via e-mail from the persons authorized on such incumbency certificate shall be considered signed by the person or persons designated by the applicable party. Agent is authorized and permitted to accept Communications, including but not limited to investment, account transfer, and payment instructions, provided via electronic signature.  Any Loan Party or any Lender may authorize or sign any Communications, including but not limited to investment, account transfer, and payment instructions, for Agent using electronic signatures.  Any electronic signature document delivered via email from a person authorized on the incumbency certificate delivered pursuant to this section shall be considered signed or executed by such person on behalf of the applicable party.
(c)Each of the Loan Parties, Agent and Lenders agrees on behalf of itself, and any Person acting or claiming by, under or through such party, that any written instrument delivered in connection with this Agreement, any Other Document or any related document, including without limitation any amendments or supplements to such documents, may be executed by electronic methods (whether by .pdf scan or utilization of an electronic signature platform or application). Any electronic signature document delivered via email from a person authorized on an incumbency certificate provided by any party to Agent shall be considered signed or executed by such person on behalf of the such party. Each of the Loan Parties and the Lenders agrees to assume all risks arising out of the use of electronic methods for all purposes including the authorization, execution, delivery, or submission of documents, instruments, notices, directions, instructions, reports, opinions and certificates to Agent, including without limitation the risk of Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.
14.Construction
. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
15.Confidentiality; Sharing Information
.
(a)Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, so long as such examiners are informed of the confidential nature of such information; (b) to its Affiliates, outside auditors, counsel, other professional advisors and actual and potential financing sources, so long as such Affiliates, outside auditors, counsel, other professional advisors or actual or potential financing sources either have a legal obligation to keep such information confidential or agree to comply with the provisions of this Section 16.15; (c) to Agent or any Lender; (d) to any prospective Transferees, so long as such prospective

Transferees agree to comply with the provisions of this Section 16.15; (e) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; (f) in connection with the exercise of any remedies hereunder or under any Other Document or the enforcement of rights hereunder or thereunder; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of Borrowers; or (i) to the extent that such information (x) becomes publicly available other than as a result of a breach of this Section 16.15, (y) becomes available to Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrowers other than as a result of a breach of this Section 16.15 or (z) was independently developed by Agent, any Lender or any of their respective Affiliates; provided further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been Paid in Full and this Agreement has been terminated. In addition, Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and Lenders in connection with the administration of this Agreement, the Other Documents and the Loans. Notwithstanding anything herein to the contrary, the information subject to this Section 16.15 shall not include, and Agent and Lenders may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Loans, the Transactions and the other transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or Lenders relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that in either case contains information concerning such “tax treatment” or “tax structure” as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such “tax treatment” or “tax structure.”
(b)Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.
16.No Publicity
. Except as otherwise permitted herein, each Loan Party agrees not to disclose to third parties (other than Persons who have a “need to know” in connection with the Transactions), the existence or terms and conditions of this Agreement or the Other Documents, unless required by law or with the written permission of the Lenders. Each Loan Party shall direct its officers, directors, Affiliates, attorneys, employees and agents to comply with the terms of this section, and the Loan Parties will be responsible for any breach of the terms of this paragraph by any of such Persons. This provision shall survive any termination of this Agreement.

Each Loan Party agrees that legal remedies available at law or in equity to the Lenders, including injunctive relief, may be appropriate in the event of a breach of this provision by any Loan Party.
17.Certifications From Banks and Participants; USA PATRIOT Act.
(a)Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) at such other times as are required under the USA PATRIOT Act.
(b)The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act, any other Anti-Terrorism Law, and any other “know your customer” rules and regulations.
18.Anti-Terrorism Laws
.
(a)Each Loan Party represents and warrants that (i) no Covered Entity and, to the knowledge of the Loan Parties, no agent of any Covered Entity, is a Sanctioned Person and (ii) no Covered Entity and, to the knowledge of the Loan Parties, no agent of any Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent and Lenders in writing upon the occurrence of a Reportable Compliance Event.
19.Acknowledgment and Consent to Bail-In of EEA Financial Institutions
. Notwithstanding anything to the contrary contained in this Agreement, any Other Document, or any other agreement, arrangement or understanding among any Agent, Lenders and the Loan Parties, Agent, each Lender and each Loan Party acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution.

XVII	GUARANTY.
1.Guaranty
. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each Guarantor shall be liable under its guarantee set forth in this Section 17.1, without any limitation as to amount, for all present and future Obligations, including specifically all future increases in the outstanding amount of the Loans or other Obligations and other future increases in the Obligations, whether or not any such increase is committed, contemplated or provided for by this Agreement or the Other Documents on the date hereof. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Obligations (including, without limitation, interest, Prepayment Premium, fees, costs and expenses) that would be owed by any other obligor on the Obligations but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy proceeding involving such other obligor because it is the intention of the Guarantors and Secured Parties that the Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers or any other Guarantor of any portion of such Obligations. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.
2.Waivers
. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than the Payment in Full of the Obligations and any defense that any other guarantee or security was or was to be obtained by Agent.
3.No Defense
. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto or of all or any part of the Obligations or of any collateral security therefor shall affect or impair this Guaranty or be a defense hereunder.
4.Guaranty of Payment

. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent or Lenders shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.
5.Liabilities Absolute
. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:
(a)the validity or enforceability of this Agreement or any Other Document, any of the Obligations or any other guaranty or right of offset with respect thereto at any time or from time to time held by Agent or any Lender;
(b)any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
(c)any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset thereagainst, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;
(d)the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;
(e)any change, reorganization or termination of the corporate structure or existence of Borrower or any Guarantor or any of their Subsidiaries and any corresponding restructuring of the Obligations;
(f)any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof,

and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;
(g)any exercise of remedies with respect to any security for the Obligations (including, without limitation, any collateral, including the Collateral, securing or purporting to secure any of the Obligations) at such time and in such order and in such manner as Agent and the other Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have;
(h)any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of Disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and
(i)any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Loans or other financial accommodations to the Loan Parties pursuant to this Agreement and/or the Other Documents.
6.Waiver of Notice
. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions (in each case other than the defense of Payment in Full of the Obligations).
7.Agent’s Discretion
. Agent may (at the direction of Required Lenders) at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.
8.Reinstatement
.
(a)The Guaranty provisions set forth herein shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Persons.

(b)Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.
(c)No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.
(d)If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.
(e)All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to Payment in Full of the Obligations. Except to the extent prohibited otherwise by this Agreement, if an Event of Default shall have occurred and be continuing, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate when the Obligations are Paid in Full and this Agreement is irrevocably terminated.
(f)Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees that, after the occurrence and during the continuance of an Event of Default, it shall make no payments to any Guarantor without the prior written consent of Required Lenders. Each Loan Party agrees to give full effect to the provisions hereof.
9.Limitation on Obligations Guaranteed
.
(a)Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Article XVII hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 17.1 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Guaranty set forth herein and the obligations of each Guarantor hereunder. To effectuate the foregoing, Agent and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor in respect of the Guaranty set forth in Section 17.1 hereof at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guaranty set forth in Section 17.1 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the Guaranty under Section 17.1 hereof will be deemed to be enforceable and payable after the Guaranty under Section 17.1 hereof. To the fullest extent permitted by applicable law, this Section 17.9(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interests in such Guarantor.
(b)Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 17.9(a) without impairing the Guaranty contained in this Article XVII or affecting the rights and remedies of any Secured Party hereunder.
10.Financial Condition of Borrower and other Guarantors

. Any Loan may be made to Borrowers or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower or any other Guarantor at the time of any such grant or continuation. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower or any other Guarantor. Each Guarantor has adequate means to obtain information from Borrowers and each other Guarantor on a continuing basis concerning the financial condition of each Borrower and each other Guarantor and its ability to perform its obligations under this Agreement and the Other Documents, and each Guarantor assumes responsibility for being and keeping informed of the financial condition of each Borrower and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower or any other Guarantor now known or hereafter known by any Secured Party.
11.Bankruptcy, Etc.
Until Payment in Full, no Guarantor shall, without the prior written consent of Required Lenders, commence or join with any other person in commencing any bankruptcy proceeding of or against any Borrower or any other Guarantor. The Obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or bankruptcy proceeding, voluntary or involuntary, involving any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any interest, fees, costs, expenses or other Obligations accruing or arising after the date on which such case or proceeding is commenced.
[signature pages follow]